Exhibit 2.1

FORM OF

MASTER SEPARATION AGREEMENT

by and between

SARA LEE CORPORATION

D.E MASTER BLENDERS 1753 B.V.

and

DE US, INC.

Dated as of             , 2012

i

ANNEXES

Annex I	Internal Reorganization

EXHIBITS

Exhibit A	Form of Contribution Agreement
Exhibit B	Form of Employee Matters Agreement
Exhibit C	Form of CoffeeCo Amended and Restated Bylaws
Exhibit D	Form of CoffeeCo Restated Certificate of Incorporation
Exhibit E	Form of Tax Sharing Agreement
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of Intellectual Property Separation Agreement
Exhibit H	Form of Agreement and Plan of Merger
Exhibit I	Form of DutchCo Articles of Association
Exhibit J	Form of Section 525 Certifications

SCHEDULES

Schedule 1.1(A)	Assumed Actions
Schedule 1.1(B)	Additional Assumed Actions
Schedule 1.1(C)	CoffeeCo Subsidiaries
Schedule 1.1(D)	Expressly Retained Subsidiaries and other Assets
Schedule 1.1(E)	Designated CoffeeCo Liabilities
Schedule 1.1(F)	Designated Sara Lee Liabilities
Schedule 1.1(G)	Certain Intellectual Property
Schedule 3.6	CoffeeCo Board
Schedule 3.7	DutchCo Board
Schedule 9.1	Separation Expenses
Schedule 10.2(C)	Designated CoffeeCo Agreements
Schedule 10.3(C)	Designated Sara Lee Agreements
Schedule 10.3(E)	Sara Lee Information in Form F-1 Registration Statement or Prospectus
Schedule 10.3(F)	Sara Lee Information in European Union Listing Prospectus

FORM OF

MASTER SEPARATION AGREEMENT

This MASTER SEPARATION AGREEMENT (this “Agreement”) is made as of             , 2012 by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), DE US, Inc., a Delaware corporation (“CoffeeCo”), and, as of the date hereof, a wholly-owned subsidiary of Sara Lee, and D.E MASTER BLENDERS 1753 B.V., a private company with limited liability with corporate seat in Joure (Skarsterlân), The Netherlands (“DutchCo”).

WHEREAS, Sara Lee, through the CoffeeCo Subsidiaries (as hereinafter defined), the Transferred Subsidiaries (as hereinafter defined) and the Transferred Business Assets (as hereinafter defined) is engaged in the business of producing and selling high-quality, innovative coffee and tea products, as described more fully in the Form F-1 Registration Statement (as hereinafter defined);

WHEREAS, the board of directors of Sara Lee (the “Sara Lee Board”) has determined that it would be advisable and in the best interests of Sara Lee and its stockholders for Sara Lee to reorganize CoffeeCo such that, among other things, Sara Lee shall contribute to CoffeeCo (i) 100% of the ownership interests of the Transferred Subsidiaries and (ii) the Transferred Business Assets, in each case to the extent not already owned by CoffeeCo, as of the date hereof;

WHEREAS, the Sara Lee Board has determined that it would be advisable and in the best interests of Sara Lee and its stockholders for Sara Lee to distribute on a pro rata basis to the holders of shares of Sara Lee’s common stock, par value $0.01 per share (the “Sara Lee Shares”), without any consideration being paid by the holders of such Sara Lee Shares, all of the outstanding shares of CoffeeCo common stock, par value $0.01 per share (the “CoffeeCo Shares”), owned by Sara Lee as of the Distribution Date (as hereinafter defined);

WHEREAS, the CoffeeCo Board (as hereinafter defined) has determined that it would be advisable and in the best interests of CoffeeCo and its stockholders for CoffeeCo to declare and distribute on a pro rata basis to the holders of record of CoffeeCo Shares immediately after the Distribution (as hereinafter defined) a cash dividend of $3.00 per share to be paid to such record holders after the Distribution and prior to the Merger (as hereinafter defined), which dividend is conditioned upon the occurrence of the Distribution and the closing of the Special Dividend Financing (as hereinafter defined) (the “CoffeeCo Special Dividend”);

WHEREAS, pursuant to an Agreement and Plan of Merger, entered into on or about the date hereof, by and between the Parties (as hereinafter defined) and DEMB Merger Company, a wholly-owned subsidiary of DutchCo (the “Merger Agreement”), after the Distribution and the payment of the CoffeeCo Special Dividend, CoffeeCo will merge with DEMB Merger Company (the “Merger”), with CoffeeCo continuing as the surviving corporation, and CoffeeCo Shares shall be exchanged for the ordinary shares of DutchCo, par value €0.12 per share (the “DutchCo Shares”), which will be distributed to the holders of CoffeeCo Shares on the terms and subject to the conditions in this Agreement and the Merger Agreement;

WHEREAS, it is the intention of the Parties that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), that is taxable to U.S. stockholders under Section 367 of the Code;

WHEREAS, this Agreement and the other transactions contemplated hereby, including the Distribution, are conditions to the consummation of the Merger;

WHEREAS, it is the intention of the Parties that the CoffeeCo Contribution (as hereinafter defined), the Distribution, and the Debt Exchange (as hereinafter defined) qualify as a reorganization within the meaning of Sections 355, 368(a)(1)(D) and 361 of the Code;

WHEREAS, this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-3(a); and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Separation (as hereinafter defined) and certain other agreements that will govern the relationship of Sara Lee, CoffeeCo and DutchCo following the Separation.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“AAA” has the meaning set forth in Section 12.4(a).

“Action” means any action, claim, demand, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any arbitral body or any court, grand jury or other Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person. Unless the context otherwise requires, the Sara Lee Parties, on the one hand, and the CoffeeCo Parties, on the other, shall not be Affiliates of the other prior to the Distribution Date for purposes hereof. After the Separation, DutchCo and Sara Lee shall not be deemed to be under common Control for purposes hereof due solely to the fact that DutchCo and Sara Lee have common stockholders.

“After Tax Amount” shall have the meaning set forth in the Tax Sharing Agreement.

“AFM” has the meaning set forth in Section 2.1(b).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Applicable Deadline” has the meaning set forth in Section 12.3(c).

“Arbitration Act” means the United States Arbitration Act, 9 U.S.C. §§ 1 et seq.

“Arbitration Demand Date” has the meaning set forth in Section 12.3(a).

“Arbitration Demand Notice” has the meaning set forth in Section 12.3(a).

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other Third Parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (ii) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property; (iii) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products; (iv) all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise; (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; (vi) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; (vii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person; (viii) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments; (ix) all deposits, letters of credit and performance and surety bonds; (x) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other Third Parties; (xi) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property; (xii) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions; (xiii) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents; (xiv) all prepaid expenses, trade accounts and other accounts and notes receivables; (xv) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent; (xvi) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution; (xvii) all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority; (xviii) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and (xix) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; provided, however, that any rights or assets related to Taxes, which are provided for in the Tax Sharing Agreement and, to the limited extent provided therein with respect to Tax Support Services, the Transition Services Agreement, shall not be an Asset.

“Assumed Actions” means those Actions (i)(a) in which any Sara Lee Party or any of its Affiliates is a defendant or the party against whom the claim or investigation is directed and (b) that primarily relate to the CoffeeCo Business, including those Actions listed on Schedule 1.1(A) or (ii) not primarily related to the CoffeeCo Business but arising out of or related to the Designated CoffeeCo Liabilities, including those Actions listed on Schedule 1.1(B).

“Chair” has the meaning set forth in Section 12.4(c).

“Claims Administration” means the processing of claims made under Policies, including the reporting of claims to the insurance carrier, management and defense of claims and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” has the meaning set forth in Section 8.1(b).

“Code” has the meaning set forth in the Recitals.

“CoffeeCo” has the meaning set forth in the first paragraph of this Agreement.

“CoffeeCo Amended and Restated Bylaws” means the amended and restated bylaws of CoffeeCo, the form of which is attached hereto as Exhibit C.

“CoffeeCo Balance Sheet” means the unaudited combined balance sheet of CoffeeCo as of December 31, 2011 included in the Prospectus.

“CoffeeCo Board” means the board of directors of CoffeeCo.

“CoffeeCo Business” means all businesses and operations of the CoffeeCo Parties, including any Former Businesses owned, in whole or in part, or operated, in whole or in part, by any of the CoffeeCo Parties but excluding any Former Businesses now owned or operated by any Sara Lee Party and any North American Former Business without regard to whether the owner was a Sara Lee Party or a CoffeeCo Party.

“CoffeeCo Contingent Gain” means any claim or other right of any Sara Lee Party or CoffeeCo Party that substantially or exclusively relates to the CoffeeCo Business, whenever arising, against any Person other than a Sara Lee Party. A claim or right meeting the foregoing definition shall be considered a CoffeeCo Contingent Gain regardless of whether there was any Action pending, threatened or contemplated as of the Distribution Date with respect thereto. Notwithstanding the foregoing, no matters relating to Taxes (which are governed solely by the Tax Sharing Agreement and the Transition Services Agreement) shall be deemed to be a CoffeeCo Contingent Gain.

“CoffeeCo Contracts” means the following Contracts, whether or not in writing, except for any such Contract that is explicitly retained by a Sara Lee Party pursuant to any provision of this Agreement or any Transaction Agreement: (i) any contract or agreement entered into in the name of, or expressly on behalf of, a CoffeeCo Party; (ii) any contract or agreement that relates substantially or exclusively to the CoffeeCo Business; (iii) any Contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Transaction Agreements to be assigned to a CoffeeCo Party; (iv) any guarantee, indemnity, representation, warranty or other Liability of a CoffeeCo Party or Sara Lee Party in respect of any other CoffeeCo Contract, any CoffeeCo Liability or the CoffeeCo Business (including guarantees of financing incurred by customers or other Third Parties in connection with purchases of products or services from the CoffeeCo Business); (v) any CoffeeCo Financial Instrument, together with all rights relating thereto; and (vi) the Designated CoffeeCo Agreements.

“CoffeeCo Contribution” shall have the meaning set forth in the Contribution Agreement.

“CoffeeCo Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange Contracts, letters of credit and similar instruments primarily related to the CoffeeCo Business under which any Sara Lee Party has any primary, secondary, contingent, joint, several or other Liability.

“CoffeeCo Formation” means the election by SL/DE US LLC, the predecessor to CoffeeCo, to elect to be treated as a corporation for U.S. federal income tax purposes as of December 3, 2011.

“CoffeeCo Indemnified Parties” has the meaning set forth in Section 10.3.

“CoffeeCo Insured Party” means any CoffeeCo Party that is a named insured, additional named insured or insured under any Shared Policy.

“CoffeeCo Liabilities” means, without duplication, (a) all Liabilities of the CoffeeCo Parties to the extent based upon or arising out of the CoffeeCo Business or the Transferred Business Assets (including the Assumed Actions, but excluding the Designated Sara Lee Liabilities), (b) all Liabilities of the Sara Lee Parties to the extent based upon or arising out of the CoffeeCo Business or the Transferred Business Assets (including the Assumed Actions, but excluding the Designated Sara Lee Liabilities), (c) all Liabilities based upon or arising out of the CoffeeCo Financial Instruments, (d) all outstanding Liabilities included on the CoffeeCo Balance Sheet or in the notes thereto and all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of CoffeeCo, or the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of the nature and type of Liabilities included on the CoffeeCo Balance Sheet; it being understood that to the extent the amount of any Liability included on the CoffeeCo Balance Sheet or the notes thereto was an estimate thereof, the actual amount of such Liability (rather than the estimated amount) shall be deemed to be a CoffeeCo Liability for purposes of clause (d) and (e) all Designated CoffeeCo Liabilities.

“CoffeeCo Parties” means CoffeeCo, the CoffeeCo Subsidiaries, the Transferred Subsidiaries, DutchCo and any other Subsidiary of CoffeeCo or DutchCo (including those formed or acquired after the date hereof).

“CoffeeCo Restated Certificate of Incorporation” means the restated certificate of incorporation of CoffeeCo, the form of which is attached hereto as Exhibit D.

“CoffeeCo Securities” means the securities issued by CoffeeCo with terms substantially equivalent to the New Sara Lee Securities (other than those terms related to the assumption of the New Sara Lee Securities by CoffeeCo).

“CoffeeCo Shares” has the meaning set forth in the Recitals.

“CoffeeCo Special Dividend” has the meaning set forth in the Recitals.

“CoffeeCo Spin-Related Costs” has the meaning set forth in Section 9.1.

“CoffeeCo Subsidiaries” means, collectively, the Subsidiaries set forth on Schedule 1.1(C) and each Subsidiary of any of the foregoing, excluding, for the avoidance of doubt, the Subsidiaries set forth on Schedule 1.1(D).

“CoffeeSub Creditors” means, collectively, the following subsidiaries: Sara Lee France Finance SAS, DEF Finance SNC, Sara Lee UK Holdings Limited, Sara Lee Hungary Zrt., Sara Lee Coffee & Tea France S.N.C. and Sara Lee Australia Pty Ltd.

“CoffeeSub Loans” means collectively, (a) the EUR 280 million principal amount loan outstanding between DEF Finance SNC as lender and Sara Lee as borrower, (b) the EUR 260 million principal amount loan outstanding between Sara Lee France Finance SAS as lender and Sara Lee as borrower and (c) any other loan amounts outstanding between the CoffeeSub Creditors as lenders and Sara Lee as borrower.

“Confidential Information” means any of the following:

(a) any information that is competitively sensitive material or otherwise of value to any Sara Lee Party or CoffeeCo Party and not generally known to the public, including product planning information, marketing strategies, plans, consumer or customer relationships, consumer or customer profiles, sales estimates, pricing models, hedging practices, business plans and internal performance results relating to the past, present or future business activities of any Sara Lee Party or CoffeeCo Party or the consumers, customers, clients or suppliers of any of the foregoing;

(b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords any Sara Lee Party or CoffeeCo Party a competitive advantage over its competitors; or

(c) any confidential or proprietary concepts, ideas, know-how, concepts, methods, processes, formulae, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, trade secrets or other proprietary information, whether or not patentable or copyrightable.

Confidential Information includes all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, computer programs and data, specifications, bills of material, equipment, prototypes and models and any other tangible manifestation (including data in computer or other digital or electric format) of the foregoing.

“Contract” means any written or oral contract, agreement, lease, license, sublicense, commitment, understanding, arrangement, assignment or indemnity, including any amendment thereto, invoice, purchase order, bid and quotation.

“Contribution” has the meaning set forth in the Contribution Agreement.

“Contribution Agreement” means the agreement in the form of Exhibit A pursuant to which the Transferred Business Assets will or have been contributed to CoffeeCo.

“Control” means, as to any Person, the direct or indirect power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled by” and “under common Control” have correlative meanings.

“Conveyancing Instruments” has the meaning set forth in Section 3.8.

“Debt Exchange” means (i) the satisfaction or repayment of Sara Lee’s obligations under the New Sara Lee Securities pursuant to the terms of the New Sara Lee Securities in exchange for an equivalent principal amount of CoffeeCo Securities and (ii) the retirement of the CoffeeSub Loans in exchange for an equivalent principal amount of CoffeeCo Securities.

“Designated CoffeeCo Agreement” means those agreements as set forth on Schedule 10.2(C).

“Designated CoffeeCo Liability” means any Liability arising out of or related to a Non-North American Former Business and those Liabilities as set forth on Schedule 1.1(E).

“Designated Sara Lee Agreement” means those agreements as set forth on Schedule 10.3(C).

“Designated Sara Lee Liability” means any Liability arising out of or related to a North American Former Business and those Liabilities as set forth on Schedule 1.1(F).

“Distribution” has the meaning set forth in Section 4.2.

“Distribution Date” means the date determined by the Sara Lee Board in accordance with Section 4.1 as the date as of which the Distribution will be effected.

“DutchCo” has the meaning set forth in the first paragraph of this Agreement.

“DutchCo Articles of Association” means the articles of association of DutchCo, the form of which is attached hereto as Exhibit I.

“DutchCo Board” means the board of directors of DutchCo.

“DutchCo Shares” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 4.2.

“Employee Contract” means any Contract between a Party and a current or former employee of any Party.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into between Sara Lee, CoffeeCo and DutchCo, the form of which is attached hereto as Exhibit B.

“Escalation Notice” has the meaning set forth in Section 12.2(a).

“Estimated Schedule of Expenses” has the meaning set forth in Section 9.1.

“Euronext Amsterdam” has the meaning set forth in Section 2.1(d).

“European Union Listing Prospectus” means the European Union listing prospectus filed by DutchCo with the AFM to effect the listing of DutchCo Shares on Euronext Amsterdam and conforming with the requirements of the European Union Prospectus Directive (2001/73EC) (including all amendments or supplements thereto).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means Computershare Shareowner Services LLC.

“Exchange Agent Agreement” has the meaning set forth in Section 2.4.

“Excluded Assets” means any Assets that are not expressly contemplated by this Agreement or any Transaction Agreement as Assets to be transferred to the CoffeeCo Parties, including any Sara Lee Contingent Gain and the Subsidiaries and other Assets expressly set forth on Schedule 1.1(D). The Parties acknowledge and agree that no CoffeeCo Party will acquire any right, title and interest in any Excluded Assets.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FIFO Basis” means, with respect to the payment of Unrelated Claims pursuant to the same Shared Policy, the payment in full of each successful claim (regardless of whether a Sara Lee Insured Party or a CoffeeCo Insured Party is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable Shared Policy is met.

“Final Schedule of Expenses” has the meaning set forth in Section 9.1.

“Form F-1 Registration Statement” means the registration statement on Form F-1 filed by DutchCo with the SEC to effect the registration of the DutchCo Shares under the Securities Act (including all amendments or supplements thereto, in each case filed with the SEC prior to the Distribution Date).

“Former Business” means any corporation, partnership, entity, division, business unit or business within the definition of Rule 11-01(d) of Regulation S-X (in each case, including any Assets and Liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part).

“Governmental Approvals and Consents” means any notices, reports or other filings to be made with or to, or any consents, registrations, approvals, permits, clearances or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state or local, or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization or any court, tribunal or judicial or arbitral body.

“Indemnifiable Losses” means Losses that are indemnifiable under Article X.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indemnity Reduction Amounts” has the meaning set forth in Section 10.5(a).

“Information” has the meaning set forth in Section 11.1(a).

“Intellectual Property” means all intellectual property and industrial property rights throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) trade secrets and other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, and (v) rights of publicity, privacy, and rights to personal information.

“Intellectual Property Separation Agreement” means the Intellectual Property Separation Agreement to be entered into between Sara Lee and CoffeeCo, the form of which is attached hereto as Exhibit G.

“Intercompany Agreements” means any Contract, other than any agreement or amendment thereto contemplated by Section 6.2, this Agreement or any Transaction Agreement and any agreement contemplated hereby or thereby, between one or more of the Sara Lee Parties, on the one hand, and one or more of the CoffeeCo Parties, on the other hand, entered into prior to the Distribution.

“Intercompany Indebtedness” means outstanding intercompany debt balances between the Sara Lee Parties, on one hand, and the CoffeeCo Parties, on the other hand, including intercompany cash management loan balances, but excluding (i) CoffeeSub Loan balances that will be satisfied with CoffeeCo Securities in connection with the Debt Exchange and (ii) the indebtedness expressly assumed by CoffeeCo in connection with the Contribution.

“Internal Reorganization” means the transactions described in Annex I.

“IRS” means the Internal Revenue Service.

“Liabilities” means any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract, and excluding Taxes, liabilities for Taxes and contractual liabilities for any indemnity obligation relating to Taxes, which are provided for in the Tax Sharing Agreement.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals, the form of which is attached hereto as Exhibit H.

“Merger Effective Time” has the meaning set forth in the Merger Agreement.

“New Sara Lee Securities” means up to $650 million aggregate principal amount of securities of Sara Lee issued to third party lenders no later than             , 2012, which are to be exchanged for CoffeeCo Securities pursuant to their terms in the Debt Exchange.

“Non-North American Former Business” means a Former Business whose business and operations primarily related to countries or territories outside of North America.

“North American Former Business” means a Former Business whose business and operations primarily related to countries within North America.

“NYSE” means the New York Stock Exchange.

“Occurrence Basis Policies” has the meaning set forth in Section 8.1(b).

“Out-of-Pocket Expenses” means expenses involving a payment to a Third Party (other than an employee of the Party making the payment).

“Party” means Sara Lee, CoffeeCo or DutchCo, as applicable.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, entity, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Policies” means all insurance policies, insurance Contracts and claim administration Contracts of any kind of the Sara Lee Parties and their predecessors which were or are in effect at any time at or prior to the Effective Time (other than insurance policies, insurance Contracts and claim administration Contracts established in contemplation of the Distribution to cover only the CoffeeCo Parties after the Effective Time), including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

“Prime Rate” means the rate that the Wall Street Journal (or any successor thereto or other major money center commercial bank agreed to by the Parties) announces from time to time as its prime lending rate, as in effect from time to time.

“Privilege” has the meaning set forth in Section 11.9(a).

“Privileged Information” has the meaning set forth in Section 11.9(a).

“Prospectus” means the prospectus included in the Form F-1 Registration Statement, which is to be sent by DutchCo to holders of Sara Lee Shares in connection with the Separation.

“Record Date” means 5:00 p.m. Central Time on the date determined by the Sara Lee Board as the record date for the Distribution.

“Related Claims” means a claim or claims against a Shared Policy made by one or more CoffeeCo Insured Parties, on the one hand, and one or more Sara Lee Insured Parties, on the other hand, filed in connection with Losses suffered by either a CoffeeCo Insured Party or a Sara Lee Insured Party, as the case may be, arising out of the same underlying transaction or series of transactions or event or series of events that have also given rise to Losses suffered by a Sara Lee Insured Party or a CoffeeCo Insured Party, as the case may be, which Losses are the subject of a claim or claims by such Sara Lee Insured Party or CoffeeCo Insured Party, as the case may be, against a Shared Policy.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Sara Lee” has the meaning set forth in the first paragraph of this Agreement.

“Sara Lee Board” has the meaning set forth in the Recitals.

“Sara Lee Business” means all businesses and operations of the Sara Lee Parties and the CoffeeCo Parties, other than the CoffeeCo Business.

“Sara Lee Contingent Gain” means any claim or other right of any Sara Lee Party or CoffeeCo Party that substantially or exclusively relates to the Sara Lee Business, whenever arising, against any Person other than a CoffeeCo Party. A claim or right meeting the foregoing definition shall be considered a Sara Lee Contingent Gain regardless of whether there was any Action pending, threatened or contemplated as of the Distribution Date with respect thereto. Notwithstanding the foregoing, no matters relating to Taxes (which are governed solely by the Tax Sharing Agreement and, to the limited extent provided therein with respect to Tax Support Services, the Transition Services Agreement) shall be deemed to be a Sara Lee Contingent Gain.

“Sara Lee Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange Contracts, letters of credit and similar instruments that are not primarily related to the CoffeeCo Business under which any CoffeeCo Party has any primary, secondary, contingent, joint, several or other Liability.

“Sara Lee Indemnified Parties” has the meaning set forth in Section 10.2.

“Sara Lee Insured Party” means any Sara Lee Party that is a named insured, additional named insured or insured under any Shared Policy.

“Sara Lee Liabilities” means, without duplication, all Liabilities of the Sara Lee Parties and the CoffeeCo Parties, other than the CoffeeCo Liabilities.

“Sara Lee Parties” means Sara Lee and its Subsidiaries (including those formed or acquired after the date hereof), other than the CoffeeCo Parties.

“Sara Lee Shares” has the meaning set forth in the Recitals.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” means, collectively, the transactions contemplated by this Agreement, including the Internal Reorganization, the CoffeeCo Contribution, the Distribution, the CoffeeCo Special Dividend, the Merger and the other transactions contemplated by the Transaction Agreements.

“Shared Contract” has the meaning set forth in Section 6.2(a).

“Shared Policies” has the meaning set forth in Section 8.1(b).

“Skadden” has the meaning set forth in Section 7.1(e).

“Special Dividend Financing” has the meaning set forth in Section 3.1(h).

“Spin-Related Costs” has the meaning set forth in Section 9.1.

“Subsidiary” means, when used with reference to any Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or Controlled by such Person; provided, however, that no corporation or other organization that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person Controls, or has the right, power or ability to Control, that Person. After the Separation, Sara Lee and DutchCo shall not be deemed to be under common Control for purposes hereof due solely to the fact that Sara Lee and DutchCo have common stockholders.

“Surviving Corporation Shares” shall have the meaning set forth in the Merger Agreement.

“Tax” and “Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Representations” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into between Sara Lee, CoffeeCo and DutchCo, the form of which is attached hereto as Exhibit E.

“Tax Support Services” shall have the meaning set forth in the Transition Services Agreement.

“Third Party” means a Person that is not a Party or an Affiliate of any Party.

“Third-Party Claim” has the meaning set forth in Section 10.7(a).

“Third-Party Consents” means any consent, approval or authorization to be obtained from any Person that is not a Governmental Authority.

“Transaction Agreements” means the Conveyancing Instruments, the Merger Agreement, the Employee Matters Agreement, the Intellectual Property Separation Agreement, the Tax Sharing Agreement, the Transition Services Agreement and the Contribution Agreement.

“Transferred Business Assets” means (without duplication) the following Assets, except as otherwise provided herein or in any Transaction Agreement or other written agreement between a Sara Lee Party and a CoffeeCo Party executed as of or after the date of this Agreement:

(i) all Assets reflected in the CoffeeCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the CoffeeCo Balance Sheet;

(ii) all Assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected in the CoffeeCo Balance Sheet in accordance with the principles and accounting policies under which the CoffeeCo Balance Sheet was prepared;

(iii) all Assets acquired by Sara Lee or its Subsidiaries after the date of the CoffeeCo Balance Sheet that would be reflected in the balance sheet of CoffeeCo as of the Distribution Date if such balance sheet was prepared using the same principles and accounting policies under which the CoffeeCo Balance Sheet was prepared;

(iv) all Assets that should have been reflected in the CoffeeCo Balance Sheet as of the Distribution Date but are not reflected in the CoffeeCo Balance Sheet due to mistake or unintentional omission; provided, however, that except as otherwise provided in the Transaction Agreements and subject to Section 6.3(b), no Asset shall be a Transferred Business Asset requiring any transfer by Sara Lee unless CoffeeCo or Sara Lee has, on or before the 18 month anniversary of the Distribution Date, given the other notice that it believes that such Asset is a Transferred Business Asset;

(v) all CoffeeCo Contingent Gains;

(vi) all CoffeeCo Contracts; provided, however, that any CoffeeCo Contract that constitutes a Shared Contract shall be governed by Section 6.2;

(vii) all of the issued and outstanding capital stock, partnership interest, limited liability company interests or other equity interests of the CoffeeCo Subsidiaries and the Transferred Subsidiaries;

(viii) all Intellectual Property used exclusively in the CoffeeCo Business and the registrations and applications for Intellectual Property set forth on Schedule 1.1(G), and, subject to the terms and conditions of the Intellectual Property Separation Agreement and the Transition Services Agreement, the right to use the Intellectual Property licensed or otherwise granted by Sara Lee to CoffeeCo pursuant to and set forth in such agreements (it being understood that all Intellectual Property or rights to Intellectual Property transferred hereby, shall be transferred to that CoffeeCo Party designated by CoffeeCo);

(ix) to the extent permitted by law and subject to Article VIII and Article X, all rights of the CoffeeCo Parties under any Policies;

(x) all Assets that are expressly contemplated by this Agreement or any Transaction Agreement as Assets to be transferred to a CoffeeCo Party;

(xi) except as otherwise expressly provided in this Agreement or any Transaction Agreement, all other Assets that are used exclusively by the CoffeeCo Parties on or prior to the Distribution Date.

The Parties acknowledge and agree that CoffeeCo and its Subsidiaries may already hold certain Transferred Business Assets, in part and without duplication, through the CoffeeCo Parties or acquire the Transferred Business Assets through the transfer and assignment of the Transferred Subsidiaries, which own, lease or have the right to use such Transferred Business Assets. Notwithstanding the foregoing, the Transferred Business Assets shall not include the Excluded Assets.

“Transferred Subsidiaries” means those Subsidiaries transferred from any Sara Lee Party to any CoffeeCo Party through the CoffeeCo Contribution.

“Transition Services Agreement” means the Transition Services Agreement to be entered into between Sara Lee and CoffeeCo, the form of which is attached hereto as Exhibit F.

“Tribunal” has the meaning set forth in Section 12.4(c).

“Unrelated Claim” means any claim against a Shared Policy that is not a Related Claim.

Section 1.2 Interpretation.

(a) For purposes of this Agreement:

(i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;”

(ii) the word “or” is not exclusive;

(iii) the words “herein,” “hereunder,” “hereof,” “hereby,” “hereto” and words of similar import shall be deemed to be references to this Agreement as a whole and not to any particular Section or other provision hereof; and

(iv) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

(b) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Separation;

(iv) reference to any gender includes the other gender;

(v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be;

(vi) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(vii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(viii) accounting terms used herein shall have the meanings ascribed to them by Sara Lee and its Subsidiaries, including CoffeeCo, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(ix) if there is any conflict between the provisions of this Agreement and a Transaction Agreement, the provisions of such Transaction Agreement shall control unless explicitly stated otherwise therein;

(x) any portion of this Agreement obligating any Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xi) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

(c) The titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement, and this Agreement and the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(d) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

ARTICLE II

ACTIONS PRIOR TO THE SEPARATION

In order to effect the transactions contemplated by Articles III and IV, the Sara Lee Parties and the CoffeeCo Parties shall take the following actions prior to the Separation:

Section 2.1 SEC, AFM and Other Securities Filings.

(a) The CoffeeCo Parties and Sara Lee shall use their respective commercially reasonable efforts to cause the Form F-1 Registration Statement to become effective as soon as reasonably practicable. As soon as practicable after the Form F-1 Registration Statement becomes effective, DutchCo shall mail the Prospectus to the holders of record of Sara Lee Shares on the Record Date.

(b) The CoffeeCo Parties and Sara Lee shall use their respective commercially reasonable efforts to cause the European Union Listing Prospectus to be approved by the Stichting Autoriteit Financiële Markten (the “AFM”).

(c) Sara Lee and the CoffeeCo Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” laws in connection with the transactions contemplated by this Agreement or the Merger Agreement.

(d) Sara Lee and the CoffeeCo Parties shall seek to have the DutchCo Shares admitted to listing on NYSE Euronext in Amsterdam (“Euronext Amsterdam”), subject to official notice of issuance.

(e) Sara Lee shall give the NYSE notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(f) Sara Lee and the CoffeeCo Parties shall cooperate in preparing, filing with the SEC or the AFM, as applicable, and causing to become effective any other registration statements or prospectuses or amendments or supplements thereto that are necessary or appropriate in order to effect the Separation.

Section 2.2 Governmental Approvals and Consents; Third-Party Consents. Sara Lee and the CoffeeCo Parties will use their respective commercially reasonable efforts to obtain all Governmental Approvals and Consents and all Third-Party Consents that are required or appropriate in connection with the Separation.

Section 2.3 Additional Approvals. Sara Lee shall cooperate with the CoffeeCo Parties in effecting, and if so requested by any CoffeeCo Party, Sara Lee shall, as the sole stockholder of CoffeeCo prior to the Distribution, ratify any actions that are reasonably necessary and desirable to be taken by CoffeeCo to effectuate the Separation in a manner consistent with the terms hereof and the Transaction Agreements, including the preparation and implementation, and execution of appropriate plans, agreements and arrangements for employees of the CoffeeCo Business and non-employee members of the DutchCo Board.

Section 2.4 The Exchange Agent. Sara Lee and DutchCo shall enter into an instruction and exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”).

Section 2.5 The Listing Agent. DutchCo shall enter into a listing agent agreement with ABN AMRO Bank N.V.

ARTICLE III

BUSINESS SEPARATION

Subject to the terms and conditions of this Agreement, Sara Lee and the CoffeeCo Parties shall take the following actions:

Section 3.1 Actions Prior to the Distribution Date. Sara Lee and the CoffeeCo Parties shall take the following actions prior to the Distribution Date.

(a) Internal Reorganization. Sara Lee and the CoffeeCo Parties shall cause the Internal Reorganization to be completed.

(b) Issuance of New Sara Lee Securities. Sara Lee shall issue the New Sara Lee Securities that will be exchanged for CoffeeCo Securities pursuant to the Debt Exchange.

(c) Intercompany Debt Balance. To the extent applicable, each of the Sara Lee Parties and CoffeeCo Parties shall repay its respective Intercompany Indebtedness in accordance with the terms of such Intercompany Indebtedness.

(d) Contribution of Assets. In addition to the right, title and interest in and to certain of the Transferred Business Assets that was deemed to occur in the CoffeeCo Formation, Sara Lee shall contribute to CoffeeCo all of Sara Lee’s right, title and interest in and to the Transferred Business Assets pursuant to the Contribution Agreement in consideration for the assets set forth therein.

(e) CoffeeCo Charter and Bylaws. The CoffeeCo Board shall approve and adopt the CoffeeCo Restated Certificate of Incorporation and the CoffeeCo Amended and Restated Bylaws, and Sara Lee, as sole stockholder of CoffeeCo, shall approve and adopt the CoffeeCo Restated Certificate of Incorporation.

(f) DutchCo Articles. The sole stockholder of DutchCo shall adopt the DutchCo Articles of Association.

(g) Subdivision of CoffeeCo Common Stock to Accomplish the Distribution. Effective upon the filing of the CoffeeCo Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each CoffeeCo Share then issued and outstanding shall, without any action on the part of the holder thereof, be subdivided and converted into that number of fully paid and non-assessable CoffeeCo Shares issued and outstanding equal to the number necessary to effect the Distribution.

(h) CoffeeCo Special Dividend Financing. CoffeeCo shall enter into such financing agreements as are necessary to provide sufficient funds to effect the CoffeeCo Special Dividend (the “Special Dividend Financing”).

(i) Declaration of CoffeeCo Special Dividend. The CoffeeCo Board shall declare the CoffeeCo Special Dividend to be paid after the Distribution and prior to the Merger to its stockholders of record immediately after the Distribution. The CoffeeCo Special Dividend will be conditioned upon the occurrence of the Distribution and the closing of the Special Dividend Financing.

Section 3.2 Termination of Existing Intercompany Agreements. No later than the Effective Time, except as otherwise provided or contemplated by this Agreement and the Transaction Agreements, all Intercompany Agreements and all other intercompany arrangements and course of dealings, whether or not in writing and whether or not binding, in effect immediately prior to the Distribution shall be terminated and be of no further force and effect from and after the Effective Time; provided, however, that, for the avoidance of doubt, this Section 3.2 shall not terminate or affect this Agreement or any Transaction Agreement. If any Intercompany Agreement, intercompany arrangement or course of dealings is terminated pursuant to this Section 3.2 and, but for the mistake or oversight of any Party, would have been exempted from this provision and not so terminated, then, at the request of Sara Lee or CoffeeCo made within 12 months following the Distribution Date, the relevant Parties shall negotiate in good faith after the Distribution to determine whether, notwithstanding such termination, such Intercompany Agreement, intercompany arrangement or course of dealings should continue following the Effective Time and the terms and conditions upon which the Parties may continue with respect thereto.

Section 3.3 Financial Instruments.

(a) CoffeeCo will, at its expense, take or cause to be taken all actions, and enter into (or cause the other CoffeeCo Parties to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for any Sara Lee Party, not later than the Effective Time, from all primary, secondary, contingent, joint, several and other Liabilities in respect of CoffeeCo Financial Instruments to the extent related to the CoffeeCo Parties or the CoffeeCo Business (it being understood that all such Liabilities in respect of CoffeeCo Financial Instruments are CoffeeCo Liabilities).

(b) Sara Lee will, at its expense, take or cause to be taken all actions, and enter into (or cause the other Sara Lee Parties to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for any CoffeeCo Party, not later than the Effective Time, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Sara Lee Financial Instruments to the extent not related to the CoffeeCo Parties or the CoffeeCo Business (it being understood that all such Liabilities in respect of Sara Lee Financial Instruments are Sara Lee Liabilities).

(c) The Parties’ obligations under this Section 3.3 will continue to be applicable to all CoffeeCo Financial Instruments and Sara Lee Financial Instruments identified at any time by Sara Lee or CoffeeCo, whether before, at or after the Effective Time.

Section 3.4 Resignations; Transfer of Stock Held as Nominee.

(a) Unless otherwise agreed by the Parties in writing, (i) Sara Lee will cause all of its employees and directors and all of the employees and directors of each other Sara Lee Party to resign, effective not later than the Effective Time, from all boards of directors or similar governing bodies of CoffeeCo or any other CoffeeCo Party on which they serve, and from all positions as officers of CoffeeCo or any other CoffeeCo Party in which they serve and (ii) CoffeeCo and DutchCo will cause all of its employees and directors and all of the employees and directors of each other CoffeeCo Party to resign, effective not later than the Effective Time, from all boards of directors or similar governing bodies of Sara Lee or any other Sara Lee Party on which they serve, and from all positions as officers of Sara Lee or any other Sara Lee Party in which they serve.

(b) Sara Lee will cause each of its employees, and each of the employees of each other Sara Lee Party, who holds stock or similar evidence of ownership of any CoffeeCo Party as nominee for the parent of such CoffeeCo Party pursuant to the laws of the jurisdiction in which such CoffeeCo Party is organized, to transfer such stock or similar evidence of ownership to the Person so designated by CoffeeCo to be such nominee as of and after the Effective Time. CoffeeCo will cause each of its employees, and each of the employees of each other CoffeeCo Party, who holds stock or similar evidence of ownership of any Sara Lee Party as nominee for such Sara Lee Party pursuant to the laws of the jurisdiction in which such Sara Lee Party is organized, to transfer such stock or similar evidence of ownership to the Person so designated by Sara Lee to be such nominee as of and after the Effective Time.

(c) Sara Lee will cause each of its employees and each of the employees of each other Sara Lee Party to revoke or withdraw their express written authority, if any, to act on behalf of any CoffeeCo Party as an agent or representative therefor after the Effective Time. CoffeeCo will cause each of its employees and each of the employees of each other CoffeeCo Party to revoke or withdraw their express written authority, if any, to act on behalf of any Sara Lee Party as an agent or representative therefor after the Effective Time. All authority (other than express written authority) of any employee of any Sara Lee Party to act on behalf of any CoffeeCo Party, or of any employee of any CoffeeCo Party to act on behalf of any Sara Lee Party, shall automatically be revoked and withdrawn as of immediately prior to the Effective Time with no further act on the part of any of the Sara Lee Parties or CoffeeCo Parties.

Section 3.5 Provision of Corporate Records. Without limitation of the Parties’ rights and obligations pursuant to Article XI, prior to or as promptly as reasonably practicable after the Effective Time:

(a) Sara Lee shall deliver to CoffeeCo all corporate books and records of the CoffeeCo Parties in the possession or control of any Sara Lee Party and, upon request, copies of all corporate books and records of the Sara Lee Parties relating to the CoffeeCo Business in the possession or control of any Sara Lee Party, including in each case all active agreements, litigation files and government filings.

(b) CoffeeCo or DutchCo shall deliver to Sara Lee all corporate books and records of the Sara Lee Parties in the possession or control of any CoffeeCo Party and, upon request, copies of all corporate books and records of the CoffeeCo Parties relating to the Sara Lee Business in the possession or control of any CoffeeCo Party, including in each case all active agreements, litigation files and government filings.

Section 3.6 CoffeeCo Board. Promptly after the Effective Time, the CoffeeCo Board shall be reconstituted so that it consists of the persons set forth on Schedule 3.6.

Section 3.7 DutchCo Board. Promptly after the Effective Time, the DutchCo Board shall be reconstituted so that it consists of the persons set forth on Schedule 3.7.

Section 3.8 Delivery of Instruments of Conveyance. In order to effectuate the transactions contemplated by Article II and the foregoing provisions of this Article III, Sara Lee and CoffeeCo shall execute and deliver, or cause to be executed and delivered, prior to or as of the Effective Time, such deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, contribution, assumption, license and conveyance (collectively, the “Conveyancing Instruments”) as Sara Lee and CoffeeCo shall mutually and reasonably deem necessary or appropriate to effect such transactions, including the Contribution Agreement.

Section 3.9 Qualification as Reorganization. For U.S. federal income tax purposes, (1) the CoffeeCo Contribution, the Distribution and the Debt Exchange are intended to qualify as a reorganization under Sections 368(a), 355 and 361 of the Code and (2) it is the expectation of the parties hereto that the Merger is a reorganization within the meaning of Section 368(a) of the Code that is taxable to U.S. stockholders under Section 367 of the Code.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Record Date and Distribution Date. Subject to the terms and conditions of this Agreement and consistent with the Merger Agreement, the NYSE rules and applicable law, the Sara Lee Board shall, in its sole and absolute discretion, establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Separation.

Section 4.2 The Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 7.1 and at the sole and absolute discretion of Sara Lee, on the Distribution Date Sara Lee shall distribute all of the outstanding CoffeeCo Shares to the Exchange Agent and cause the Exchange Agent to hold for the benefit of each holder of record of Sara Lee Shares as of the Record Date by means of a pro rata dividend of one CoffeeCo Share for each Sara Lee Share held of record by such holder as of the Record Date (the “Distribution”). The Distribution shall be effective at              p.m., New York City time, on the Distribution Date (the “Effective Time”).

Section 4.3 The Debt Exchange. At or around the Effective Time, Sara Lee and CoffeeCo shall complete the Debt Exchange.

Section 4.4 Delivery of CoffeeCo Shares to the Agent. At or prior to the Distribution Date, Sara Lee shall authorize the book-entry transfer by the Exchange Agent of all of the outstanding CoffeeCo Shares to be held for the benefit of holders of Sara Lee Shares. After such transfer, upon the request of the Exchange Agent, CoffeeCo shall provide all book-entry transfer authorizations that the Exchange Agent shall require in order to effect the distribution to holders of Sara Lee Shares of the DutchCo Shares, into which the CoffeeCo Shares held by the Exchange Agent for the benefit of holders of Sara Lee Shares will be converted pursuant to the Merger.

Section 4.5 CoffeeCo Special Dividend. After the Effective Time and prior to the Merger Effective Time, CoffeeCo shall deliver or cause to be delivered to the Exchange Agent, for the benefit CoffeeCo stockholders of record immediately after the Effective Time, sufficient funds for timely payment of the CoffeeCo Special Dividend.

Section 4.6 Exchange and Delivery of Shares. After the Distribution and payment of the CoffeeCo Special Dividend, at the Merger Effective Time, CoffeeCo Shares shall be converted into the right to receive DutchCo Shares pursuant to, and in accordance with the terms of, the Merger Agreement, promptly following which the Exchange Agent shall transfer the Surviving Corporation Shares received by it for the benefit of former holders of CoffeeCo Shares, in accordance with the relevant provisions of the Dutch Civil Code, to DutchCo and DutchCo shall issue to the Exchange Agent for the benefit of such holders the number of DutchCo Shares specified in the Merger Agreement, following which the Exchange Agent will distribute such DutchCo Shares to such holders in accordance with the terms of the Merger Agreement.

Section 4.7 Distribution at Sara Lee’s Discretion. The consummation of the transactions provided for in this Article IV shall only be effected after the Distribution has been declared by the Sara Lee Board and after all of the conditions set forth in Section 7.1 have been satisfied or waived. Notwithstanding the foregoing, at any time prior to the Distribution, Sara Lee, in its sole and absolute discretion, may determine not to consummate the Distribution, the CoffeeCo Special Dividend or the Merger.

ARTICLE V

NO REPRESENTATIONS AND WARRANTIES

Section 5.1 No Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT OR THE TAX REPRESENTATIONS, NO SARA LEE PARTY OR COFFEECO PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY COFFEECO PARTY OR SARA LEE PARTY, AS APPLICABLE, OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER THE SARA LEE BUSINESS OR THE COFFEECO BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED TO THE APPLICABLE PARTY, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE

COMPLIED WITH RESPECT TO THE DISTRIBUTION AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE SARA LEE PARTIES AND THE COFFEECO PARTIES SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY TRANSACTION AGREEMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VI

CERTAIN COVENANTS

Section 6.1 Non-Assignable Contracts.

(a) If and to the extent that any Sara Lee Party is unable to obtain any consent, approval or amendment necessary for the transfer or assignment to any CoffeeCo Party of any Contract or other rights relating to the CoffeeCo Business that would otherwise be transferred or assigned to such CoffeeCo Party as contemplated by this Agreement or any other Transaction Agreement, (a) such Sara Lee Party shall continue to be bound thereby and the purported transfer or assignment to such CoffeeCo Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary consents have been obtained and (b) unless not permitted by the terms thereof or by law, the CoffeeCo Parties shall pay, perform and discharge fully all of the obligations of the Sara Lee Parties thereunder from and after the Distribution, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the Sara Lee Parties for all Losses arising out of such performance by such CoffeeCo Party. The Sara Lee Parties shall, without further consideration therefor, pay and remit to the applicable CoffeeCo Party promptly all monies, rights and other consideration received in respect of such performance. The Sara Lee Parties shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 6.1(a) only as reasonably directed by CoffeeCo and at CoffeeCo’s expense. If and when any such consent, approval or amendment shall be obtained or such Contract or other right or agreement shall otherwise become transferable or assignable or able to be novated, the applicable Sara Lee Party shall promptly assign or transfer and novate (to the extent permissible) all of their rights and obligations thereunder to the applicable CoffeeCo Party without payment of further consideration, and the CoffeeCo Party shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the transfer or assignment of any Contract or other right (or the proceeds thereof) pursuant to this Section 6.1(a) is prohibited by law or the terms thereof, this Section 6.1(a) shall operate to create a subcontract with the applicable CoffeeCo Party to perform each relevant Contract or other right, agreement or document at a subcontract price equal to the monies, rights and other considerations received by the Sara Lee Parties with respect to the performance by such CoffeeCo Party.

(b) If and to the extent that any CoffeeCo Party is unable to obtain any consent, approval or amendment necessary for the transfer or assignment to any Sara Lee Party of any Contract or other rights relating to the Sara Lee Business that would otherwise be transferred or assigned to such Sara Lee Party as contemplated by this Agreement or any other

Transaction Agreement, (a) such CoffeeCo Party shall continue to be bound thereby and the purported transfer or assignment to such Sara Lee Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary consents have been obtained and (b) unless not permitted by the terms thereof or by law, the Sara Lee Parties shall pay, perform and discharge fully all of the obligations of the CoffeeCo Parties thereunder from and after the Distribution, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the CoffeeCo Parties for all Losses arising out of such performance by such Sara Lee Party. The CoffeeCo Parties shall, without further consideration therefor, pay and remit to the applicable Sara Lee Party promptly all monies, rights and other consideration received in respect of such performance. The CoffeeCo Parties shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 6.1(b) only as reasonably directed by Sara Lee and at Sara Lee’s expense. If and when any such consent, approval or amendment shall be obtained or such Contract or other right or agreement shall otherwise become transferable or assignable or able to be novated, the applicable CoffeeCo Party shall promptly assign or transfer and novate (to the extent permissible) all of their rights and obligations thereunder to the applicable Sara Lee Party without payment of further consideration, and the Sara Lee Party shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the transfer or assignment of any Contract or other right (or the proceeds thereof) pursuant to this Section 6.1(b) is prohibited by law or the terms thereof, this Section 6.1(b) shall operate to create a subcontract with the applicable Sara Lee Party to perform each relevant Contract or other right, agreement or document at a subcontract price equal to the monies, rights and other considerations received by the CoffeeCo Parties with respect to the performance by such Sara Lee Party.

Section 6.2 Shared Contracts.

(a) Except as otherwise provided in this Agreement or any Transaction Agreement, any Contract that relates to both the Sara Lee Business and the CoffeeCo Business (each such Contract, a “Shared Contract”) shall be handled as contemplated by Section 6.2(d); provided, however, that if no CoffeeCo Party is party to a Shared Contract, then Sara Lee may determine, in its sole discretion, to partially assign such Shared Contract as contemplated by Section 6.2(b) or to amend such Shared Contract as contemplated by Section 6.2(c) and if no Sara Lee Party is party to a Shared Contract, then CoffeeCo may determine, in its sole discretion, to partially assign such Shared Contract as contemplated by Section 6.2(b) or to amend such Shared Contract as contemplated by Section 6.2(c)

(b) If any Shared Contract can be partially assigned by its terms and pursuant to Section 6.2(a) Sara Lee or CoffeeCo, as the case may be, determines, in its sole discretion, that such partial assignment is desirable with respect to such Shared Contract, then Sara Lee or CoffeeCo, as the case may be, shall assign such Shared Contract in part to the other party, or such party’s designee, so that the assignee will be entitled to the benefits and rights relating to the Sara Lee Business or CoffeeCo Business, as the case may be, and will assume their related portion of any Liabilities under such Shared Contract. If any such partial assignment requires the consent or approval of any Third Party or any other required action, the partial assignment of such Shared Contract shall be effected in accordance with the terms of this Agreement, if and when such consent or approval is obtained or such other required action has been taken.

(c) If pursuant to Section 6.2(a), Sara Lee or CoffeeCo, as the case may be, determines, in its sole discretion, that it is so desirable with respect to any Shared Contract, Sara Lee, CoffeeCo and DutchCo shall, and shall cause the applicable Sara Lee Parties and CoffeeCo Parties to, cooperate and use commercially reasonable efforts to enter into an arrangement with the counterparty to such Shared Contract to amend such Shared Contract so as to delete all obligations therefrom (i) to the extent that such obligations relate to the Sara Lee Business, and enter into a new Contract with the applicable counterparty which solely relates to the Sara Lee Business, on substantially equivalent terms and conditions as are then in effect under such Shared Contract, or (ii) to the extent that such obligations relate to the CoffeeCo Business, and enter into a new Contract with the applicable counterparty which solely relates to the CoffeeCo Business, on substantially equivalent terms and conditions as are then in effect under such Shared Contract.

(d) With respect to each Shared Contract that is not partially assigned or amended as contemplated by Section 6.2(b) or Section 6.2(c), Sara Lee, CoffeeCo and DutchCo shall, and shall cause the applicable Sara Lee Parties and CoffeeCo Parties to, use their commercially reasonable efforts to cooperate in any lawful and reasonable arrangement, to the extent so permitted under the terms of such Shared Contract and applicable law:

(i) to provide the applicable Sara Lee Party the benefits and obligations of any such Shared Contract with respect to the Sara Lee Business, including subcontracting, licensing, sublicensing, leasing or subleasing to the Sara Lee Party any or all of the rights and obligations with respect to such Shared Contract with respect to the Sara Lee Business. In any such arrangement, the Sara Lee Parties will, with respect to that portion of the Shared Contract relating to the Sara Lee Business as between the Sara Lee Parties and the CoffeeCo Parties, (A) bear the sole responsibility for completion of the work or provision of goods and services, (B) bear all Taxes with respect thereto or arising therefrom, (C) be solely entitled to all benefits thereof, economic or otherwise, including the receipt of all goods and services thereunder, (D) be solely responsible for any amounts due thereunder, any warranty or breach thereof, any repurchase, indemnity and service obligations thereunder and any damages related to the termination of such Shared Contract, (E) promptly reimburse the reasonable costs and expenses of CoffeeCo and the applicable CoffeeCo Party related to such activities, (F) be entitled to continue to receive any correspondence or invoices delivered with respect to such Shared Contract and (G) be entitled to receive copies of all correspondence and invoices delivered to or by any CoffeeCo Party with respect to such Shared Contract; and

(ii) to provide the applicable CoffeeCo Party the benefits and obligations of any such Shared Contract with respect to the CoffeeCo Business, including subcontracting, licensing, sublicensing, leasing or subleasing to the CoffeeCo Party any or all of the rights and obligations with respect to such Shared Contract with respect to the CoffeeCo Business. In any such arrangement, the CoffeeCo Parties will, with respect to that portion of the Shared Contract relating to the CoffeeCo Business as between the Sara Lee Parties and the CoffeeCo Parties, (A) bear the sole responsibility for completion of the work or provision of goods and services, (B) bear all Taxes with respect thereto or arising therefrom, (C) be solely entitled to all benefits thereof, economic or otherwise, including the receipt of all goods and services thereunder, (D) be solely responsible for any amounts due thereunder, any warranty or breach thereof, any repurchase, indemnity and service obligations thereunder and any damages related to the termination of such Shared Contract, (E) promptly reimburse the reasonable costs and expenses of Sara Lee and the applicable Sara Lee Party related to such activities and (F) be entitled to receive copies of all correspondence and invoices delivered to or by any Sara Lee Party with respect to such Shared Contract.

(e) With respect to each Shared Contract that is the subject of an arrangement contemplated by Section 6.2(d), Sara Lee, on behalf of itself and each of the Sara Lee Parties, shall indemnify, defend and hold harmless each of the CoffeeCo Parties from and against any and all Expenses or Losses incurred or suffered by one or more of the CoffeeCo Parties in connection with, relating to, arising out of or due to, directly or indirectly, that portion of the Shared Contract relating to the Sara Lee Business. With respect to each Shared Contract that is the subject of an arrangement contemplated by Section 6.2(d), each of CoffeeCo (on behalf of itself and each of the CoffeeCo Parties) and DutchCo shall indemnify, defend and hold harmless each of the Sara Lee Parties from and against any and all Expenses or Losses incurred or suffered by one or more of the Sara Lee Parties in connection with, relating to, arising out of or due to, directly or indirectly, that portion of the Shared Contract relating to the CoffeeCo Business.

(f) No Sara Lee Party or CoffeeCo Party shall be required to pay any consideration to any Third Party in connection with implementing the arrangements contemplated by this Section 6.2 and nothing herein shall alter the rights and obligations of such Sara Lee Party or CoffeeCo Party, as applicable, on the one hand, vis á vis any Third Party, on the other hand.

(g) The Parties shall follow the procedures specified in Article XII in the event of any dispute regarding the rights and obligations of the Sara Lee Parties or the CoffeeCo Parties with respect to any Shared Contract that is the subject of an arrangement contemplated by this Section 6.2.

Section 6.3 Further Assurances.

(a) Each Party shall use its commercially reasonable efforts, after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or advisable under applicable laws to consummate or make effective the Separation; provided, however, that no Sara Lee Party or CoffeeCo Party shall be obligated under this Section 6.3 to pay any consideration, grant any concession or incur any Liability to any Third Party other than as expressly contemplated under this Agreement or any Transaction Agreement.

(b) If, as a result of mistake or oversight, any Asset or Contract reasonably necessary to the conduct of the CoffeeCo Business is not transferred to the applicable CoffeeCo Party or is transferred to any Sara Lee Party, or any Asset or Contract reasonably necessary to the conduct of the Sara Lee Business is not transferred to the applicable Sara Lee Party or is transferred to any CoffeeCo Party, the Parties intend that such Asset or Contract shall be transferred to the Party which requires such Asset or Contract for the conduct of its business without the payment of any additional consideration (to the extent such Asset or Contract is transferred on or prior to the 18 month anniversary of the Distribution Date), and Sara Lee and CoffeeCo or DutchCo shall negotiate in good faith after the Effective Time to determine whether, notwithstanding such intent, such Asset or Contract should not be transferred to a CoffeeCo Party or to a Sara Lee Party, as the case may be, or the terms and conditions upon which such Asset or Contract shall be made available to a CoffeeCo Party or to a Sara Lee Party, as the case may be. For all Tax purposes, to the extent permitted by applicable Tax law and in the absence of a written agreement between Sara Lee and the CoffeeCo parties otherwise, the Parties shall treat any transfer made pursuant to this Section 6.3(b) as a capital contribution (or successive contributions) or a distribution (or successive distributions), as the case may be, occurring immediately prior to the Distribution. Unless expressly provided to the contrary in this Agreement or any Transaction Agreement, if, as a result of mistake or oversight, any CoffeeCo Liability is retained or assumed by any Sara Lee Party, or any Sara Lee Liability is retained or assumed by any CoffeeCo Party, the Parties intend that such Liability shall be transferred to the Party with respect to which such Liability primarily relates without the payment of any additional consideration (to the extent such Liability is transferred on or prior to the 18 month anniversary of the Distribution Date), and Sara Lee and CoffeeCo or DutchCo shall negotiate in good faith after the Effective Time to determine whether, notwithstanding such intent, such Liability should not be transferred to a CoffeeCo Party or a Sara Lee Party, as the case may be, or the terms and conditions upon which any such Liability shall be transferred. Notwithstanding anything to the contrary contained in this Section 6.3(b), (i) no Sara Lee Party or CoffeeCo Party shall be obligated under this Section 6.3(b) to pay any consideration, grant any concession or incur any Liability to any Third Party other than the Liability to be transferred and (ii) Section 6.2 (and not this Section 6.3(b)) shall apply with respect to any Shared Contract.

Section 6.4 Receipt of Misdirected Assets. In the event that at any time and from time to time after the Effective Time, any Sara Lee Party shall receive from a Third Party an Asset of the CoffeeCo Business, including the Transferred Business Assets (including any remittances from account debtors in respect of the CoffeeCo Business), such Sara Lee Party shall promptly transfer such Asset to the appropriate CoffeeCo Party. In the event that at any time and from time to time after the Effective Time, any CoffeeCo Party shall receive from a Third Party an Asset of the Sara Lee Business (other than the Transferred Business Assets) (including any remittances from account debtors in respect of the Sara Lee Business), such CoffeeCo Party shall promptly transfer such Asset to the appropriate Sara Lee Party. Each Party shall cooperate with the other Parties and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 6.4.

Section 6.5 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Transaction Agreement, any amount not paid when due pursuant to this Agreement or any Transaction Agreement (and any amounts billed or otherwise invoiced or demanded in writing and properly payable that are not paid within 30 days of the date of such bill, invoice or other written demand) shall accrue interest at a rate per annum equal to the Prime Rate; provided, however, that if the alleged payable or any amount thereof is disputed in good faith, interest shall accrue for such payable or the disputed portion thereof from the time of such dispute’s final resolution in accordance with Article XII.

Section 6.6 Certain Business Matters.

(a) Following the Effective Time and except as otherwise expressly set forth in this Agreement, the Tax Representations or any Transaction Agreement, each Party may (i) engage in the same or similar activities or lines of business as the other Parties are or in the future may be engaged in, and (ii) do business, or refrain from doing business, with any potential or actual supplier or customer of such other Parties; provided, however, that (x) Sara Lee represents that the Sara Lee Parties have no plan or intention to, directly or indirectly, invest in or operate any coffee or tea business of the type operated as of the date hereof by the CoffeeCo Parties, and (y) CoffeeCo and DutchCo each represent that the CoffeeCo Parties have no plan or intention to, directly or indirectly, invest in or operate any meat or meat product business of the type operated as of the date hereof by the Sara Lee Parties.

(b) Sara Lee agrees that neither it nor any other Sara Lee Party will, directly or indirectly, solicit, recruit or hire any employee of any CoffeeCo Party until after 12 months following the Distribution Date; provided, that nothing contained in this Section 6.6(b) shall prohibit any general solicitations of employment not specifically directed toward employees of any CoffeeCo Party.

(c) Each of CoffeeCo and DutchCo agrees that neither it nor any other CoffeeCo Party will, directly or indirectly, solicit, recruit or hire any employee of any Sara Lee Party until after 12 months following the Distribution Date; provided, that nothing contained in this Section 6.6(c) shall prohibit any general solicitations of employment not specifically directed toward employees of any Sara Lee Party.

Section 6.7 Litigation.

(a) As of the Effective Time, the CoffeeCo Parties shall assume and thereafter, except as provided in Article X, be responsible for all Liabilities that may result from the Assumed Actions and all Losses and Expenses relating to the defense of the Assumed Actions incurred after the Distribution.

(b) (i) Sara Lee agrees that, at all times from and after the Effective Time, if an Action relating primarily to the Sara Lee Business (other than Assumed Actions) is commenced by a Third Party naming either a CoffeeCo Party or both a Sara Lee Party and a CoffeeCo Party as defendants thereto, then Sara Lee shall use its commercially reasonable efforts to cause such CoffeeCo Party to be removed and dismissed from such Action; provided, however, that if Sara Lee is unable to cause such CoffeeCo Party to be removed and dismissed from such Action, Sara Lee, CoffeeCo and DutchCo shall use commercially reasonable efforts to cooperate and consult to the extent necessary or advisable with respect to such Action.

(ii) Each of CoffeeCo and DutchCo agrees that, at all times from and after the Effective Time, if an Action relating primarily to the CoffeeCo Business or an Assumed Action is commenced by a Third Party naming either a Sara Lee Party or both a Sara Lee Party and a CoffeeCo Party as defendants thereto, then each of CoffeeCo and DutchCo shall use its commercially reasonable efforts to cause such Sara Lee Party to be removed and dismissed from such Action; provided, however, that if CoffeeCo and DutchCo are unable to cause such Sara Lee Party to be removed and dismissed from such Action, Sara Lee, CoffeeCo and DutchCo shall use commercially reasonable efforts to cooperate and consult to the extent necessary or advisable with respect to such Action.

(iii) Sara Lee, CoffeeCo and DutchCo agree that, at all times from and after the Effective Time, if an Action that does not relate primarily to the CoffeeCo Business (or is not an Assumed Action) or the Sara Lee Business is commenced by a Third Party naming both a Sara Lee Party and a CoffeeCo Party as defendants thereto, then Sara Lee, CoffeeCo and DutchCo shall use commercially reasonable efforts to cooperate and consult to the extent necessary or advisable with respect to such Action.

ARTICLE VII

CONDITIONS TO THE DISTRIBUTION

Section 7.1 Conditions to the Distribution. The obligation of Sara Lee to effect the Distribution is subject to the satisfaction or the waiver by Sara Lee, in its sole and absolute discretion, of each of the following conditions:

(a) Approval by the Sara Lee Board. This Agreement and the transactions contemplated hereby, including the declaration of the Distribution and the Merger, shall have been duly approved by the Sara Lee Board in accordance with applicable law and the Articles of Restatement of Charter and Amended Bylaws of Sara Lee.

(b) Approval by the CoffeeCo Board. The CoffeeCo Board shall have approved and declared the CoffeeCo Special Dividend.

(c) Issuance of New Sara Lee Securities. Sara Lee shall have issued the New Sara Lee Securities at least five days prior to the declaration of the Distribution and fourteen days prior to the Distribution.

(d) Representation Letters. Sara Lee and CoffeeCo shall each have delivered the Tax Representations and any other representation letters required in connection with the consummation of the Separation.

(e) Receipt of IRS Private Letter Ruling and Opinion. Sara Lee shall have received (i) a private letter ruling from the IRS (which shall not have been revoked or modified in any material respect) in form and substance satisfactory to Sara Lee that confirms, among other things, that for U.S. federal income tax purposes, the CoffeeCo Contribution, the Distribution and the Debt Exchange will qualify as tax-free to Sara Lee, CoffeeCo and Sara Lee stockholders for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D) and 361 and related provisions of the Code and (ii) the opinion(s) of Skadden Arps Slate Meagher & Flom LLP (“Skadden”) (or other nationally recognized tax counsel), in form and substance satisfactory to Sara Lee, confirming, among other things, (A) the CoffeeCo Contribution, the Distribution and the Debt Exchange should qualify as tax-free to Sara Lee, CoffeeCo and Sara Lee stockholders for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D) and 361 and related provisions of the Code; (B) the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code that is taxable to U.S. stockholders pursuant to Section 367(a) of the Code; and (C) DutchCo should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

(f) Receipt of Solvency Conveyance Opinion. One or more independent nationally recognized investment banking firms or firms acceptable to Sara Lee, in its sole and absolute discretion, shall have delivered one or more opinions to the Sara Lee Board and the DutchCo Board, confirming the solvency and financial viability of Sara Lee, which opinions shall be in form and substance satisfactory to Sara Lee, in its sole and absolute discretion, and shall not have been withdrawn or rescinded.

(g) SEC and AFM Filings and Approvals. The Parties shall have prepared and DutchCo shall have filed with the SEC, the AFM and any other applicable Governmental Authority, any such documentation that is required under applicable law or that Sara Lee determines, in its sole and absolute discretion, is necessary or desirable to effectuate the Separation and each Party shall have obtained all necessary approvals from the SEC, the AFM and any other applicable Governmental Authority.

(h) State and Foreign Securities and “Blue Sky” Laws Approvals. Sara Lee and the CoffeeCo Parties shall have received all permits, registrations and consents required under the securities or “blue sky” laws of states or other political subdivisions of the United States or of applicable foreign jurisdictions in connection with the Separation.

(i) Effectiveness of Registration Statements; No Stop Order. The SEC shall have declared effective the Form F-1 Registration Statement and the AFM shall have approved the European Union Listing Prospectus, and no stop order suspending the effectiveness of the Form F-1 Registration Statement shall be in effect or, to the knowledge of either Sara Lee, DutchCo or CoffeeCo, threatened by the SEC.

(j) Dissemination of Information to Sara Lee Stockholders. Prior to the Distribution, the Parties shall have prepared, and DutchCo shall have mailed or properly made available to the holders of record of Sara Lee Shares as of the Record Date, such information concerning DutchCo and CoffeeCo, their business, operations and management, the Separation and such other matters as Sara Lee shall determine in its sole and absolute discretion is appropriate and as may otherwise be required by law.

(k) Approval of Euronext Amsterdam Listing Application. Euronext Amsterdam shall have approved for listing, subject to official notice of issuance, the DutchCo Shares.

(l) Consents. The Sara Lee Parties and the CoffeeCo Parties shall have received all material Governmental Approvals and Consents required to have been received prior to the CoffeeCo Contribution, Distribution, the CoffeeCo Special Dividend and Merger and all material Third-Party Consents necessary to effect the CoffeeCo Contribution, Distribution, the CoffeeCo Special Dividend and Merger and to permit the operation of the CoffeeCo Business after the Distribution Date.

(m) No Legal Restraint. No order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Separation or any of the transactions related thereto, shall be in effect, and no other event outside the control of Sara Lee shall have occurred or failed to occur that prevents the consummation of the Separation.

(n) Merger Agreement. The conditions set forth in Article V of the Merger Agreement shall have been satisfied or waived.

(o) CoffeeCo Special Dividend Financing. CoffeeCo shall have entered into such financing agreements as are necessary to provide sufficient funds to effect the CoffeeCo Special Dividend.

(p) Transaction Agreements. The Transaction Agreements shall have been duly executed and delivered by the parties thereto, and each such agreement shall be in full force and effect, except to the extent such agreement’s effectiveness is conditioned upon the effectiveness of this Agreement or any transactions contemplated hereby.

(q) Resignations. Prior to the Distribution, except as provided in Sections 3.6 and 3.7, all of the CoffeeCo Parties’ employees and directors (unless otherwise agreed by the Parties) shall have resigned or been removed as officers and from all of the boards of directors or similar governing bodies of the Sara Lee Parties, and all of Sara Lee’s employees and directors (unless otherwise agreed by the Parties) shall have resigned or been removed as officers and from all of the boards of directors or similar governing bodies of the CoffeeCo Parties.

(r) Consummation of Pre-Distribution Transactions. The transactions contemplated by Article II and Article III to occur prior to the Distribution Date, including the agreements contemplated by the Internal Reorganization, shall have been consummated.

(s) Credit Ratings. Each of Sara Lee, CoffeeCo and DutchCo shall have credit ratings assigned by credit rating agencies that are satisfactory to Sara Lee in its sole and absolute discretion.

(t) No Other Events. No other events or developments shall have occurred that, in the judgment of Sara Lee, in its sole and absolute discretion, makes it inadvisable to effect the CoffeeCo Contribution, the Distribution or the Merger or the other Separation transactions.

Section 7.2 Sara Lee’s Right Not to Close or to Terminate. The satisfaction of the foregoing conditions are for the sole benefit of Sara Lee and shall not give rise to or create any duty on the part of Sara Lee or the Sara Lee Board to waive or not waive any such condition or to effect the Separation, including the Distribution, or in any way limit Sara Lee’s power of termination set forth in Section 13.13.

ARTICLE VIII

INSURANCE MATTERS

Section 8.1 Insurance.

(a) Coverage. Subject to the provisions of Sections 8.1 and 8.2 and such terms as CoffeeCo may reasonably agree prior to the Distribution Date with any current Sara Lee insurance carrier for coverage beginning as of the Effective Time, coverage of the CoffeeCo Parties under all Policies shall cease as of the Effective Time. From and after the Effective Time, the CoffeeCo Parties will be responsible for obtaining and maintaining all insurance coverages in their own right. All Policies will be retained by the Sara Lee Parties, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that CoffeeCo will have the rights in respect of Policies to the extent described in Section 8.1(b) and to the extent provided in any arrangement or agreement between any CoffeeCo Party and any current Sara Lee Party insurance carrier for coverage beginning as of the Effective Time.

(b) Rights Under Shared Policies. Subject to any arrangement or agreement between CoffeeCo and any current Sara Lee insurance carrier for coverage beginning as of the Effective Time, from and after the Effective Time, the CoffeeCo Parties will have no rights with respect to any Policies, except that (i) CoffeeCo will have the right to assert claims (and Sara Lee will use commercially reasonable efforts to assist CoffeeCo in asserting claims if so requested by CoffeeCo in writing) for any loss, liability or damage with respect to the CoffeeCo Business or the Transferred Business Assets under Policies that include any CoffeeCo Party or any or all of the CoffeeCo Business or the Transferred Business Assets within the definition of the named insured, additional named insured, additional insured or insured (excluding, for the avoidance of doubt, any group health and welfare insurance policies) (“Shared Policies”) with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow, (ii) CoffeeCo will have the right to continue to prosecute claims with respect to the CoffeeCo Business properly asserted under Occurrence Basis Policies prior to the Effective Time to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow (and Sara Lee will use commercially reasonable efforts to assist CoffeeCo in asserting claims if so requested by CoffeeCo in writing) and (iii) CoffeeCo will have the right to continue to prosecute claims with respect to the CoffeeCo Business or the Transferred Business Assets

properly asserted with the insurer prior to the Effective Time (and Sara Lee will use commercially reasonable efforts to assist CoffeeCo in asserting claims if so requested by CoffeeCo in writing) under Shared Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, however, that in the case of clauses (i), (ii) and (iii), (A) all of the Sara Lee Parties’ reasonable Out-of-Pocket Expenses incurred in connection with their efforts to assist CoffeeCo in asserting or continuing to prosecute the claims described above are promptly paid by CoffeeCo or DutchCo following receipt by CoffeeCo or DutchCo of an invoice for such expenses, (B) subject to Section 8.1(c), the Sara Lee Parties may, at any time, without liability or obligation to any CoffeeCo Party, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, and, with respect to any such deductibles, retentions or self-insurance provisions that require a payment by any Sara Lee Party in respect thereof, CoffeeCo and DutchCo shall reimburse such Sara Lee Party for such payment, (D) such claims will be subject to (and recovery thereunder will be reduced by the amount of) any payment or reimbursement obligations of any Sara Lee Party in respect thereof, (E) CoffeeCo and DutchCo shall be responsible for and shall pay any claims handling expenses or residual Liability arising from such claims and (F) such claims will be subject to exhaustion of existing sublimits and aggregate limits as provided in Section 8.1(d). Sara Lee’s obligation to use commercially reasonable efforts to assist CoffeeCo in asserting claims under applicable Shared Policies shall include using commercially reasonable efforts to assist CoffeeCo to establish its right to coverage under such Shared Policies (so long as all of the Sara Lee Parties’ Out-of-Pocket Expenses in connection therewith are promptly paid by CoffeeCo or DutchCo). No Sara Lee Party will bear any Liability for the failure of any insurer to pay any claim under any Shared Policy. It is understood that any Claims Made Policies may not provide any coverage to the CoffeeCo Parties for incidents occurring prior to the Effective Time but that are asserted with the insurance carrier after the Effective Time or any extended reporting period or extended discovery period, as applicable, in accordance with the terms of the applicable Policies.

(c) In the event that after the Effective Time any Sara Lee Party proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policy under which CoffeeCo has or may in the future have rights to assert claims pursuant to Section 8.1(b) in a manner that would adversely affect any such rights of CoffeeCo, (i) Sara Lee will give CoffeeCo prior notice thereof and consult with CoffeeCo with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of Sara Lee), (ii) Sara Lee will pay to CoffeeCo its equitable share (which shall be mutually agreed upon by Sara Lee and CoffeeCo, acting reasonably, based on the amount of premiums paid by or allocated to the CoffeeCo Business in respect of the applicable Shared Policy), if any, of any net proceeds actually received by Sara Lee from the insurer under the applicable Shared Policy as a result of such action by Sara Lee (after deducting Sara Lee’s reasonable costs and expenses incurred in connection with such action) and (iii) CoffeeCo or DutchCo will pay to Sara Lee its equitable share (which shall be mutually agreed upon by Sara Lee and CoffeeCo or DutchCo, acting reasonably, based on the amount of premiums paid by or allocated to the CoffeeCo Business in respect of the applicable Shared Policy), if any, of any net premium owed by Sara Lee to the insurer under the applicable Shared Policy as a result of such action by Sara Lee.

(d) To the extent that the limits of any Shared Policy preclude payment in full of any Unrelated Claim filed by both a Sara Lee Party and a CoffeeCo Party, the insurance proceeds available under such Shared Policy shall be paid to such Sara Lee Party or such CoffeeCo Party on a FIFO Basis. In the event that both a Sara Lee Party and a CoffeeCo Party file Related Claims under any Shared Policy, each of such Sara Lee Party and such CoffeeCo Party shall receive a pro rata amount of the available insurance proceeds, based on the relationship the Loss incurred by each such Party bears to the total Loss to both such Parties from the occurrence or event underlying the Related Claims.

Section 8.2 Maintenance of Insurance for CoffeeCo.

(a) Until the Effective Time, Sara Lee shall maintain in full force and effect all Policies to the extent that such Policies apply to the CoffeeCo Business.

(b) Notwithstanding anything to the contrary contained in this Agreement, from and after the Effective Time, Sara Lee shall maintain directors’ and officers’ liability and fiduciary liability insurance coverage for directors and officers of CoffeeCo and DutchCo, in an amount not less than $100 million in coverage for a period of 6 years from the Effective Time, for acts as directors and officers during periods prior to the Effective Time; provided, however, that 2 years after the Effective Time, Sara Lee may, in its sole discretion, decrease such minimum coverage to $50 million.

Section 8.3 Administration and Reserves.

(a) From and after the Effective Time, the Sara Lee Parties will be responsible for the Claims Administration with respect to claims of the Sara Lee Parties under Shared Policies.

(b) From and after the Effective Time, the CoffeeCo Parties will be responsible for the Claims Administration with respect to claims of the CoffeeCo Parties under Shared Policies, and Sara Lee shall provide appropriate instructions to the applicable insurance brokers under the Shared Policies to facilitate Claims Administration by the CoffeeCo Parties.

(c) In the event that, after the Effective Time, any Sara Lee Party proposes to change the third-party administrator for any Shared Policy under which CoffeeCo has or may in the future have rights to assert claims pursuant to Section 8.1(b), Sara Lee will not take such action without the prior written consent of CoffeeCo, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Any insurance or casualty reserves of the Sara Lee Parties with respect to the CoffeeCo Business shall be transferred to CoffeeCo by such Sara Lee Parties on or prior to the Effective Time.

Section 8.4 Insurance Premiums. From and after the Effective Time, Sara Lee will pay all premiums, Taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods of coverage prior to the Effective Time, whereupon CoffeeCo or DutchCo will upon the request of Sara Lee promptly reimburse Sara Lee for that portion of such additional premiums and other payments paid by Sara Lee as are reasonably determined by Sara Lee to be attributable to the CoffeeCo Business. Notwithstanding the foregoing, to the extent that CoffeeCo has previously paid a premium (or has been allocated a portion of a premium by Sara Lee) or satisfied a deductible amount under a Shared Policy, CoffeeCo or DutchCo shall not be required to pay such premium pursuant to the foregoing sentence or satisfy such deductible again if CoffeeCo makes a claim under such Shared Policy in accordance with this Article VIII.

Section 8.5 Agreement for Waiver of Conflict and Shared Defense. In the event that a Shared Policy provides coverage for both a Sara Lee Party, on the one hand, and a CoffeeCo Party, on the other hand, relating to the same occurrence, Sara Lee, CoffeeCo and DutchCo agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 8.5 will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

Section 8.6 Duty to Mitigate Settlements. To the extent that any Party is responsible for the Claims Administration for any claims under any Shared Policy after the Effective Time, such Party shall use its commercially reasonable efforts to mitigate the amount of any settlements of such claims.

Section 8.7 Non-Waiver of Rights to Coverage. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article VIII, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any Third Party shall be entitled to a benefit (i.e., a benefit such Person would not be entitled to receive had the Distribution not occurred or in the absence of the provisions of this Article VIII) by virtue of the provisions hereof.

ARTICLE IX

EXPENSES

Section 9.1 Expenses Incurred on or Prior to the Distribution Date. The Parties agree that each of Sara Lee, CoffeeCo and DutchCo will benefit from the transactions contemplated by this Agreement and the Transaction Agreements. Except as otherwise provided in this Agreement, any Transaction Agreement, or any other written agreement between the Parties relating to the Separation, the fees, costs and expenses of the Parties that are incurred in connection with the Separation (“Spin-Related Costs”) and are set forth on Schedule 9.1 shall be allocated between the Parties by Sara Lee in its sole discretion. Prior to the Distribution Date, Sara Lee shall deliver a schedule of expenses (“Estimated Schedule of Expenses”) to the CoffeeCo Parties, which shall set forth in reasonable detail an estimate of the Spin-Related Costs required to be reimbursed by the CoffeeCo Parties pursuant to Schedule 9.1 and this Section 9.1 (the “CoffeeCo Spin-Related Costs”). Prior to the Effective Time, the CoffeeCo Parties shall make a payment to Sara Lee in an amount equal to the total CoffeeCo Spin-Related Costs reflected in the Estimated Schedule of Expenses. No later than forty-five days after the Distribution Date, Sara Lee shall send a final schedule of expenses (“Final Schedule of Expenses”), which shall reflect all invoices actually received through such date for the CoffeeCo Spin-Related Costs. If the total CoffeeCo Spin-Related Costs reflected in the Final Schedule of Expenses exceeds the total CoffeeCo Spin-Related Costs reflected in the Estimated Schedule of Expenses, then CoffeeCo shall make a payment to Sara Lee in an amount equal to such excess within 10 days of receiving the Final Schedule of Expenses. If the total CoffeeCo Spin-Related Costs reflected in the Estimated Schedule of Expenses exceeds the total CoffeeCo Spin-Related Costs reflected in the Final Schedule of Expenses, then Sara Lee shall make a payment to CoffeeCo in an amount equal to such excess within 10 days of delivering the Final Schedule of Expenses.

Section 9.2 Expenses Incurred or Accrued After the Distribution Date. Except as otherwise provided in this Agreement or any Transaction Agreement, each of Sara Lee, CoffeeCo and DutchCo shall each bear its own costs and expenses incurred after the Distribution Date.

ARTICLE X

MUTUAL RELEASES; INDEMNIFICATION

Section 10.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 10.1(b), effective as of the Effective Time,

(i) Sara Lee, on behalf of itself and each of the Sara Lee Parties and its and their respective successors and assigns, does hereby release and forever discharge each of the CoffeeCo Parties and their respective successors and assigns and all Persons who at any time prior to the Effective Time have been Representatives of any CoffeeCo Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation; and

(ii) Each of CoffeeCo (on behalf of itself and each of the CoffeeCo Parties and its and their respective successors and assigns) and DutchCo does hereby release and forever discharge each of the Sara Lee Parties and their respective successors and assigns and all Persons who at any time prior to the Effective Time have been Representatives of any Sara Lee Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation.

(b) Nothing contained in Section 10.1(a) shall impair any right of any Person identified in Section 10.1(a) pursuant to this Agreement or any Transaction Agreement or any Employee Contract. Nothing contained in Section 10.1(a) shall release or discharge any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned, retained or allocated to such Person in accordance with, or any other Liability of that Person under, this Agreement or any of the Transaction Agreements;

(ii) any Liability the release of which would result in the release of any Person other than a Sara Lee Party or a CoffeeCo Party or their respective Representatives (in each case, in their respective capacities as such); or

(iii) any Liability or obligation provided in or resulting from any Employee Contract.

In addition, nothing contained in Section 10.1(a) shall release any Party from honoring its existing obligations to indemnify any Person who was a Representative of such Party, at or prior to the Effective Time, to the extent such Person becomes a named defendant in any Action involving such Party, and was entitled to such indemnification pursuant to then existing obligations (including under any applicable charter, bylaw or similar provision); provided, however, that to the extent applicable, Sections 10.2 and 10.3 hereof shall determine whether any Party shall be required to indemnify the other in respect of such Liability.

(c) Sara Lee shall not, and shall cause the other Sara Lee Parties not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any CoffeeCo Party or any other Person released pursuant to Section 10.1(a)(i), with respect to any Liability released pursuant to Section 10.1(a)(i); and CoffeeCo and DutchCo shall not, and shall cause the other CoffeeCo Parties not to, make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Sara Lee Party or any other Person released pursuant to Section 10.1(a)(ii), with respect to any Liability released pursuant to Section 10.1(a)(ii).

(d) It is the intent of each of the Parties by virtue of the provisions of this Section 10.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time between any of the Sara Lee Parties, on the one hand, and any of the CoffeeCo Parties, on the other hand (including any Contracts existing or alleged to exist between any of the Parties on or before the Effective Time), except as expressly set forth in Section 10.1(b). At any time, at the reasonable request of any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, releases reflecting the provisions hereof.

Section 10.2 Indemnification by DutchCo and CoffeeCo. Except as provided in Section 10.5 or the Transaction Agreements, CoffeeCo and DutchCo shall indemnify, defend and hold harmless each of the Sara Lee Parties, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Sara Lee Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Sara Lee Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following:

(a) the failure by any CoffeeCo Party or any other Person to pay, perform or otherwise promptly discharge any CoffeeCo Liability in accordance with its terms;

(b) any CoffeeCo Liability;

(c) the performance or breach of any CoffeeCo Contract or Designated CoffeeCo Agreement;

(d) the CoffeeCo Business as conducted (regardless of whether by Sara Lee and its Subsidiaries, including the CoffeeCo Parties, or another Person) on, at any time prior to or at any time after the Effective Time (excluding any Designated Sara Lee Liability to the extent applicable);

(e) except to the extent provided in Section 10.3(e), any claim that the information included in the Form F-1 Registration Statement or the Prospectus is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) except to the extent provided in Section 10.3(f), any claim that the information included in the European Union Listing Prospectus was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(g) the breach by any CoffeeCo Party of any covenant or agreement set forth in this Agreement, the Transaction Agreements or any Conveyancing Instrument, in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time.

Section 10.3 Indemnification by Sara Lee. Except as provided in Section 10.5 or the Transaction Agreements, Sara Lee shall indemnify, defend and hold harmless each of the CoffeeCo Parties, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “CoffeeCo Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the CoffeeCo Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

(a) the failure by any Sara Lee Party or any other Person to pay, perform or otherwise promptly discharge any Sara Lee Liability in accordance with its terms;

(b) any Sara Lee Liability;

(c) the performance or breach of any Designated Sara Lee Agreement;

(d) the Sara Lee Business as conducted (regardless of whether by Sara Lee and its Subsidiaries, including the CoffeeCo Parties, or another Person) on, at any time prior to or at any time after the Effective Time (excluding any Designated CoffeeCo Liability to the extent applicable);

(e) solely with respect to the information contained in the Form F-1 Registration Statement or the Prospectus that is set forth on Schedule 10.3(E) (and to the extent provided therein), any claim that the information included in the Form F-1 Registration Statement or the Prospectus is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) solely with respect to the information contained in the European Union Listing Prospectus that is set forth on Schedule 10.3(F) (and to the extent provided therein), any claim that the information included in the European Union Listing Prospectus is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(g) the breach by any Sara Lee Party of any covenant or agreement set forth in this Agreement, the Transaction Agreements or any Conveyancing Instrument, in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time.

Section 10.4 Applicability of and Limitation on Indemnification. Except as expressly provided herein, the indemnity obligation under this Article X shall apply notwithstanding any investigation made by or on behalf of any Indemnified Party and shall apply without regard to whether the Loss or Expense for which indemnity is claimed hereunder is based on strict liability, absolute liability or any other theory of liability or arises as an obligation for contribution.

Section 10.5 Adjustment of Indemnifiable Losses.

(a) The amount that any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) shall be reduced by any insurance proceeds and other amounts actually recovered by or on behalf of such Indemnified Party (net of increased insurance premiums and charges related directly and solely to the related indemnifiable Expense or Loss and costs and expenses (including reasonable legal fees and expenses) incurred by the Indemnified Party in connection with seeking to collect and collecting such amounts) in reduction of the related Expense or Loss (such net amounts are referred to herein as “Indemnity Reduction Amounts”). Each of Sara Lee, CoffeeCo and DutchCo shall use commercially reasonable efforts to collect any proceeds under its respective available and applicable Third Party insurance policies or damages from any Third Parties to which it or any of its Subsidiaries is entitled prior to seeking indemnification or contribution under this Agreement, where allowed; provided, however, that any such actions by an Indemnified Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses actually incurred by the Indemnified Party. If any Indemnity Reduction Amounts are received by or on behalf of an Indemnified Party in respect of an indemnifiable Expense or Loss for which indemnification is provided under this Agreement after the full amount of such indemnifiable Expense or Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Expense or Loss and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such indemnifiable Expense or Loss, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such indemnifiable Expense or Loss over (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. For the avoidance of doubt, such excess shall be paid net of any expenses of the Indemnified Party associated with the receipt of the applicable insurance policy proceeds, including Taxes thereon, if any. The Indemnified Party agrees that the Indemnifying Party shall be subrogated to such Indemnified Party under any insurance policy.

(b) An insurer or other Third Party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

Section 10.6 Treatment of Payments.

(a) For all Tax purposes and to the extent permitted by applicable Tax law, the Parties shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, occurring immediately prior to the Distribution. If it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest) is subject to any Tax, the Party making such payment shall be liable for (i) the After Tax Amount with respect to such payment, and (ii) interest established for payments in Section 6621(a)(2) of the Code on the amount of such tax from the date such Tax is due through the date of payment of such After Tax Amount. A party making a demand for payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

Section 10.7 Procedures for Indemnification of Third-Party Claims.

(a) If any Third Party shall make any claim or commence any arbitration proceeding or suit (each such claim, proceeding or suit being a “Third-Party Claim”) against any one or more of the Indemnified Parties with respect to which an Indemnified Party intends to make any claim for indemnification against CoffeeCo or DutchCo under Section 10.2 or against Sara Lee under Section 10.3, such Indemnified Party shall promptly, but in no event later than 10 days after receipt by the Indemnified Party of written notice of the Third-Party Claim, give written notice to the Indemnifying Party describing such Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 10.7(a) shall not relieve the related Indemnifying Party of its obligations under this Article X, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide notice.

(b) The Indemnifying Party shall have 30 days after receipt of the notice referred to in Section 10.7(a) to notify the Indemnified Party that it elects to conduct and control the defense of such Third-Party Claim. If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third-Party Claim in the exercise of its exclusive discretion subject to the provisions of this Section 10.7, and the Indemnifying Party shall, upon request from any of the Indemnified Parties, promptly pay to such Indemnified Parties in accordance with the other terms of this Section 10.7(b) the amount of any Expense or Loss subject to indemnification hereunder resulting from such Third-Party Claim. If the Indemnifying Party gives the foregoing notice within such 30-day period, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at the Indemnifying Party’s sole expense, the conduct and settlement of such Third-Party Claim, and the Indemnified Party shall use commercially reasonable efforts to cooperate with the Indemnifying Party in connection therewith; provided, however, that: (i) the Indemnifying Party shall use commercially reasonable efforts to prevent any lien, encumbrance or other adverse charge to thereafter attach to any Asset of any Indemnified Party; (ii) the Indemnifying Party shall use commercially reasonable efforts to prevent any injunction against any Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party and any counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party to monitor such conduct or settlement and shall provide the Indemnified Party and any such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific), but the fees and expenses of such counsel chosen by the Indemnified Party (but not more than one separate counsel for all Indemnified Parties similarly situated) shall be borne by the Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed that the Indemnifying Party should pay for such counsel, (B) in the Indemnified Party’s reasonable judgment a conflict of interest exists in respect of such Third-Party Claim or (C) the Indemnifying Party shall have assumed responsibility for such Third-Party Claim with any reservations or exceptions; and (iv) the Indemnifying Party shall agree promptly to reimburse to the extent required under this Article X the Indemnified Party for the full amount of any Expense or Loss resulting from such Third-Party Claim. In no event shall the Indemnifying Party, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

(c) If the Indemnifying Party shall not have undertaken the conduct and control of the defense of any Third-Party Claim as provided in Section 10.7(b), the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the conduct or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

(d) Subject to Section 10.7(e), no Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third-Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, that if the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of Indemnifiable Losses in connection with such Third-Party Claim and unconditionally and irrevocably releases the Indemnified Party and its Affiliates completely from all Liability in connection with such Third-Party Claim; provided, further, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge that (i) provides for injunctive or other nonmonetary relief affecting the Indemnified Party or any of its Affiliates or (ii) in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party or any of its Affiliates. Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

Section 10.8 Procedures for Indemnification of Direct Claims. Any claim for indemnification on account of an Expense or a Loss made directly by the Indemnified Party against the Indemnifying Party and that does not result from a Third-Party Claim shall be reasonably promptly asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to provide indemnification with respect to such claim. If such Indemnifying Party does not respond within such 30-day period or does respond within such 30-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XII.

Section 10.9 Contribution. If the indemnification provided for in this Article X is judicially determined to be unavailable (other than in accordance with the terms of this Agreement, in which case this Section 10.9 shall not apply) to an Indemnified Party in respect of any Losses or Expenses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Expense or Loss in such proportion as is appropriate to reflect the relative fault of the CoffeeCo Indemnified Parties, on the one hand, and the Sara Lee Indemnified Parties, on the other hand, in connection with the conduct, statements or omissions that resulted in such Expense or Loss. The relative fault of any CoffeeCo Indemnified Party, on the one hand, and of any Sara Lee Indemnified Party, on the other hand, in the case of any Expense or Loss arising out of or related to information contained in the Form F-1 Registration Statement, the Prospectus, the European Union Listing Prospectus or other securities law filing shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the CoffeeCo Business or a CoffeeCo Indemnified Party, on the one hand, or by the Sara Lee Business or a Sara Lee Indemnified Party, on the other hand. The information on Schedules 10.3(E) and 10.3(F) shall be deemed supplied by the Sara Lee Business or the Sara Lee Indemnified Parties. All other information in the Form F-1 Registration Statement, the Prospectus and the European Union Listing Prospectus shall be deemed supplied by the CoffeeCo Business or the CoffeeCo Indemnified Parties.

Section 10.10 Remedies Cumulative. Subject to the provisions of Article IX and Section 10.12, the remedies provided in this Article X shall be cumulative and shall not preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 10.11 Survival. All covenants and agreements of the Parties contained in this Agreement relating to indemnification shall survive the Effective Time indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 10.12 No Special Damages. In no event shall any Party hereto be liable under this Article X or otherwise in respect of this Agreement or any Transaction Agreement, for exemplary, special, punitive, indirect, remote, speculative or consequential damages (including in respect of lost profits or revenues), however caused and on any theory of liability (including negligence), whether or not such Party has been advised of the possibility of such damages, except to the extent any such Party incurs such damages payable to a Third Party in connection with a Third-Party Claim, in which event such damages shall be recoverable.

Section 10.13 Exclusivity of Other Agreements. Notwithstanding anything to the contrary contained in this Agreement, the Tax Sharing Agreement and, to the limited extent set forth therein with respect to Tax Support Services, the Transition Services Agreement, shall be the only agreements among any of the Parties with respect to indemnification and procedures in respect of Taxes, Tax matters, any liabilities for Taxes and any contractual liabilities for an indemnity obligation relating to Taxes.

ARTICLE XI

ACCESS TO INFORMATION AND SERVICES

Section 11.1 Agreement for Exchange of Information.

(a) Subject to Section 11.1(b), at all times from and after the Distribution Date for a period of six years, as soon as reasonably practicable after written request: (i) Sara Lee shall afford to the CoffeeCo Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at CoffeeCo’s expense, provide copies of, all records, books, Contracts, instruments, data, documents and other information (collectively, “Information”) in the possession or under the control of Sara Lee immediately following the Distribution Date that relates to the CoffeeCo Parties, the CoffeeCo Business or the employees or former employees of the CoffeeCo Business; and (ii) the CoffeeCo Parties shall afford to the Sara Lee Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at Sara Lee’s expense, provide copies of, all Information in the possession or under the control of the CoffeeCo Parties immediately following the Distribution Date that relates to Sara Lee, the Sara Lee Business or the employees or former employees of the Sara Lee Business; provided, however, that in the event that either Sara Lee or CoffeeCo determines that any such provision of or access to Information would be commercially detrimental in any material respect, violate any law, including competition law, or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) Any Party may request Information under Section 11.1(a) or Section 11.7: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or any of its Affiliates (including under applicable securities or Tax laws) by a Governmental Authority having jurisdiction over such requesting Party or Affiliate thereof; (ii) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, Tax or other similar requirements (other than in connection with any action, suit or proceeding in which any Sara Lee Party is adverse to any CoffeeCo Party); (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes; or (iv) to comply with its obligations under this Agreement or any Transaction Agreement.

(c) Without limiting the generality of the foregoing, until the end of the first full CoffeeCo fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s Information requests to enable the other Party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such other Parties’ auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

(d) If after the Distribution Date any Party discovers any error or mistake in its financial statements, which error, if corrected prior to the Distribution Date, would have resulted in changes to the discovering Party’s financial statements (or would reasonably be anticipated to have resulted in changes to any other Party’s financial statements), then the discovering Party shall promptly notify the other Parties in writing, which writing shall set forth in reasonable detail, the nature of any such error and the Parties shall make such accounting adjustments to their respective financial statements as each determines, in its sole discretion, are required under the accounting standards applicable to such Party; provided, however, except as otherwise provided in this Agreement, no Party shall be required to pay any cash or other consideration to any other Party as a result of any such error.

Section 11.2 Ownership of Information. Any Information owned by any Party that is provided to a requesting Party pursuant to Section 11.1 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such Information.

Section 11.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the providing Party for the reasonable Out-of-Pocket Expenses, if any, of gathering and copying such Information, to the extent that such Out-of-Pocket Expenses are incurred for the benefit of the requesting Party.

Section 11.4 Retention of Records. To facilitate the possible exchange of Information pursuant to this Article XI after the Distribution Date, except as otherwise required or agreed in writing, or as otherwise provided in the Tax Sharing Agreement, the Parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies and procedures of Sara Lee as in effect on the Distribution Date or such other policies and procedures as may reasonably be adopted by the applicable Party after the Distribution Date.

Section 11.5 Limitation of Liability. No party shall have any liability to the other Parties (a) if any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of gross negligence or willful misconduct by the Party providing such Information or (b) if any Information is destroyed despite using commercially reasonable efforts to comply with the provisions of Section 11.4.

Section 11.6 Production of Witnesses. At all times from and after the Distribution Date, each Party shall use commercially reasonable efforts to make available, or cause to be made available, to the other Parties (without cost (other than reimbursement of actual Out-of-Pocket Expenses) to, and upon prior written request of, any other Party) its directors, officers, employees and agents as witnesses to the extent that the same may reasonably be required by the other Parties (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding (except in the case of any action, suit or proceeding in which any Sara Lee Party is adverse to any CoffeeCo Party) in which the requesting Party may from time to time be involved with respect to the CoffeeCo Business, the Sara Lee Business or any transactions contemplated hereby or by the Transaction Agreements; provided, that the same shall not unreasonably interfere with the conduct of business by the Party of which the request is made.

Section 11.7 Sharing of Knowledge. Subject to Section 11.1(b) and any limitations set forth in any Transaction Agreement, for a period of two years following the Distribution Date, as soon as reasonably practicable after written request: (a) to the extent that information or knowledge with respect to the CoffeeCo Business as of or prior to the Effective Time is available through discussions with employees of the Sara Lee Parties, Sara Lee shall make such employees reasonably available to CoffeeCo to provide such information or knowledge and (b) to the extent that information or knowledge relating to the Sara Lee Business as of or prior to the Effective Time is available through discussions with employees of the CoffeeCo Parties, CoffeeCo and DutchCo shall make such employees reasonably available to Sara Lee to provide such information or knowledge; provided, however, that in the event that either Sara Lee or CoffeeCo determines that any such provision of such information or knowledge would be commercially detrimental in any material respect, violate any law, including competition law, or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence; provided, further, that to the extent specific information-sharing or knowledge-sharing provisions are contained in the Transaction Agreements, such other provisions (and not this Section 11.7) shall govern.

Section 11.8 Confidentiality.

(a) From and after the Distribution Date, each of Sara Lee, CoffeeCo and DutchCo shall hold, and shall cause their respective Subsidiaries, Affiliates and Representatives to hold, in strict confidence, with at least the same degree of care that applies to Sara Lee’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date or such other procedures as may reasonably be adopted by the receiving Party after the Distribution Date, all Confidential Information of the disclosing Party or any of its Affiliates obtained by such receiving Party prior to the Distribution Date, accessed by such receiving Party pursuant to Section 11.1 or furnished to such receiving Party by or on behalf of the disclosing Party or any of its Affiliates pursuant to this Agreement or, to the extent not addressed in a Transaction Agreement, any agreement contemplated hereby, shall not use such Confidential Information (except as contemplated by this Agreement, such Transaction Agreement or any other agreement contemplated hereby) and shall not release or disclose such Confidential Information to any other Person, except its Representatives, who shall be bound by the provisions of this Section 11.8 or similar confidentiality obligations; provided, however, that Sara Lee, CoffeeCo and DutchCo and their respective Representatives may disclose or use such information if, and only to the extent that, (i) a disclosure of such information is compelled by judicial or administrative process or, in the opinion of the receiving Party’s counsel, by other requirements of law (in which case such Party will provide, to the extent reasonably practicable under the circumstances, advance written notice to the other Parties of its intent to make such disclosure) or (ii) the receiving Party can show that such information (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement or other confidentiality obligation owed to the disclosing Party, (B) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a Third Party under circumstances that are not known to the receiving Party to involve a breach of the Third Party’s obligations to any Party or (C) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement (except, in the case of each of (A), (B) and (C), to the extent that notwithstanding the foregoing, use or disclosure thereof would be prohibited by applicable law). Each of Sara Lee, CoffeeCo and DutchCo, respectively, shall be responsible for any breach of this Section 11.8 by any of its Representatives to whom it has disclosed Confidential Information.

(b) Notwithstanding the provisions of this Section 11.8, each of Sara Lee, CoffeeCo and DutchCo will be deemed to have satisfied its obligations under Section 11.8(a) with respect to preserving the confidentiality of the other Parties’ Confidential Information as long as it takes the same degree of care that it takes to: (i) secure and maintain the confidentiality of its own similar information; (ii) protect its own similar information against anticipated threats or hazards; and (iii) protect against loss or theft or unauthorized access, copying, disclosure, loss, damage, modification or use of its own similar information.

(c) Each of Sara Lee, CoffeeCo and DutchCo acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 11.8 and agrees that, notwithstanding Article XII and Section 13.3, the disclosing Party shall, in addition to the other remedies that may be available to it, be entitled to an injunction to prevent actual or threatened breaches of this Section 11.8 and to enforce specifically the terms and provisions of this Section 11.8 pursuant to the procedures set forth in Article XII (and to pursue interim or pre-award injunctive relief in any court of competent jurisdiction designated as having jurisdiction by said article). Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 11.8 shall survive the Distribution Date indefinitely.

(d) This Section 11.8 shall not apply with respect to Confidential Information furnished to the receiving Party or accessed by the receiving Party pursuant to any Transaction Agreement, except to the extent that such Transaction Agreement incorporates the provisions of this Section 11.8 by reference.

(e) Notwithstanding the limitations set forth in this Section 11.8, with respect to financial and other information related to the CoffeeCo Parties for the periods during which such CoffeeCo Parties were Subsidiaries of Sara Lee, in addition to fulfilling its periodic reporting obligations with the SEC as required by applicable law, Sara Lee shall be permitted to disclose such information in its earnings releases, investor calls, rating agency presentations and other similar disclosures to the extent such information has customarily been included by Sara Lee in such disclosures.

Section 11.9 Privileged Matters.

(a) Each of Sara Lee, CoffeeCo and DutchCo agrees to maintain, preserve and assert all privileges, including privileges arising under or relating to the attorney-client relationship (which shall include the attorney-client and work product privileges), not heretofore waived, that relate to the CoffeeCo Business or the Sara Lee Business for any period prior to the Distribution Date (each a “Privilege”). Each Party acknowledges and agrees that any costs associated with asserting any Privilege shall be borne by the Party requesting that such Privilege be asserted. Each Party agrees that neither it nor any of its Affiliates shall waive any Privilege that could be asserted by the other Parties or any of its Affiliates under applicable law without the prior written consent of the other Parties. The rights and obligations created by this Section 11.9 shall apply to all information relating to the Sara Lee Business or the CoffeeCo Business as to which, but for the Separation, each Party would have been entitled to assert or did assert the protection of a Privilege (“Privileged Information”), including (i) any and all information generated prior to the Distribution Date but which, after the Distribution, is in the possession of any Party and (ii) all information generated, received or arising after the Distribution Date that refers to or relates to Privileged Information generated, received or arising prior to the Distribution Date.

(b) Upon receipt by a Party of any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information or if a Party obtains knowledge that any current or former employee of Sara Lee, CoffeeCo or DutchCo or any of their respective Affiliates has received any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information of the other Parties or any of such other Parties’ Affiliates, such Party shall notify promptly the other Parties of the existence of the request and shall provide the other Parties a reasonable opportunity to review the information and to assert any rights it may have under this Section 11.9 or otherwise to prevent the production or disclosure of Privileged Information. Each Party agrees that it will not produce or disclose any information that may be covered by a Privilege of any other Party or any of such other Party’s Affiliates under this Section 11.9 unless (i) such Party or such Affiliate has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(c) Sara Lee’s transfer of books and records and other information to CoffeeCo and DutchCo, and Sara Lee’s agreement to permit CoffeeCo and DutchCo to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on CoffeeCo’s and DutchCo’s agreement, as set forth in Sections 11.8 and 11.9, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 11.1, the agreement to provide witnesses and individuals pursuant to Section 11.6 and the transfer of Privileged Information to CoffeeCo and DutchCo pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 11.9 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Sara Lee in, or the obligations imposed upon CoffeeCo and DutchCo by, this Section 11.9. CoffeeCo’s transfer of books and records and other information to Sara Lee, and CoffeeCo’s agreement to permit Sara Lee to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on Sara Lee’s agreement, as set forth in Sections 11.8 and 11.9, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 11.1, the agreement to provide witnesses and individuals pursuant to Section 11.6 and the transfer of Privileged Information to Sara Lee pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 11.9 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to CoffeeCo in, or the obligations imposed upon Sara Lee by, this Section 11.9.

Section 11.10 Attorney Representation. Sara Lee, on behalf of itself and the other Sara Lee Parties, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of a CoffeeCo Party resulting from such person being an employee of Sara Lee or any of its Subsidiaries (including the CoffeeCo Parties) or having provided legal services to Sara Lee or any of its Subsidiaries at any time prior to the Separation and agrees to allow such attorney to represent the CoffeeCo Parties in any transaction or dispute with respect to this Agreement, the Transaction Agreements, the transactions contemplated hereby and thereby and transactions between the Parties that commence following the Distribution Date. Each of CoffeeCo (on behalf of itself and the other CoffeeCo Parties) and DutchCo hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of a Sara Lee Party resulting from such person being an employee of CoffeeCo or any of its Subsidiaries or having provided legal services to a CoffeeCo Party at any time prior to the Separation and agrees to allow such attorney to represent the Sara Lee Parties in any transaction or dispute with respect to this Agreement or the Transaction Agreements and the transactions contemplated hereby and thereby and transactions between the Parties that commence following the Distribution Date. In furtherance of the foregoing, each Sara Lee Party and each CoffeeCo Party will, upon request, execute and deliver a specific waiver as may be required in connection with a particular transaction or dispute under the applicable rules of professional conduct in order to effectuate the general waiver set forth above.

Section 11.11 Financial Information Certifications.

(a) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of Sara Lee to make any certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within 30 days following the end of any fiscal quarter during which CoffeeCo was a Subsidiary of Sara Lee, and within 60 days following the end of any fiscal year during which CoffeeCo was a Subsidiary of Sara Lee, CoffeeCo or DutchCo shall provide a certification statement with respect to internal controls for corporate and shared services processes for such quarter, year or portion thereof to those certifying officers and employees of Sara Lee, which certification shall be in substantially the same form as had been provided by officers or employees of CoffeeCo in certifications delivered prior to the Distribution Date (provided that such certification shall be made by CoffeeCo rather than individual officers or employees), or as otherwise agreed upon between the parties. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement and the Transaction Agreements.

(b) In order to enable the principal executive officer or officers, principal financial officer or officers, controller or controllers and any director of DutchCo to make any certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, and under Sections 5:25c, 5:25d and 5:25e of the Dutch Financial Markets Supervision Act, within 60 days following the end of any required reporting period during which CoffeeCo was a Subsidiary of Sara Lee, Sara Lee shall provide to those certifying officers, employees and directors of DutchCo (i) a certification statement with respect to testing of internal controls for corporate and shared services processes for such year or portion thereof, which certification shall be in substantially the same form as had been provided by officers or employees of Sara Lee in certifications delivered to its principal executive officer, principal financial officer and controller prior to the Distribution Date (provided that such certification shall be made by Sara Lee rather than individual officers or employees,) or as otherwise agreed upon between the parties, and (ii) a certification statement with respect to the accuracy and fairness of those portions of the financial statements, management report and risk factors contained in DutchCo’s annual, semi-annual and interim reports that relate to a period during which CoffeeCo was a Subsidiary of Sara Lee to enable DutchCo to make the certifications set forth in Exhibit J. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement and the Transaction Agreements.

ARTICLE XII

DISPUTE RESOLUTION

Section 12.1 Agreement to Arbitrate. Except as otherwise specifically provided in this Agreement or any Transaction Agreement, the procedures for discussion, negotiation and arbitration set forth in this Article XII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Transaction Agreement or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or before the date of this Agreement or the Distribution Date), between or among any of the Sara Lee Parties and the CoffeeCo Parties. Each of the Sara Lee Parties and the CoffeeCo Parties agrees that the procedures set forth in this Article XII shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters. EACH OF SARA LEE, ON BEHALF OF ITSELF AND EACH OF THE SARA LEE PARTIES, DUTCHCO, AND COFFEECO, ON BEHALF OF ITSELF AND EACH OF THE COFFEECO PARTIES, HEREBY IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL (INCLUDING JURY TRIAL) IN A COURT THAT WOULD OTHERWISE HAVE JURISDICTION OVER SUCH A CLAIM, CONTROVERSY OR DISPUTE.

Section 12.2 Escalation.

(a) The Parties agree to use commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between them or any of their respective Subsidiaries with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, prior to commencing any arbitration, any Party involved in a dispute, controversy or claim shall deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a Senior Vice President level of management of the Parties or higher (or if the Parties agree, of the appropriate strategic business unit or division within each Party), in all cases a member of senior management not directly involved in the dispute. A copy of any such Escalation Notice shall be given to the General Counsel, or like officer, of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Upon receipt of the Escalation Notice, the Parties through their respective representatives shall meet telephonically or in person to discuss in good faith the issues of the dispute.

(b) If the Parties are unable to resolve the dispute within 30 days after the date of the Escalation Notice, any Party will have the right to begin arbitration and submit an Arbitration Demand Notice in accordance with Section 12.3.

(c) The Parties may, by mutual consent, select a mediator to aid the Parties in their discussions and negotiations. Any opinion expressed by any such mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by any such mediator be admissible in any arbitration proceedings. Costs of any mediation shall be borne equally by the Parties, except that each Party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 12.3.

(d) The Parties agree that all discussions, negotiations and other information exchanged between the Parties during the foregoing proceedings will be without prejudice to the legal position of any Party in any subsequent Action.

Section 12.3 Procedure for Arbitration.

(a) At any time following the expiration of the 30 day period set forth in Section 12.2(b) (the “Arbitration Demand Date”), any Party involved in the dispute, controversy or claim (regardless of whether such Party is the one that delivered the Escalation Notice) may, unless the Applicable Deadline has occurred, make a written demand (the “Arbitration Demand Notice”) that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the Parties to the dispute, controversy or claim in the manner set forth in Section 13.10. If any Party shall deliver an Arbitration Demand Notice to another Party, such other Party may itself deliver an Arbitration Demand Notice to such first Party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed provided such Party has complied with the requirements of Section 12.2 with respect to such related dispute, controversy or claim. No Party may assert that the failure to resolve any matter during any discussions or negotiations or the course of conduct during the discussions or negotiations, in each case, as contemplated by Section 12.2, is a prerequisite to a demand for arbitration under this Section 12.3. If either Party delivers an Arbitration Demand Notice with respect to any dispute, controversy or claim that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such disputes, controversies and claims shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitration tribunal in its sole discretion determines that it is impracticable or otherwise inadvisable to do so.

(b) The place of any arbitration shall be Chicago, Illinois.

(c) Except as otherwise specifically provided in this Agreement or any Transaction Agreement, any Arbitration Demand Notice may be given until two years after the later of (i) the occurrence of the act or event giving rise to the underlying claim (it being understood that in the case of a Third-Party Claim, such date shall be the date of assertion of the Third-Party Claim rather than the act or event underlying the Third-Party Claim) and (ii) the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Party asserting the claim (as applicable and as it may in a particular case be specifically extended by the Parties in writing, the “Applicable Deadline”). The provisions herein regarding the Applicable Deadline shall have the same effect as a statute of limitations applicable to any disputes, controversies or claims falling within this Article XII. Any discussions, negotiations or mediations between the Parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the Parties. Each Party agrees, on behalf of itself and its respective Subsidiaries, that, if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, such dispute, controversy or claim will be deemed barred and incapable of being brought in any forum, provided that if the period for the bringing of claims with respect to any such dispute, controversy or claim had expired prior to the Applicable Deadline pursuant to the applicable statute of limitations, then that shorter limitations period shall apply to said dispute, controversy or claim.

Section 12.4 Selection of Arbitrator.

(a) Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the arbitration rules of the American Arbitration Association (the “AAA”) in force from time to time.

(b) In the event that the amount of the dispute is less than $15 million, there shall be one arbitrator agreed to by the Parties within 15 days of the receipt by respondent of a copy of the Arbitration Demand Notice. If the Parties fail to appoint an arbitrator within such 15 days, such arbitrator shall, at the request of any Party, be appointed by the AAA, pursuant to a listing, ranking and striking procedure, if practicable within 15 days of such request.

(c) In the event that the amount of the dispute is equal to or greater than $15 million, there shall be a tribunal of arbitrators (the “Tribunal”), which shall consist of three arbitrators, one appointed by the Sara Lee Parties, one by the CoffeeCo Parties and the third to serve as Chair (the “Chair”). The Sara Lee Parties and CoffeeCo Parties will each select one arbitrator within 15 days of the receipt by respondent of a copy of the Arbitration Demand Notice. The two arbitrators so appointed shall nominate the Chair within 15 days of the appointment of the second arbitrator. If either the Sara Lee Parties or the CoffeeCo Parties fail to appoint an arbitrator, or if the two party-appointed arbitrators fail to appoint the Chair, within the time periods specified herein, such arbitrator shall, at the request of any Party, be appointed by the AAA.

(d) Any arbitrators appointed pursuant to this Section 12.4 shall be neutral and disinterested with respect to each of the Parties and the matter and shall be reasonably competent in the applicable subject matter. In a dispute primarily focusing on issues relating to accounting, finance, Taxes or Intellectual Property, such dispute shall be heard by arbitrators who are experts in such areas.

(e) The arbitrator or Tribunal, as applicable, will set a time for the hearing of the matter, which will commence no later than 180 days after the date that the arbitrator or Tribunal, as applicable, is fully constituted. The arbitrator or Tribunal, as applicable, may extend such period at its discretion pursuant to a reasoned request from either Party or on its own initiative if it is necessary to do so. The arbitrator or Tribunal, as applicable, shall use its best efforts to reach a final decision and render the same in writing to the Parties not later than 60 days after the last hearing date, unless otherwise agreed by the Parties in writing. Failure of the arbitrator or Tribunal, as applicable, to do so, however, shall not be a basis for challenging the decision.

Section 12.5 Hearings. The arbitrator or Tribunal, as applicable, shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. In cases in which the amount in dispute is less than $15 million, the arbitrator or Tribunal, as applicable, shall determine whether an oral hearing is required or whether the dispute should be submitted for a judgment or decision based on written submissions, verified witness statements and other written evidence. In cases in which the amount in dispute is $15 million or greater, an oral hearing shall be held. The arbitrator or Tribunal, as applicable, may, in its sole discretion, set time and other limits on the presentation of each Party’s case, its memoranda or other submissions, and refuse to receive any proffered evidence that the arbitrator or Tribunal, as applicable, finds to be cumulative, unnecessary, irrelevant or of low probative nature. Any decision of the arbitrator or Tribunal, as applicable, will be final and binding on the Parties, and judgment thereon may be had and will be enforceable in any court of competent jurisdiction over the Parties. Arbitration awards will bear interest from the date of the award at an annual rate of the Prime Rate plus 2%. To the extent that the provisions of this Agreement and the prevailing rules of the AAA conflict, the provisions of this Agreement shall govern.

Section 12.6 Discovery and Certain Other Matters.

(a) Discovery procedures available in litigation before the courts shall not apply in any arbitration proceedings hereunder. Any Party involved in the applicable dispute, controversy or claim may request limited document production from the other Party or Parties of specific and expressly relevant documents, with the reasonable expenses of the producing Party or Parties incurred in such production paid by the requesting Party. Any such discovery shall be conducted expeditiously and shall not cause the hearing which may be provided for in Section 12.5 to be adjourned except upon consent of both the Sara Lee Parties and the CoffeeCo Parties or upon a showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a Party to the proceeding. Each Party shall be entitled to 5 depositions of 5 hours duration. Only upon a showing of extreme necessity, at the limited discretion of the arbitrator or Tribunal, as applicable, shall any additional depositions be permitted. Interrogatories or other forms of discovery (other than the document production set forth above) shall not occur except by consent of all Parties involved in the applicable dispute, controversy or claim. Disputes concerning the scope of document production and enforcement of the document production requests will be referred to the arbitrator or Tribunal, as applicable, for resolution. All discovery requests will be subject to the Parties’ rights to claim any applicable privilege. The arbitrator or Tribunal, as applicable, will adopt procedures to protect the proprietary rights of the Parties and to ensure the arbitration proceedings are kept private and confidential (except as may be required by applicable law). Nothing in the foregoing shall limit any power of the arbitrator or Tribunal, as applicable, to issue subpoenas to compel the production of documents or testimony relevant to the dispute, controversy or claim, should the arbitrator or Tribunal, as applicable, consider it appropriate to grant such relief.

(b) The arbitrator or Tribunal, as applicable, shall have full power and authority to determine whether a dispute submitted to it is within its jurisdiction. Without derogating from such authority, the arbitrator or Tribunal, as applicable, shall decide any disputes according to law and shall not have power to grant relief ex aequo et bono or to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Transaction Agreement. The arbitrator or Tribunal, as applicable, shall have power to grant such remedies for breaches of any such agreement (including interim or permanent injunctive relief) as may be available according to the governing law; provided, however, that the arbitrator or Tribunal, as applicable, shall not (i) have power to award exemplary, punitive, special damages or treble damages and (ii) limit the award of any such damages to the extent they are included in any Liabilities to Third Parties as to which the provisions of this Article XII are applicable).

(c) If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator or Tribunal, as applicable, may hear and determine the controversy upon evidence produced by the appearing Party. Any decision rendered under such circumstances shall be as valid and enforceable as if the Parties had appeared and participated fully at all stages.

(d) The fees of the arbitrator or Tribunal, as applicable, and all other arbitration costs shall be borne equally by each Party involved in the matter. Each Party shall be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such Party, and the arbitrator or Tribunal, as applicable, shall not have power to order that the arbitration fees of one Party be paid by another; provided, however, that this shall not limit the award of any such fees to the extent they are included in any Liabilities to third parties as to which the provisions of this Article XII are applicable.

Section 12.7 Certain Additional Matters.

(a) Any arbitration award shall include a written statement of reasons of the arbitrator or Tribunal, as applicable.

(b) Regardless of whether an Escalation Notice has been delivered, prior to the time at which the arbitrator or Tribunal, as applicable, is appointed pursuant to Section 12.4, any Party may seek injunctive relief in order to preserve and protect the status quo in a court of competent jurisdiction. Once the arbitrator or Tribunal, as applicable, is constituted, it shall have power to continue, vacate or modify any such injunctive relief. For these purposes, the Parties irrevocably submit to the non-exclusive jurisdiction of the federal and state courts located in Cook County, Illinois, and waive any objection to the convenience of said forum.

(c) Except as required by law, the Parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of Article XI and except as may be required in order to enforce any award. Each of the Parties shall request that the arbitrator or Tribunal, as applicable, comply with such confidentiality requirement.

Section 12.8 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and the Transaction Agreements during the course of dispute resolution pursuant to the provisions of this Article XII with respect to all matters not subject to such dispute, controversy or claim to the extent such Party is obligated to do so pursuant to the underlying agreement.

Section 12.9 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article XII, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable U.S. federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 13.3.

Section 12.10 Service. In any proceedings covered by this Article XII, each of the Parties irrevocably consents to the service of process pursuant to Section 13.10 of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Entire Agreement. This Agreement and the Transaction Agreements, including the schedules and exhibits referred to herein and therein, and the documents delivered pursuant hereto and thereto, contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between any of the Sara Lee Parties, on the one hand, and any of the CoffeeCo Parties, on the other hand, with respect to such subject matter hereof or thereof.

Section 13.2 Plan of Reorganization. For U.S. federal income tax purposes, this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

Section 13.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of law principles thereof.

Section 13.4 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Sara Lee, CoffeeCo and DutchCo.

Section 13.5 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 13.6 Partial Invalidity. Wherever possible, each provision hereof shall be construed in a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

Section 13.7 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when the counterparts have been signed by and delivered to each of the Parties.

Section 13.8 Successors and Assigns. No Party may assign any of its rights or obligations under this Agreement to another Person without the consent of each of the other Parties to this Agreement. Subject to the foregoing, (a) this Agreement and all the terms and provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and (b) each Party shall require any Person or Persons that, as a result of any merger, purchase of assets, reorganization or other transaction, acquires or succeeds to all or substantially all of its business or assets to assume its obligations under this Agreement pursuant to a written assumption agreement in form and substance reasonably satisfactory to each other Party.

Section 13.9 Third-Party Beneficiaries. Except for Article X, this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

Section 13.10 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (c) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

If to CoffeeCo, to:

DE US, Inc.

Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Attention: Onno van Klinken

If to Sara Lee, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: General Counsel

or to such other address as such Party may indicate by a notice delivered to the other Parties in accordance herewith.

Section 13.11 Performance. Sara Lee will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Sara Lee Party. CoffeeCo or DutchCo, as applicable, will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any CoffeeCo Party.

Section 13.12 Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 13.13 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the Distribution and Separation abandoned at any time prior to the Distribution by and in the sole discretion of the Sara Lee Board without the prior approval of any Person. In the event of such termination, this Agreement shall forthwith become void, and no Party shall have any liability to any Person by reason of this Agreement.

Section 13.14 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of Sara Lee, CoffeeCo or DutchCo, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of DutchCo, CoffeeCo or Sara Lee, as applicable, under this Agreement or any Transaction Agreement or in respect of any certificate delivered with respect hereto or thereto, and, to the fullest extent legally permissible, each of Sara Lee, CoffeeCo and DutchCo, for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such individual otherwise might have pursuant to applicable law.

Section 13.15 Survival. Except as otherwise expressly provided herein, all covenants, conditions and agreements of the Parties contained in this Agreement shall remain in full force and effect and shall survive the Distribution Date.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

SARA LEE CORPORATION

By:

Name:
Title:

DE US, INC.

By:

Name:
Title:

D.E MASTER BLENDERS 1753 B.V.

By:

Name:
Title:

[Signature Page to Master Separation Agreement]

Exhibit A

FORM OF

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of             , 2012, by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”) and DE US, Inc., a Delaware corporation and wholly-owned subsidiary of Sara Lee (“CoffeeCo”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in that certain Master Separation Agreement (the “Master Separation Agreement”), by and between Sara Lee, CoffeeCo and D.E MASTER BLENDERS 1753 B.V., a private company with limited liability with corporate seat in Joure (Skarsterlân), The Netherlands (“DutchCo”).

RECITALS

WHEREAS, pursuant to the Master Separation Agreement, Sara Lee, CoffeeCo and DutchCo will agree to separate the CoffeeCo Business from Sara Lee by means of, among other transactions, the Contribution, whereby, in part, Sara Lee shall contribute all of its right, title and interest to the Transferred Business Assets to CoffeeCo in consideration for the CoffeeCo stock, the CoffeeCo Securities, $            cash, and in consideration for the assets and assumption of CoffeeCo Liabilities as set forth herein;

WHEREAS, on December 3, 2011, SL/DE US LLC, the predecessor to CoffeeCo, made an election to be treated as a corporation for U.S. federal income tax purposes as of December 3, 2011 (the “CoffeeCo Formation”);

WHEREAS, pursuant to the CoffeeCo Formation, Sara Lee was deemed to contribute all of its right, title and interest to certain of the Transferred Business Assets to CoffeeCo;

WHEREAS, Sara Lee wishes to contribute its right, title and interest to the remaining Transferred Business Assets, including certain entities that were previously subsidiaries of Sara Lee Kiwi Holdings, Inc. and its successor, Sara Lee Kiwi Holdings, LLC, to CoffeeCo pursuant to this Agreement (the “Contribution”); and

WHEREAS, the Contribution is part of the overall plan of reorganization that includes the CoffeeCo Formation and the Distribution, and the Contribution and the CoffeeCo Formation comprise the “CoffeeCo Contribution”.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

CONTRIBUTION

Section 1.1 Contribution of the Transferred Business Assets. Subject to the terms of this Agreement and the Master Separation Agreement, and in addition to the right, title and interest in and to certain of the Transferred Business Assets that was deemed to occur in the CoffeeCo Formation, Sara Lee hereby contributes, assigns, transfers and conveys to CoffeeCo, and CoffeeCo hereby receives and accepts from Sara Lee, all of Sara Lee’s right, title and interest in and to any remaining Transferred Business Assets not previously transferred in the CoffeeCo Formation; provided, however, for the avoidance of doubt, Sara Lee shall not contribute, assign, transfer or convey to CoffeeCo any Excluded Asset.

Section 1.2 Consideration. As consideration for the Transferred Business Assets received in the CoffeeCo Contribution:

(a) CoffeeCo hereby issues to Sara Lee (X)(i)             shares of CoffeeCo common stock, par value $0.01 per share; (ii) $2.1 billion principal amount of CoffeeCo Securities; and (iii)             million in cash, and (Y) assumes the liabilities set forth on Schedule 1.2 hereto;

(b) effective at the time of the Distribution, CoffeeCo hereby assumes the CoffeeCo Liabilities (to the extent not previously Liabilities of CoffeeCo) and agrees to pay, perform, satisfy and discharge the CoffeeCo Liabilities in accordance with their respective terms.

Section 1.3 Deliveries. In furtherance of the transactions contemplated by Sections 1.1 and 1.2, the parties hereto agree to execute and deliver, and they will cause their respective Subsidiaries to execute and deliver (a) such stock powers, assignments of contracts and other instruments of transfer, conveyance and assignment as, and to the extent, necessary or convenient to evidence the transfer, conveyance and assignment by Sara Lee to CoffeeCo of all of Sara Lee’s right, title and interest in and to the Transferred Business Assets, and (b) such assumptions of contracts and other instruments of assumption as, and to the extent, necessary or convenient to evidence the valid and effective assumption of the CoffeeCo Liabilities.

Section 1.4 No Representations or Warranties. COFFEECO ACKNOWLEDGES THAT SARA LEE MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO COFFEECO OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING THE COFFEECO BUSINESS, OR THE SUFFICIENCY OF ANY OF THE TRANSFERRED BUSINESS ASSETS, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY. COFFEECO SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

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Section 1.5 Qualification as a Reorganization.

(a) For U.S. federal income tax purposes, (i) the CoffeeCo Formation and the Contribution, together the CoffeeCo Contribution, are part of the same overall plan of reorganization, and (ii) the CoffeeCo Contribution, followed by the Distribution, is intended to qualify as a tax-free reorganization under Sections 368(a) and 355 of the Code.

(b) For U.S. federal income tax purposes, this Agreement shall be part of and constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-3(a) in respect of the CoffeeCo Contribution and the Distribution.

ARTICLE 2

MISCELLANEOUS

Section 2.1 Entire Agreement. This Agreement, the Master Separation Agreement and the other Transaction Agreements, including the schedules and exhibits referred to therein, and the documents delivered pursuant hereto and thereto, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between Sara Lee and CoffeeCo with respect to such subject matter hereof or thereof.

Section 2.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of law principles thereof.

Section 2.3 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of Sara Lee and CoffeeCo.

Section 2.4 Partial Invalidity. Wherever possible, each provision hereof shall be construed in a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

Section 2.5 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when the counterparts have been signed by and delivered to each of the parties hereto.

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Section 2.6 Successors and Assigns. No party hereto may assign any of its rights or obligations under this Agreement to another Person without the consent of each of the other party to this Agreement. Subject to the foregoing, (a) this Agreement and all the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and (b) each party hereto shall require any Person or Persons that, as a result of any merger, purchase of assets, reorganization or other transaction, acquires or succeeds to all or substantially all of its business or assets to assume its obligations under this Agreement pursuant to a written assumption agreement in form and substance reasonably satisfactory to each other party hereto.

Section 2.7 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

Section 2.8 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (c) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

If to CoffeeCo, to:

DE US, Inc.

Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Attention: Onno van Klinken

If to Sara Lee, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: General Counsel

or to such other address as such party may indicate by a notice delivered to the other party in accordance herewith.

Section 2.9 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of Sara Lee or CoffeeCo. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

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Section 2.10 Survival. Except as otherwise expressly provided herein, all covenants, conditions and agreements of Sara Lee or CoffeeCo contained in this Agreement shall remain in full force and effect and shall survive the Distribution Date.

Section 2.11 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of Sara Lee or CoffeeCo in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Sara Lee or CoffeeCo, as applicable, under this Agreement or any Transaction Agreement or in respect of any certificate delivered with respect hereto or thereto, and, to the fullest extent legally permissible, each of Sara Lee and CoffeeCo for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such individual otherwise might have pursuant to applicable law.

Section 2.12 Incorporation by Reference. Article XII of the Master Separation Agreement is hereby expressly incorporated by reference into, and as a part of, this Agreement.

(Remainder of page intentionally left blank)

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IN WITNESS WHEREOF, each of the parties hereto has caused this Contribution Agreement to be executed on its behalf by a duly authorized officer as of the date first above written.

SARA LEE CORPORATION	DE US, INC.

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Contribution Agreement]

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Exhibit B

FORM OF

EMPLOYEE MATTERS AGREEMENT

by and between

SARA LEE CORPORATION,

D.E MASTER BLENDERS 1753 B.V.

and

DE US, INC.

Dated as of                     , 2012

EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of                     , 2012, by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), D.E MASTER BLENDERS 1753 B.V., a private company with limited liability with corporate seat in Joure (Skarsterlân), The Netherlands (“DutchCo”) and DE US, Inc., a Delaware corporation (“CoffeeCo”), and, as of the date hereof, a wholly-owned subsidiary of Sara Lee. Each of Sara Lee, DutchCo and CoffeeCo is herein referred to as a “Party” and collectively, as the “Parties.” Capitalized terms used herein and not otherwise defined herein, including in Article III below, shall have the meanings ascribed to them in the Separation Agreement (as defined below).

R E C I T A L S:

WHEREAS, the Sara Lee Board has determined that it would be advisable and in the best interests of Sara Lee and its stockholders for Sara Lee to reorganize CoffeeCo such that, among other things, Sara Lee shall contribute to CoffeeCo (i) 100% of the ownership interests of the Transferred Subsidiaries and (ii) the Transferred Business Assets, in each case to the extent not already owned by CoffeeCo, as of the date hereof;

WHEREAS, the Sara Lee Board has determined that it would be advisable and in the best interests of Sara Lee and its stockholders for Sara Lee to distribute on a pro rata basis to the holders of the Sara Lee Shares, without any consideration being paid by the holders of such Sara Lee Shares, all of the CoffeeCo Shares owned by Sara Lee as of the Distribution Date;

WHEREAS, to effectuate the foregoing, the Parties have entered into a Master Separation Agreement, by and between the Parties, dated as of                     , 2012 (as amended, modified and/or restated from time to time, the “Separation Agreement”), which provides, among other things, subject to the terms and conditions set forth therein, for the Separation and the Distribution, and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

WHEREAS, the CoffeeCo Board has determined that it would be advisable and in the best interests of CoffeeCo and its stockholders for CoffeeCo to declare and distribute on a pro rata basis to the holders of record of CoffeeCo Shares immediately after the Distribution and prior to the Merger the CoffeeCo Special Dividend, conditioned upon the occurrence of the Distribution and the closing of the Special Dividend Financing and further subject to the terms and conditions set forth in the Separation Agreement;

WHEREAS, pursuant to the Merger Agreement, after the Distribution and the payment of the CoffeeCo Special Dividend, CoffeeCo will merge with DEMB Merger Company, with CoffeeCo continuing as the surviving corporation, and CoffeeCo Shares shall be exchanged for DutchCo Shares, which will be distributed to the holders of CoffeeCo Shares on the terms, and subject to the conditions, set forth in the Separation Agreement and the Merger Agreement; and

WHEREAS, pursuant to the Separation Agreement, the Parties have agreed to enter into this Agreement for the purpose of setting forth certain agreements regarding employee benefit plans, programs and arrangements, and certain employment matters as described herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereby agree as follows:

ARTICLE I

GENERAL EMPLOYEE AND BENEFIT PLAN RELATED PRINCIPLES

1.1 Participation in Sara Lee Benefit Plans and CoffeeCo Benefit Plans. Schedule 1.1(a) to this Agreement sets forth a list of all Sara Lee Benefit Plans and Schedule 1.1(b) to this Agreement sets forth a list of a separate list of all CoffeeCo Benefit Plans, in each case in effect as of the date of this Agreement. Except as set forth in Schedule 1.1(c) of this Agreement, as of the date hereof, no CoffeeCo Employee participates or is eligible to participate, or at any time could become, or be deemed to be, eligible to participate, in any Sara Lee Benefit Plan, and no Sara Lee Employee participates or is eligible to participate, or at any time could become, or be deemed to be, eligible to participate, in any CoffeeCo Benefit Plan. From and following the Effective Time, except as, and solely to the extent, set forth in Schedule 1.1(d) of this Agreement, (a) CoffeeCo Employees shall be eligible to participate solely in CoffeeCo Benefit Plans, subject to the terms and conditions thereof, and (b) Sara Lee Employees shall be eligible to participate solely in Sara Lee Benefit Plans, subject to the terms and conditions thereof.

1.2 Liabilities Under Sara Lee Benefit Plans and CoffeeCo Benefit Plans. From and following the Effective Time, (a) neither Sara Lee nor any Sara Lee Party shall have any Liability under any CoffeeCo Benefit Plan and (b) neither CoffeeCo nor any CoffeeCo Party shall have any Liability under any Sara Lee Benefit Plan. Prior to the Effective Time, Sara Lee and CoffeeCo shall take all actions that are necessary or appropriate to ensure that, as of the Effective Time, (a) Sara Lee will not be a party to or a sponsor, obligor or guarantor of, and will not have any Liability whatsoever under, any CoffeeCo Benefit Plan and (b) CoffeeCo will not be a party to, or a sponsor, obligor or guarantor of, and will not have any Liability whatsoever under, any Sara Lee Benefit Plan, which necessary or appropriate actions may include, as applicable, entering into any agreements, whether between the Parties or among third parties, assigning obligations or Liabilities under CoffeeCo Benefit Plans or Sara Lee Benefit Plans, as applicable, effecting any necessary amendments to any CoffeeCo Benefit Plan or Sara Lee Benefit Plan, securing any consents that may be required and negotiating with third parties to effectuate the provisions of this Section 1.2. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that to the extent any Sara Lee Benefit Plan or CoffeeCo Benefit Plan holds or otherwise contains Sara Lee Shares or will hold, contain or receive CoffeeCo Shares or DutchCo Shares in connection with the transactions contemplated by the Separation Agreement, determinations with respect to such Sara Lee Shares, CoffeeCo Shares or DutchCo Shares shall be made by the Sara Lee Entities and CoffeeCo Entities, respectively, including, in either case, any administering or governing body applicable under any such Sara Lee Benefit Plan or CoffeeCo Benefit Plan or persons to which such determinations are delegated under the respective Sara Lee Benefit Plan or CoffeeCo Benefit Plan, subject to the terms thereof and applicable law.

1.3 Liabilities Related to Sara Lee Employees and CoffeeCo Employees. Except as set forth in this Agreement and as may be mutually agreed upon by CoffeeCo and Sara Lee from time to time following the date of this Agreement, effective as of the Effective Time, (a) CoffeeCo shall assume and hereby agrees to be obligated to pay, perform, fulfill and discharge, (i) with respect to CoffeeCo Employees, all Liabilities relating to, arising out of, or resulting from future, present or former employment with the CoffeeCo Business (including Liabilities relating to, arising out of, or resulting from the CoffeeCo Benefit Plans); (ii) all Liabilities relating to, arising out of, or resulting from any other actual or alleged employment relationship with the CoffeeCo Parties; and (iii) all other Liabilities relating to, arising out of, or resulting from obligations, liabilities and responsibilities expressly assumed or retained by the CoffeeCo Parties or a CoffeeCo Benefit Plan pursuant to this Agreement and (b) Sara Lee

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shall assume and hereby agrees to be obligated to pay, perform, fulfill and discharge, (i) with respect to Sara Lee Employees, all Liabilities relating to, arising out of, or resulting from future, present or former employment with the Sara Lee Business (including Liabilities relating to, arising out of, or resulting from the Sara Lee Benefit Plans); (ii) all Liabilities relating to, arising out of, or resulting from any other actual or alleged employment relationship with the Sara Lee Parties; and (iii) all other Liabilities relating to, arising out of, or resulting from obligations, liabilities and responsibilities expressly assumed or retained by the Sara Lee Parties or a Sara Lee Benefit Plan pursuant to this Agreement.

ARTICLE II

LONG-TERM INCENTIVE AWARDS

2.1 Sara Lee Options.

2.1.1 Adjustment of Sara Lee Options. Each Sara Lee Option in effect as of immediately prior to the Distribution shall be adjusted on the Distribution Date as follows: (a) the per share exercise price applicable to the Sara Lee Option immediately following the Distribution shall equal the exercise price of the Sara Lee Option immediately prior to the Distribution divided by the Sara Lee Ratio, rounded up to the nearest whole cent, and (b) the number of Sara Lee Shares subject to the Sara Lee Option immediately following the Distribution shall be equal to the product of (i) the number of Sara Lee Shares subject to the Sara Lee Option immediately prior to the Distribution and (ii) the Sara Lee Ratio, rounded down to the nearest whole share. The “Sara Lee Ratio” means the Pre-Distribution Sara Lee Share Price divided by the Post-Distribution Sara Lee Share Price.

2.1.2 Sara Lee Pre-2012 Options. Each Sara Lee Pre-2012 Option that is held immediately prior to the Distribution by a Sara Lee Employee, a CoffeeCo Employee or a Terminating Employee (or any respective beneficiary thereof), as adjusted pursuant to Section 2.1.1, shall vest in full and remain exercisable for Sara Lee Shares by the applicable CoffeeCo Employee, Sara Lee Employee or Terminating Employee, as applicable, until the date that is six months after the Distribution Date, after which the Sara Lee Pre-2012 Option shall terminate and be canceled; provided, however, that each Sara Lee Employee or CoffeeCo Employee who is a current, active employee of a Sara Lee Party or a CoffeeCo Party as of immediately prior to the Distribution, and who is not a Terminating Employee, may elect instead to have the Sara Lee Pre-2012 Options that are held by such Sara Lee Employee or CoffeeCo Employee continue to vest and remain exercisable for Sara Lee Shares following the Distribution in accordance with the vesting schedule, the term and other terms and conditions applicable to the Sara Lee Pre-2012 Option, subject to the adjustment pursuant to Section 2.1.1. For the avoidance of doubt, each of the Terminating Employees whose Sara Lee Pre-2012 Options shall be covered by this Section 2.1.2 are listed on Schedule 2.1.2, attached hereto.

2.1.3 Sara Lee 2012 Options. On the Distribution Date, each Sara Lee 2012 Option, as adjusted pursuant to Section 2.1.1, shall continue to vest and remain subject to the terms and conditions as in effect for such Sara Lee 2012 Option immediately prior to the Distribution.

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2.1.4 Sara Lee Vested Options. Each Sara Lee Option that is vested and outstanding immediately prior to the Distribution, as adjusted pursuant to Section 2.1.1, shall remain exercisable in accordance with the terms of such option.

2.2 Sara Lee RSUs.

2.2.1 Adjustment of Sara Lee RSUs. Each Sara Lee RSU that is outstanding as of immediately prior to the Distribution and that is held by a Sara Lee Employee, a CoffeeCo Employee or a Terminating Employee (the “Employee-Held Sara Lee RSUs”) shall be adjusted on the Distribution Date such that the number of Sara Lee Shares subject to the Employee-Held Sara Lee RSU immediately following the Distribution shall equal the product of (a) the number of Sara Lee Shares subject to the Employee-Held Sara Lee RSU immediately prior to the Distribution, and (b) the Sara Lee Ratio, with the resulting number of Sara Lee Shares subject to the Employee-Held Sara Lee RSU immediately following the Distribution being rounded down to the nearest whole share.

2.2.2 Sara Lee Pre-2012 RSUs. Each Sara Lee Pre-2012 RSU, as adjusted pursuant to Section 2.2.1, shall vest in full on the Distribution Date and the holder of each Sara Lee Pre-2012 RSU shall be entitled to receive Sara Lee Shares in settlement of the Sara Lee Pre-2012 RSUs as soon as practicable following the Effective Time, provided that, if a deferral election is in place with respect to such Sara Lee Pre-2012 RSU, such Sara Lee Pre-2012 RSU shall be deferred as provided under, and subject to the terms of, the applicable deferred compensation plan.

2.2.3 Sara Lee 2012 RSUs.

(a) Each Sara Lee 2012 RSU, as adjusted pursuant to Section 2.2.1, that is held by a Sara Lee Employee, shall remain subject to the terms and conditions applicable to such Sara Lee Employee 2012 RSU as of immediately prior to the Distribution Date.

(b) Each Sara Lee 2012 RSU, as adjusted pursuant to Section 2.2.1, that is held by a Terminating Employee (a “Terminating Employee 2012 RSU”) shall vest in full on the Distribution Date and the holder of each Terminating Employee 2012 RSU shall be entitled to receive Sara Lee Shares in settlement of the Terminating Employee 2012 RSU as soon as practicable following the Effective Time.

2.2.4 Chairman 2012 RSUs. A prorated portion of the Chairman 2012 RSUs shall vest on the Distribution Date based on the number of months elapsed between the grant date of the Chairman 2012 RSUs and the Distribution Date, rounding up to the end of month in which Distribution Date occurs, and any remaining Chairman 2012 RSUs that do not vest shall terminate and be canceled as of the Distribution Date. That portion of the Chairman 2012 RSUs that vest on the Distribution Date will be settled in DutchCo Shares as soon as practicable following the Separation, the number of which shall be determined by multiplying the number of Sara Lee Shares subject to the Chairman 2012 RSU that vest on the Distribution Date by a fraction, the numerator of which shall be the Pre-Distribution Sara Lee Share Price and the denominator of which shall be the Post-Distribution DutchCo Share Price (as converted into U.S. dollars in accordance with the currency exchange rate published by the Federal Reserve Bank of New York for the Distribution Date), the resulting number of DutchCo Shares being rounded down to the nearest whole share.

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2.2.5 CEO 2012 RSUs. The CEO 2012 RSUs shall vest in full on the Distribution Date and will be settled in DutchCo Shares as soon as practicable following the Separation, the number of which shall be determined by multiplying the number of Sara Lee Shares subject to the CEO 2012 RSU by a fraction, the numerator of which shall be the Pre-Distribution Sara Lee Share Price and the denominator of which shall be the Post-Distribution DutchCo Share Price (as converted into U.S. dollars in accordance with the currency exchange rate published by the Federal Reserve Bank of New York for the Distribution Date), the resulting number of DutchCo Shares being rounded down to the nearest whole share.

2.2.6 Sara Lee Director RSUs.

(a) Except as provided in subsection (b), each holder of a Sara Lee RSU who is a non-employee director of Sara Lee as of immediately prior to the Distribution (a “Sara Lee Director RSU”) will receive a new grant of CoffeeCo RSUs (the “CoffeeCo Director RSU”), with the number of DutchCo Shares underlying the CoffeeCo Director RSU equal to the product of (i) the number of Sara Lee Shares subject to the Sara Lee Director RSU as of immediately prior to the Distribution, multiplied by (ii) a fraction, the numerator of which is the difference between the Pre-Distribution Sara Lee Share Price and the Post-Distribution Sara Lee Share Price and the denominator of which is the Post-Distribution DutchCo Share Price (as converted into U.S. dollars in accordance with the currency exchange rate published by the Federal Reserve Bank of New York for the Distribution Date), with the resulting number of DutchCo Shares subject to the CoffeeCo Director RSU being rounded down to the nearest whole share.

(i) Each Sara Lee Director RSU and CoffeeCo Director RSU held by a non-employee director who continues serving on the Sara Lee Board (a “Post-Distribution Sara Lee Director”) immediately after the Distribution (the “Post-Distribution Sara Lee Board”) will be settled in Sara Lee Shares and DutchCo Shares, respectively, on the date that is six months following the date upon which the director ceases to serve on the Post-Distribution Sara Lee Board; provided that, with respect to the settlement of the CoffeeCo Director RSUs held by each Post-Distribution Sara Lee Director, the per share nominal value applicable to the DutchCo Shares underlying such CoffeeCo Director RSUs required to be paid in accordance with Dutch law (the “CoffeeCo RSU Payment Obligation”) shall be paid by withholding from the settlement of such CoffeeCo Director RSUs a number of DutchCo Shares equal to the product of the per share nominal value of a DutchCo Share multiplied by the number of CoffeeCo Director RSUs held by the Post-Distribution Sara Lee Director. The withheld DutchCo Shares, and any right of the Post-Distribution Sara Lee Director to receive such withheld DutchCo Shares, shall be set off against the CoffeeCo RSU Payment Obligation.

(ii) Except as set forth in subsection (b) below, each Sara Lee Director RSU and CoffeeCo Director RSU held by a non-employee director who shall serve as a director of the DutchCo Board immediately after the Distribution (a “Post-Distribution CoffeeCo Director”) or who otherwise does not become a director on the Post-Distribution Sara Lee Board following the Distribution (a “Non-Continuing Director”) will be settled in Sara Lee

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Shares and DutchCo Shares, respectively, on the date that is six months following the Distribution Date; provided that, with respect to the settlement of the CoffeeCo Director RSUs held by each Post-Distribution CoffeeCo Director and Non-Continuing Director, the CoffeeCo RSU Payment Obligation shall be paid by withholding from the settlement of such CoffeeCo Director RSUs a number of DutchCo Shares equal to the product of the per share nominal value of a DutchCo Share multiplied by the number of CoffeeCo Director RSUs held by the Post-Distribution Sara Lee Director or Non-Continuing Director, as applicable. The withheld DutchCo Shares, and any right of the Post-Distribution CoffeeCo Director or Non-Continuing Director, as applicable, to receive such withheld DutchCo Shares, shall be set off against the CoffeeCo RSU Payment Obligation.

(b) Notwithstanding anything to the contrary herein, at the election of any Post-Distribution CoffeeCo Director who is not subject to Section 409A of the Code, in lieu of the treatment described in Section 2.2.6(a) above, the Sara Lee Director RSUs held by the Post-Distribution CoffeeCo Director shall be assumed by DutchCo and converted into RSUs denominated in DutchCo Shares (the “Assumed Director CoffeeCo RSUs”), the number of which shall be determined by multiplying the number of Sara Lee Shares subject to the Sara Lee Director RSUs immediately prior to the Distribution by a fraction, the numerator of which shall be the Pre-Distribution Sara Lee Share Price and the denominator of which shall be the Post-Distribution DutchCo Share Price (as converted into U.S. dollars in accordance with the currency exchange rate published by the Federal Reserve Bank of New York for the Distribution Date), the resulting number of DutchCo Shares subject to the Assumed Director CoffeeCo RSUs being rounded down to the nearest whole share. Such Assumed Director CoffeeCo RSUs will be settled in DutchCo Shares on the date that is six months following the date upon which the Post-Distribution CoffeeCo Director ceases to serve on the DutchCo Board; provided that, with respect to the settlement of the Assumed Director CoffeeCo RSUs held by each Post-Distribution CoffeeCo Director, the CoffeeCo RSU Payment Obligation shall be paid by withholding from the settlement of such Assumed Director CoffeeCo RSUs a number of DutchCo Shares equal to the product of the per share nominal value of a DutchCo Share multiplied by the number of Assumed Director CoffeeCo RSUs held by the Post-Distribution CoffeeCo Director. The withheld DutchCo Shares, and any right of the Post-Distribution CoffeeCo Director to receive such withheld DutchCo Shares, shall be set off against the CoffeeCo RSU Payment Obligation.

(c) Effective as of the Effective Time, DutchCo shall have adopted a form grant agreement, which shall provide for the issuance of restricted stock unit awards denominated in DutchCo Shares pursuant to the terms of this Section 2.2.6 and shall have material terms and conditions substantially similar to those restricted stock unit awards issued under the relevant Sara Lee Stock Plans.

2.3 Sara Lee PSUs.

2.3.1 Adjustment of Sara Lee PSUs. Each Sara Lee PSU that is outstanding as of immediately prior to the Distribution (the “Pre-Distribution Sara Lee PSUs”) shall be adjusted on the Distribution Date such that the number of Sara Lee Shares subject to the Sara Lee PSU immediately following the Distribution (the “Post-Distribution Sara Lee PSUs”) shall equal the product of (a) the number of Sara Lee Shares subject to the Pre-Distribution Sara Lee PSU, and (b) the Sara Lee Ratio, the resulting number of Sara Lee Shares subject to the Post-Distribution Sara Lee PSU being rounded down to the nearest whole share.

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2.3.2 Sara Lee Pre-2012 PSUs. On the Distribution Date, with respect to each Sara Lee Pre-2012 PSU, as adjusted pursuant to Section 2.3.1, (1) for any portion of the Performance Cycle that occurs prior to the last day of the most recently completed Sara Lee fiscal period prior to the Distribution Date (such applicable last day of the fiscal period, the “PSU Measurement Date”), the achievement of the performance goal or goals applicable to the Sara Lee Pre-2012 PSU will be determined as of the Distribution Date based on actual performance results up to and including the PSU Measurement Date, and (2) for any remaining portion of the Performance Cycle following the PSU Measurement Date, the achievement of the performance goal or goals applicable to the Sara Lee Pre-2012 PSU will be determined as of the Distribution Date based on the target performance level ((1) and (2), together, the “Earned Sara Lee Employee 2012 PSUs”). The Earned Sara Lee Pre-2012 PSUs shall vest in full on the Distribution Date, and the holder of each Sara Lee Pre-2012 PSU shall be entitled to receive Sara Lee Shares in settlement of the Earned Sara Lee Pre-2012 PSU as soon as practicable following the Effective Time, provided that, if a deferral election is in place with respect to such Earned Sara Lee Pre-2012 PSU, such Earned Sara Lee Pre-2012 PSU shall be deferred as provided under, and subject to the terms of, the applicable deferred compensation plan.

2.3.3 Sara Lee 2012 PSUs.

(a) On the Distribution Date, with respect to each Sara Lee 2012 PSU, as adjusted pursuant to Section 2.3.1, that is held by a Sara Lee Employee (the “Sara Lee Employee 2012 PSUs”) (1) if the Distribution occurs prior to the end of Sara Lee’s fiscal year 2012 (“Sara Lee FY2012”), the achievement of the performance goal or goals applicable to the Sara Lee Employee 2012 PSU will be determined as of the Distribution Date (i) based on actual performance results up to the Distribution Date, with respect to the portion of Sara Lee FY2012 that has occurred up to the Distribution Date and (ii) based on the target performance level, with respect to the remaining portion of Sara Lee FY2012 that has not yet occurred as of the Distribution Date, and (2) if the Distribution Date occurs on or after the end of the Sara Lee FY2012, the achievement of the performance goal or goals applicable to the Sara Lee Employee 2012 PSU will be determined based on actual performance results for Sara Lee FY2012 (in the case of either (1) or (2), the “Earned Sara Lee Employee 2012 PSUs”). From and following the Distribution Date, except as provided in the foregoing, the Earned Sara Lee Employee 2012 PSUs shall remain subject to the vesting and other terms and conditions applicable to the Sara Lee Employee 2012 PSUs as of immediately prior to the Distribution.

(b) On the Distribution Date, with respect to each Sara Lee 2012 PSU that is held by a CoffeeCo Employee (the “CoffeeCo Employee 2012 PSU”) (1) if the Distribution occurs prior to the end of Sara Lee FY2012, the achievement of the performance goal or goals applicable to the CoffeeCo Employee 2012 PSU will be determined as of the Distribution Date (i) based on actual performance results up to the Distribution Date, with respect to the portion of Sara Lee FY2012 that occurs up to the Distribution Date and (ii) based on the target performance level, with respect to the remaining portion of Sara Lee FY2012 that has not yet occurred as of the Distribution Date, and (2) if the Distribution Date occurs on or after the end of Sara Lee FY2012, the achievement of the performance goal or goals applicable to the CoffeeCo Employee 2012 PSU will be determined based on actual performance results for Sara

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Lee FY2012 (in the case of either (1) or (2), the “Earned CoffeeCo Employee 2012 PSUs”). Immediately following the Distribution and Merger, the Earned CoffeeCo Employee 2012 PSUs will be assumed by DutchCo and converted into PSUs denominated in DutchCo Shares (the “Assumed CoffeeCo Employee 2012 PSUs”), the number of which shall be determined by multiplying the number of Sara Lee Shares subject to the Earned CoffeeCo Employee 2012 PSU by a fraction, the numerator of which shall be the Pre-Distribution Sara Lee Share Price and the denominator of which shall be the Post-Distribution DutchCo Share Price (as converted into U.S. dollars in accordance with the currency exchange rate published by the Federal Reserve Bank of New York for the Distribution Date), the resulting number of DutchCo Shares subject to the Assumed CoffeeCo Employee 2012 PSUs being rounded down to the nearest whole share.

(i) Effective as of the Effective Time, DutchCo shall have adopted a long-term incentive plan, which shall permit the issuance of long-term incentive awards that have material terms and conditions substantially similar to those long-term incentive awards issued under the relevant Sara Lee Stock Plans in respect of which DutchCo long-term incentive awards will be granted to certain CoffeeCo Employees, which shall be settled in DutchCo Shares as described herein, in connection with and following the Distribution.

(ii) All Assumed CoffeeCo Employee 2012 PSUs shall become vested upon the date the Earned CoffeeCo Employee 2012 PSUs would have otherwise vested in accordance with the existing vesting schedule applicable to such Earned CoffeeCo Employee 2012 PSUs. Upon the vesting of the Assumed CoffeeCo Employee 2012 PSUs, the CoffeeCo Parties shall be solely responsible for the settlement of all of the Assumed CoffeeCo Employee 2012 PSUs; provided that, with respect to the settlement of the Assumed CoffeeCo Employee 2012 PSUs held by each CoffeeCo Employee, the per share nominal value applicable to the DutchCo Shares underlying such Assumed CoffeeCo Employee 2012 PSUs required to be paid in accordance with Dutch law (the “CoffeeCo PSU Payment Obligation”) shall be paid by withholding from the settlement of such Assumed CoffeeCo Employee 2012 PSUs a number of DutchCo Shares equal to the product of the per share nominal value of a DutchCo Share multiplied by the number of Assumed CoffeeCo Employee 2012 PSUs held by the CoffeeCo Employee. The withheld DutchCo Shares, and any right of any CoffeeCo Employee to receive such withheld DutchCo Shares, shall be set off against the CoffeeCo PSU Payment Obligation.

2.3.4 Each Sara Lee 2012 PSU, as adjusted pursuant to Section 2.3.1, which is held by a Terminating Employee (a “Terminating Employee 2012 PSU”), shall vest as follows: (1) if the Distribution occurs during Sara Lee FY2012, the achievement of the performance goal or goals applicable to the Terminating Employee 2012 PSU will be determined as of the Distribution Date (i) based on actual performance results up to the Distribution Date, with respect to the portion of Sara Lee FY2012 that occurs up to the Distribution Date and (ii) based on the target performance level, with respect to the remaining portion of Sara Lee FY2012 that has not yet occurred as of the Distribution Date, and (2) if the Distribution Date occurs on or after the end of Sara Lee FY2012, the achievement of the performance goal or goals applicable to the Sara Lee Employee 2012 PSU will be determined based on actual performance results for Sara Lee FY2012 (in the case of either (1) or (2), the “Earned Terminating Employee 2012 PSUs”), and the holder of each Earned Terminating Employee 2012 PSU shall be entitled to receive Sara Lee Shares in settlement of the Terminating Employee 2012 PSU as soon as practicable following the Effective Time.

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2.3.5 The Chairman 2012 PSUs shall vest as follows: (1) if the Distribution occurs prior to the end of Sara Lee’s fiscal year 2012, the achievement of the performance goal or goals applicable to the Chairman 2012 PSUs will be determined as of the Distribution Date (i) based on actual performance results up to the Distribution Date, with respect to the portion of Sara Lee FY2012 that occurs up to the Distribution Date and (ii) based on the target performance level, with respect to the remaining portion of Sara Lee’s fiscal year 2012 that has not yet occurred as of the Distribution Date, and (2) if the Distribution Date occurs on or after the end of Sara Lee’s fiscal year 2012, the achievement of the performance goal or goals applicable to the Chairman 2012 PSUs will be determined based on actual performance results of Sara Lee for fiscal year 2012 (the “Earned Chairman 2012 PSUs”), provided that, only a prorated portion of the Earned Chairman 2012 PSUs shall vest based on the number of months elapsed between the grant date and the Distribution Date, rounding up to the end of month in which Distribution Date occurs, and any remaining Chairman 2012 PSUs that do not vest shall terminate and be canceled as of the Distribution Date. The Chairman 2012 PSUs that vest on the Distribution Date will be settled in DutchCo Shares as soon as practicable following the Separation, the number of which shall be determined by multiplying the number of Sara Lee Shares subject to the Chairman 2012 PSUs that vest on the Distribution Date by a fraction, the numerator of which shall be the Pre-Distribution Sara Lee Share Price and the denominator of which shall be the Post-Distribution DutchCo Share Price (as converted into U.S. dollars in accordance with the currency exchange rate published by the Federal Reserve Bank of New York for the Distribution Date), the resulting number of DutchCo Shares being rounded down to the nearest whole share.

2.4 Each Sara Lee Option that is exercised by a CoffeeCo Employee following the Separation shall be subject to tax and any other applicable legal withholdings by the Sara Lee Parties, with respect to which the CoffeeCo Parties shall cooperate with, and provide all necessary information to, the Sara Lee Parties for the purposes of determining the required rates and amounts to be withheld for the payment of such taxes and any other applicable withholding required to be made under the laws governing the CoffeeCo Employee’s exercise of the Sara Lee Option and receipt of Sara Lee Shares. The Sara Lee Parties shall transfer to the CoffeeCo Parties as soon as practicable following such withholding all such withheld amounts for the purposes of payment of such amounts by the CoffeeCo Parties to the applicable governmental or other entity governing such CoffeeCo Employee.

ARTICLE III

DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Benefit Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, change in control, severance, consulting, non-competition or deferred compensation agreement, or a compensation, incentive bonus or other bonus, commission, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, restricted stock, restricted stock unit, other equity-based compensation, severance pay, retention, salary continuation, life, health, hospitalization, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any collective bargaining agreement or similar agreement or understanding with any union or works council, in the case of any of the foregoing, sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates).

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“CEO 2012 RSUs” means the Sara Lee RSUs granted to Executive Vice President and Chief Executive Officer of the CoffeeCo Business Michiel Herkemij on January 26, 2012, and that are outstanding immediately prior to the Distribution Date.

“Chairman 2012 PSUs” means the Sara Lee PSUs granted to Executive Chairman Jan Bennink on January 26, 2012, and that are outstanding immediately prior to the Distribution Date.

“Chairman 2012 RSUs” means the Sara Lee RSUs granted to Executive Chairman Jan Bennink on January 26, 2012, and that are outstanding immediately prior to the Distribution Date.

“CoffeeCo Benefit Plan” means any Benefit Plan of the CoffeeCo Business.

“CoffeeCo Employee” means any individual who, on the Distribution Date, is actively employed by, or on leave of absence from, the CoffeeCo Business or who is a former employee of the CoffeeCo Business, including any Terminating Employee who, as of the Distribution Date, is a current or former employee of the CoffeeCo Business. For the avoidance of doubt, CoffeeCo Employee includes any employee the majority of whose regular working time is or was devoted to the CoffeeCo Business and who participates or participated in any CoffeeCo Benefit Plan even if, for administrative reasons (i.e., due to an expatriate assignment or that employee’s position as an corporate officer or member of a corporate staff function), such employee was on the payroll of a Sara Lee Party prior to the Distribution Date; provided that for any former employee who was employed by both the Sara Lee Business and the CoffeeCo Business, such former employee shall be deemed a CoffeeCo Employee solely to the extent the employee was employed by the CoffeeCo Business on the date the employee’s employment terminated.

“CoffeeCo Parties” means CoffeeCo, the CoffeeCo Subsidiaries, the Transferred Subsidiaries, DutchCo and any other Subsidiary or Affiliate of CoffeeCo or DutchCo (including, those formed or acquired after the date hereof), other than the Sara Lee Parties.

“Performance Cycle” means the performance cycle applicable to a Sara Lee Pre-2012 PSU, as set forth in the applicable grant agreement and incentive program description.

“Post-Distribution DutchCo Share Price” means the volume weighted average price of the DutchCo Shares trading in the “as-if-and-when issued” market on the Euronext Amsterdam over the first two trading days following the Distribution Date.

“Post-Distribution Sara Lee Share Price” means the volume weighted average price of the Sara Lee Shares trading on the New York Stock Exchange over the first two trading days following the Distribution Date.

“Pre-Distribution Sara Lee Share Price” means the volume weighted average price of the Sara Lee Shares trading the regular way on the New York Stock Exchange over the two trading days prior to the Distribution Date, which two-day period will include the Distribution Date if such date is a trading day.

“Sara Lee 2012 Option” means each Sara Lee Option with a grant date on or after November 4, 2011, and that is outstanding immediately prior to the Distribution Date.

“Sara Lee 2012 PSU” means each Sara Lee PSU with a grant date on or after November 4, 2011, and that is outstanding immediately prior to the Distribution Date, other than the Chairman 2012 PSUs.

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“Sara Lee 2012 RSU” means each Sara Lee RSU with a grant date on or after November 4, 2011, and that is outstanding immediately prior to the Distribution Date, other than the CEO 2012 RSUs and the Chairman 2012 RSUs.

“Sara Lee Benefit Plan” means any Benefit Plan of the Sara Lee Business.

“Sara Lee Employee” means any individual who, on the Distribution Date, is actively employed by, or on a leave of absence from, the Sara Lee Business or who is a former employee of the Sara Lee Business, including any (a) Terminating Employee who, as of the Distribution Date, is a current or former employee of the Sara Lee Business and (b) Transition Employee, but excluding any CoffeeCo Employee; provided that for any former employee who was employed by both the Sara Lee Business and the CoffeeCo Business, such former employee shall be deemed a Sara Lee Employee solely to the extent the employee was employed by the Sara Lee Business on the date the employee’s employment terminated.

“Sara Lee Option” means each stock option to purchase Sara Lee Shares granted under a Sara Lee Stock Plan.

“Sara Lee Parties” means Sara Lee and its Subsidiaries (including those formed or acquired after the date hereof), other than the CoffeeCo Parties.

“Sara Lee Pre-2012 Option” means each Sara Lee Option with a grant date prior to November 4, 2011, and that is outstanding and unvested immediately prior to the Distribution Date.

“Sara Lee Pre-2012 PSU” means each Sara Lee PSU with a grant date prior to November 4, 2011, and that is outstanding and unvested immediately prior to the Distribution Date.

“Sara Lee Pre-2012 RSU” means each Sara Lee RSU with a grant date prior to November 4, 2011, and that is outstanding immediately prior to the Distribution Date.

“Sara Lee PSU” means an award of performance-based restricted stock units denominated in Sara Lee Shares granted under a Sara Lee Stock Plan.

“Sara Lee RSU” means an award of restricted stock units denominated in Sara Lee Shares granted under a Sara Lee Stock Plan.

“Sara Lee Stock Plans” means any of the Sara Lee 1998 Long-Term Incentive Plan, the Sara Lee 2002 Long-Term Incentive Plan, the Sara Lee Share 2003 Global Stock Plan and the Sara Lee 1999 Non-Employee Director Stock Plan, as amended and restated.

“Terminating Employee” means any individual who was an employee of either the Sara Lee Business or the CoffeeCo Business prior to the Effective Time who has not been offered a permanent post-Separation position with the Sara Lee Business or the CoffeeCo Business, or who has not accepted such an offer, and whose employment will terminate effective on, or within a defined transition period after, the Distribution Date and who will not thereafter be an employee of any of the Sara Lee Parties or the CoffeeCo Parties.

“Transition Employees” means those employees identified in the Transition Services Agreement who will provide transition services to the CoffeeCo Parties following the Distribution Date in accordance with the Transition Services Agreement.

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“Transition Services Agreement” means the Transition Services Agreement that is an exhibit to the Separation Agreement.

ARTICLE IV

GENERAL PROVISIONS

4.1 Entire Agreement; Incorporation Of Schedules And Exhibits. This Agreement, the Separation Agreement, the Merger Agreement and the other Transaction Agreements (including all Schedules and Exhibits referred to herein or therein) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. All Schedules and Exhibits referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

4.2 Effect on Employment; No Third-Party Beneficiaries. (i) Except as expressly provided in this Agreement, the mere occurrence of the Distribution shall not cause any employee to be deemed to have incurred a termination of employment, and (ii) nothing in this Agreement is intended to confer upon any Sara Lee Employee or CoffeeCo Employee any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave. Notwithstanding anything to the contrary herein, in the Separation Agreement or in any other Transaction Agreement, the Parties acknowledge and agree that this Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons (including any Sara Lee Employee, CoffeeCo Employee or Terminating Employee) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. No provision of this Agreement shall modify or amend, or be deemed to modify or amend, any other agreement, plan, program or document, including any Sara Lee Benefit Plan and any CoffeeCo Benefit Plan.

4.3 CoffeeCo and Sara Lee Under No Obligation to Maintain Plans. Except as specified otherwise in this Agreement, nothing in this Agreement shall preclude CoffeeCo, Sara Lee or DutchCo, at any time after the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any CoffeeCo Benefit Plan or any Sara Lee Benefit Plan, any benefit under any CoffeeCo Benefit Plan or Sara Lee Benefit Plan or any trust, insurance policy or funding vehicle related to any CoffeeCo Benefit Plan or Sara lee Benefit Plan, or any employment or other service arrangement with any CoffeeCo Employee or any Sara Lee Employee, or independent contractors or vendors of the CoffeeCo Parties or the Sara Lee Parties, as the case may be (to the extent permitted by law).

4.4 Cooperation to Obtain Consents. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or Benefit Plan administrator) and such consent is withheld, the Parties shall use their commercially reasonable best efforts to implement the applicable provisions of this Agreement. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall cooperate and negotiate in good faith to implement the provision in a mutually satisfactory manner.

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4.5 Amicable Resolution; Dispute Resolution. The Parties desire that friendly collaboration will develop between them. Accordingly, the Parties will endeavor to resolve in an amicable manner all disputes and disagreements connected with their respective rights and obligations under this Agreement in accordance with Article XII of the Separation Agreement. Except as expressly set forth in Article XII of the Separation Agreement, Article XII of the Separation Agreement shall govern the resolution of any dispute, controversy or claim arising under or in connection with this Agreement (including any dispute, controversy or claim relating to the breach, termination or validity hereof).

4.6 Effect of the Separation Agreement. The Parties expressly acknowledge and agree that the covenants, agreements and other provisions of the Separation Agreement, including, without limitation, the obligations and covenants set forth under Section 6.6, Article X and Article XI, shall govern and be binding on the Parties with respect to the subject matter, and in furtherance of the purposes, of this Agreement.

4.7 Amendments And Waivers. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

4.8 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 4.7 and shall be effective only to the extent in such writing specifically set forth.

4.9 Parties In Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties, their respective Affiliates, and their respective successors and permitted assigns, any rights or remedies of any nature whatsoever under or by virtue of this Agreement.

4.10 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (c) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

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If to CoffeeCo, to:

DE US, Inc.

Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Attention: Onno van Klinken

If to Sara Lee, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: General Counsel

If to DutchCo, to:

D.E MASTER BLENDERS 1753 B.V.

Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Attention: Onno van Klinken

or to such other address as such Party may indicate by a notice delivered to the other Parties in accordance herewith.

4.11 Severability. The Parties agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions shall be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions shall remain valid and enforceable to the fullest extent permitted by applicable law.

4.12 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The Parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the Parties hereto with respect hereto.

4.13 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

SARA LEE CORPORATION

By:
Name:
Title:

DE US, INC.

By:
Name:
Title:

D.E MASTER BLENDERS 1753 B.V.

By:
Name:
Title:

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Exhibit E

FORM OF

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT, dated as             , 2012, by and among Sara Lee Corporation (“Sara Lee”), a Maryland corporation, by and on behalf of itself and each Affiliate of Sara Lee (as determined after the Separation), a wholly-owned subsidiary of Sara Lee, D.E MASTER BLENDERS 1753 B.V., a private company with limited liability with corporate seat in Joure (Skarsterlân), The Netherlands, (“DutchCo”) and DE US, Inc., a Delaware corporation and currently a direct, wholly owned subsidiary of Sara Lee (“CoffeeCo”), by and on behalf of itself and each Affiliate of CoffeeCo (as determined after the Separation). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Master Separation Agreement.

RECITALS

WHEREAS, Sara Lee and its direct and indirect domestic corporate subsidiaries are members of the Sara Lee Consolidated Group;

WHEREAS, as of the date of this Agreement, CoffeeCo is a wholly-owned subsidiary of Sara Lee that is a member of the Sara Lee Consolidated Group;

WHEREAS, Sara Lee and CoffeeCo will effect the Internal Reorganization and certain related transactions described in the Master Separation Agreement for the purpose of aggregating the CoffeeCo Business in the CoffeeCo Group and separating such CoffeeCo Business from the Sara Lee Business;

WHEREAS, on the Distribution Date, Sara Lee will distribute all of the issued and outstanding shares of CoffeeCo to the holders of record on the record date of Sara Lee common stock pursuant to the Distribution and will effect the Debt Exchange;

WHEREAS, it is the intention of the Parties that the CoffeeCo Contribution, the Distribution, and the Debt Exchange qualify as a reorganization within the meaning of Sections 355, 368(a)(1)(D) and 361 of the Code;

WHEREAS, CoffeeCo will distribute on a pro rata basis to the holders of record of CoffeeCo Shares immediately after the Distribution the CoffeeCo Special Dividend after the Distribution and prior to the Merger;

WHEREAS, after the Distribution and the payment of the CoffeeCo Special Dividend, CoffeeCo will undergo the Merger;

WHEREAS, it is the intention of the Parties that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code that is taxable to U.S. stockholders under Section 367 of the Code;

WHEREAS, in contemplation of the Separation, Sara Lee and CoffeeCo desire to set forth their agreement on the rights and obligations of Sara Lee and CoffeeCo and their respective Affiliates with respect to the responsibility, handling and allocation of federal, state, local, and foreign Taxes, and various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants, and provisions of this Agreement, Sara Lee, CoffeeCo, DutchCo and their respective Affiliates (as determined after the Separation) mutually covenant and agree as follows:

ARTICLE I. DEFINITIONS

“Affiliate” means any corporation, partnership, limited liability company, or other entity directly or indirectly Controlled by the entity in question. For purposes of this Agreement, an Affiliate of Sara Lee shall not include any entity that is, or is also, an Affiliate of CoffeeCo or DutchCo.

“After Tax Amount” means any additional amount necessary to reflect (through a gross-up mechanism) the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“Agreement” means this Tax Sharing Agreement, including any schedules, exhibits, and appendices attached hereto.

“Australia Coffee Distribution” means the steps pursuant to which (a) SL/DE Holdings (Australia) Pty Ltd elects to be regarded as a corporation for US federal income tax purposes and (b) Sara Lee/DE BV distributes its 100% interest in SL/DE Holdings Australia to is sole shareholder, SLI BV.

“CFC” means a “controlled foreign corporation” as defined in Section 957(a) of the Code.

“CoffeeCo Group” means DutchCo, CoffeeCo and all entities that are at least 50% owned direct or indirect subsidiaries of DutchCo or CoffeeCo immediately after the Separation, and entities that become subsidiaries thereafter.

“CoffeeCo Representation Letter” means an officer’s certificate in which certain representations, warranties and covenants are made on behalf of CoffeeCo, DutchCo and/or their Affiliates in connection with the issuance of a Tax Opinion or Tax Ruling.

“Control” means the ownership of stock or other securities possessing at least 50 percent of the total combined voting power of all classes of securities entitled to vote.

“Deferred Tax Assets” means, as of a given date, the amount of deferred Tax benefits (including deferred Tax consequences attributable to deductible temporary differences and carryforwards) that would be recognized as assets on a business enterprise’s balance sheet computed in accordance with GAAP.

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“Deferred Tax Liabilities” means, as of a given date, the amount of deferred tax liabilities (including deferred tax consequences attributable to deductible temporary differences) that would be recognized as liabilities on a business enterprise’s balance sheet computed in accordance with GAAP.

“Deferred Taxes” means, as of a given date, the amount of Deferred Tax Assets, less the amount of Deferred Tax Liabilities.

“Equity Award” means employee restricted stock, employee stock options, or deferred compensation granted, awarded or otherwise paid to a service provider by Sara Lee or a member of the CoffeeCo Group, as the case may be.

“Final Determination” shall mean the final resolution of liability for any Tax for a taxable period, including any related interest, penalties or other additions to tax, (i) by Internal Revenue Service Form 870 or 870–AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870–AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency with respect to a Tax Item shall not constitute a Final Determination with respect to such Tax Item; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or Section 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“GAAP” means United States generally accepted accounting principles as in effect on the Distribution Date, and to the extent permissible, consistent with the preparation of the June 30, 2011 audited consolidated financial statements of Sara Lee and its Affiliates.

“Income Taxes” means all federal, state, local and foreign income Taxes or other Taxes based on income or net worth.

“Indemnified Party” has the meaning prescribed in Section 6.02.

“Indemnifying Party” has the meaning prescribed in Section 6.02.

“IRS Submission” means the Ruling Request and any supplemental materials or requests submitted to the IRS relating to the Ruling Request, CoffeeCo Contribution, the Distribution, the Debt Exchange, the Merger, or the Separation, to the extent that (A) if filed by any member of the Sara Lee Group, such supplemental material (i) includes statements or representations relating to facts that were, are or will be under the control of DutchCo, CoffeeCo or any of their affiliates or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, DutchCo, CoffeeCo or any of their affiliates, and (B) if filed by any member of the CoffeeCo Group, such supplemental material (i) includes statements or representations relating to facts that were, are or will be under the control of Sara Lee or any of its affiliates or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, Sara Lee or any of its affiliates.

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“Other Taxes” means all taxes other than Income Taxes, including (but not limited to) transfer, sales, use, payroll, property, and unemployment Taxes.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, association, union, governmental authority or other entity, enterprise, authority or organization.

“Post–Distribution Period” means any Tax Year or other Taxable period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other Taxable period that begins at the beginning of the day after the Distribution Date. By way of example, if the Distribution Date were to occur on July 31, 2012, then for U.S. federal Income Tax purposes, the taxable year beginning August 1, 2012 would constitute a Post–Distribution Period with respect to the members of the CoffeeCo Group immediately after the Distribution Date.

“Pre–Distribution Period” means any Tax Year or other Taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other Taxable period through the end of the day on the Distribution Date. By way of example, if the Distribution Date were to occur on July 31, 2012, then for U.S. federal Income Tax purposes the period from July 1, 2012 through July 31, 2012 would constitute a Pre–Distribution Period with respect to the members of the CoffeeCo Group immediately after the Distribution Date, even though the taxable income of those corporations for such Pre-Distribution Period is includable on the Sara Lee Consolidated Group’s Tax Return for that Group’s taxable year ending June 30, 2013.

“Post-Exchange Restructuring” means certain internal restructuring transactions contemplated by CoffeeCo to occur following the Merger, as described in the Ruling Request. For this purpose, the Post-Exchange Restructuring includes all actions and transaction steps undertaken by or on behalf of a member of the CoffeeCo Group in connection with the Separation following the Distribution.

“Representation Letters” means the CoffeeCo Representation Letter (or Letters) and the Sara Lee Representation Letter (or Letters).

“Responsible Party” has the meaning prescribed in Section 5.04(a).

“Ruling Documents” means the Ruling Request, the appendices, attachments and exhibits thereto, and any additional or supplemental information submitted to the IRS in connection with the Ruling Request and the Tax Ruling.

“Ruling Request” means the private letter ruling request filed by Sara Lee with the IRS dated May 26, 2011 pertaining to certain Tax aspects of the CoffeeCo Contribution, the Distribution and the Debt Exchange, and any supplemental submissions related thereto.

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“Sara Lee Consolidated Group” means the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which Sara Lee is the common parent prior to the Distribution Date.

“Sara Lee Group” means all entities that are at least 50% owned direct or indirect subsidiaries of Sara Lee immediately after the Separation, and entities that become subsidiaries thereafter.

“Sara Lee Representation Letter” means an officer’s certificate in which certain representations, warranties and covenants are made on behalf of Sara Lee and its Affiliates in connection with the issuance of a Tax Opinion or Tax Ruling.

“Separation Taxes” means (i) any U.S. federal tax imposed on or assessed against Sara Lee or the Sara Lee Group resulting from Steps 2(j) and 3-5 of the Internal Reorganization, the Debt Exchange, the Distribution and the Merger, (ii) any U.S. federal tax imposed on or assessed against CoffeeCo or the CoffeeCo Group resulting from the CoffeeCo Special Dividend, the Special Dividend Financing and the repayment thereof with any related borrowing undertaken by NewCo BV, and (iii) any U.S. federal tax imposed on or assessed against Sara Lee, the Sara Lee Group, CoffeeCo or the CoffeeCo Group, resulting from any SL/DE BV Top-Up Dividend. For the avoidance of doubt, Separation Taxes shall not include any Taxes imposed on or assessed against any member of the CoffeeCo Group in connection with the Post-Exchange Restructuring notwithstanding any involvement on the part of Sara Lee or a member of the Sara Lee Group in the description, disclosure, documentation or execution of any portion of the Post-Exchange Restructuring, other than as specifically set forth in clause (ii), above.

“SL/DE BV Top-Up Dividend” means a distribution from Sara Lee/DE BV (Netherlands) to CoffeeCo that is (i) taxable as a dividend under Section 301(c)(1) of the Code, (ii) made after the Distribution and before the close of CoffeeCo’s taxable year beginning on the date of the Distribution, and (iii) in an amount, if any, necessary, to cause the entire amount of the CoffeeCo Special Dividend to be paid out of CoffeeCo’s earnings and profits.

“Straddle Period” means, with respect to a given entity, any state, local, or foreign taxable period beginning on or before the Distribution Date and ending after the Distribution Date; provided, however, that for the avoidance of doubt, the term “Straddle Period” shall not include any U.S. federal income taxable period of the Sara Lee Consolidated Group or Sara Lee Group.

“Tax” and “Taxes” mean any form of taxation, whenever created or imposed, and whenever imposed by a Taxing Authority, and without limiting the generality of the foregoing, shall include any net income, alternative or add–on minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty, annual report, or other tax, government fee, or other like assessment or charge, of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amount imposed by any such Taxing Authority; provided, however, that “Tax” and “Taxes” shall not include any amount owed to a federal, state, local, or foreign government under the laws governing unclaimed property or escheat.

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“Tax Asset” means any Tax Item that has accrued for Tax purposes (including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable contribution deduction, credit related to alternative minimum tax and any other Tax credit), that could reduce a Tax in the taxable period in which it accrued, but which is available to reduce a Tax in a later taxable period.

“Taxing Authority” means any national, municipal, governmental, state, federal, foreign, or other body, or any quasi–governmental or private body, having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Benefit” means, without double counting, the sum of (i) the amount of the reduction in the Tax liability of an entity (or of the consolidated or combined group of which it is a member), whether temporary or permanent, for any taxable period that arises, or may arise in the future, as a result of any adjustment to, or addition or deletion of, a Tax Item in the computation of the Tax liability of the entity (or the consolidated or combined group of which it is a member), and (ii) the amount by which the entity’s (or consolidated or combined group of which it is a member) Deferred Taxes are decreased as a result of such adjustment, addition, or deletion.

“Tax Controversy” has the meaning prescribed in Section 5.01.

“Tax Detriment” means, without double counting, the sum of (i) the amount of the increase in the Tax liability of an entity (or of the consolidated or combined group of which it is a member), whether temporary or permanent, for any taxable period that arises, or may arise in the future, as a result of any adjustment to, or addition or deletion of, a Tax Item in the computation of the Tax liability of the entity (or the consolidated or combined group of which it is a member), and (ii) the amount by which the entity’s (or consolidated or combined group of which it is a member) Deferred Taxes are increased as a result of such adjustment, addition, or deletion.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the basis or adjusted basis of property) which increases or decreases Income Taxes paid or payable in any taxable period.

“Tax Opinion” means an opinion issued to Sara Lee by a law firm or an accounting firm with respect to the qualification of (A) the Australia Coffee Distribution as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code, (B) the CoffeeCo Contribution, the Distribution, and the Debt Exchange as a reorganization within the meaning of Sections 355(a), 368(a)(1)(D) and 361 of the Code, (C) the CoffeeCo Special Dividend as being treated as paid by CoffeeCo out of its own funds to holders of record, or (D) the Merger as a reorganization within the meaning of Section 368 of the Code that is taxable to U.S. stockholders under Section 367 of the Code, as applicable.

“Tax Representations” means all representations made by Sara Lee, CoffeeCo, DutchCo and their respective affiliates in connection with this Agreement, the IRS Submission, the Ruling Documents, the Tax Ruling, the Tax Opinion and the Representation Letters.

“Tax Return” means any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for refund or amended returns, that may be filed for any taxable period with any Taxing Authority in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

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“Tax Ruling” means the IRS private letter ruling issued to Sara Lee in FY 2012 in connection with the Ruling Request.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II. RESPONSIBILITY FOR TAXES

2.01     Responsibility and Indemnification for Taxes.

(a) From and after the Distribution Date, without duplication, each of Sara Lee and CoffeeCo shall be responsible for, and shall pay its respective share of the liability for Taxes of Sara Lee, CoffeeCo and their respective Affiliates, as provided in this Agreement. Sara Lee and its Affiliates shall indemnify and hold harmless CoffeeCo and its Affiliates from any Taxes for which Sara Lee is responsible pursuant to this Agreement. CoffeeCo and its Affiliates shall indemnify and hold harmless Sara Lee and its Affiliates from any Taxes for which CoffeeCo is responsible pursuant to this Agreement.

(b) For the avoidance of doubt, all references to Taxes or Tax liabilities in this agreement refer to the actual amounts of Taxes paid or due and do not apply to items or adjustments to items shown solely on a Party’s balance sheet or other financial statement. There shall be no adjustments, payments or obligations among the Parties made pursuant to this agreement for any gains or losses with respect to amounts shown on a Party’s balance sheet or other financial statements and not specifically allocated herein, including but not limited to FIN 48 reserves, Deferred Tax Assets, Deferred Tax Liabilities and other Tax accounting entries.

(c) Payments to Taxing Authorities and between the Parties, as the case may be, shall be made in accordance with the provisions of this Agreement.

2.02     Income Taxes.

(a)	Generally

(i)	Sara Lee.

Except as set forth in Sections 2.02(a)(ii), (a)(iii), (a)(iv) and (b), Sara Lee shall be responsible for and shall indemnify and hold CoffeeCo and its affiliates harmless from and against

(A) all U.S. federal Income Tax liability imposed on members of the Sara Lee Group or the CoffeeCo Group for all Pre-Distribution Periods,

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(B) any state and local Income Tax liability (whether consolidated, combined, unitary or separate) imposed on members of the Sara Lee Group or the CoffeeCo Group for all Pre-Distribution Periods,

(C) all U.S. federal, state and local Income Tax liability imposed on members of the Sara Lee Group for all Post-Distribution Periods,

(D) any Other Taxes attributable to a member of the Sara Lee Group for all Taxable periods,

(E) any non-U.S. Income Taxes attributable to a member of the Sara Lee Group for all Taxable periods,

(F) any U.S. federal Income Tax liability through fiscal year 2012 that is attributable to a loan made or outstanding between any member of any of the Sara Lee Group or CoffeeCo Group that is subject to Section 956 of the Code (a “Section 956 Loan”), and

(G) any Tax liability or contractual liability for an indemnity obligation relating to Taxes in respect of the dispositions or other transactions listed on Schedule [1].

(ii)	CoffeeCo.

Except as set forth in Sections 2.02(a)(i), (a)(iii) and (b), the CoffeeCo Group shall be responsible for and shall indemnify and hold Sara Lee and its affiliates harmless from and against

(A) any Other Taxes that are attributable to members of the CoffeeCo Group for all Taxable periods,

(B) any non-U.S. Income Taxes that are attributable to members of the CoffeeCo Group for all Taxable periods, including any non-U.S. Income Taxes attributable to the Internal Reorganization,

(C) all U.S. federal, state and local Income Tax liability (whether consolidated, combined, unitary or separate) of a member of the CoffeeCo Group for a Post-Distribution Period (which, for the avoidance of doubt, includes all U.S. federal and state Income Taxes imposed on or attributable to a member of the CoffeeCo Group in connection with the Merger and the Post-Exchange Restructuring) and

(D) any Tax liability or contractual liability for an indemnity obligation relating to Taxes in respect of dispositions or other transactions listed on Schedule [2].

(iii)	Subpart F.

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All U.S. federal Income Taxes arising under Section 951(a) of the Code (or any similar provision of state, local or foreign law) (including any tax resulting from an investment in United States property and subject to pro-ration as required by law) as a result of any member of the Sara Lee Group or the CoffeeCo Group being a United States shareholder (within the meaning of Section 951(b) of the Code or a similar provision of state, local or foreign law) during Sara Lee’s 2012 fiscal year, shall be the responsibility of the party on which such Taxes are imposed by law (excluding for this purpose, any liability imposed on such Party solely as a result of being part of the Sara Lee Consolidated Group by operation of Treasury Regulation § 1.1502-6), except to the extent that such U.S. federal Income Taxes is attributable to (X) a Section 956 Loan (as described in Section 2.02(a)(i)(F) above), in which case liability shall be allocated to Sara Lee pursuant to Section 2.02(a)(i)(F) or (Y) redemption premium paid to DEF Finance S.N.C. in connection with the Debt Exchange to the extent that the payment of any such redemption premium generates a current deduction for Sara Lee, in which case liability shall be allocated to Sara Lee to the extent of Sara Lee’s current deduction.

(iv)	Post-Exchange Restructuring.

Except as set forth specifically in clause (ii) of Separation Taxes, the CoffeeCo Group shall be responsible for and shall indemnify and hold Sara Lee and its affiliates harmless from and against any liability for Taxes that arises in connection with the Post-Exchange Restructuring.

(b)	Separation Taxes

(i)	Sara Lee.

The Sara Lee Group shall be responsible for and shall indemnify and hold CoffeeCo and its affiliates harmless from and against

(A) 50% of all Separation Taxes not due to any act, failure to act or omission identified in this subsection (b) on the part of any member of the CoffeeCo Group or the Sara Lee Group, or any Separation Tax liability arising out of or in connection with the accuracy of any description of events, facts or circumstances on or prior to the Distribution Date as contained in or made in connection with the Ruling Request, the Ruling Documents, the Tax Ruling, the Tax Opinion, or other Transaction Agreements, including any misrepresentation or omission by Sara Lee, CoffeeCo or DutchCo contained in any such document with respect to any period prior to the Distribution, but excluding in each case for this purpose any statement concerning a party’s plan or intention with respect to actions or operations after the Distribution Date,

(B) 100% of all Separation Taxes arising out of, based upon or relating or attributable to any breach by Sara Lee of any representation, warranty, covenant or obligation contained in this Agreement, any other Transaction Agreement, the Ruling Request, the Ruling Documents, the Tax Opinion, any Sara Lee Representation Letter, or otherwise made in connection with the Separation, but excluding for this purpose the breach of any representations (including those described in Section 4.01(b)(i)) not concerning a party’s plan or intention with respect to actions or operations after the Distribution Date and

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(C) 100% of all Separation Taxes arising from any event following the Separation involving the stock or assets of Sara Lee or any of its Affiliates which causes the Distribution to be a Taxable event to Sara Lee as a result of the application of Section 355(e) of the Code or a similar provision of state or local Tax law.

(ii)	CoffeeCo.

The CoffeeCo Group shall be responsible for and shall indemnify and hold Sara Lee and its affiliates harmless from and against

(A) 50% of any Separation Taxes that are not due to any act, failure to act or omission identified in this subsection (b) on the part of any member of the CoffeeCo Group or the Sara Lee Group, or any Separation Tax liability arising out of or in connection with the accuracy of any description of events, facts or circumstances on or prior to the Distribution Date as contained in or made in connection with the Ruling Request, the Ruling Documents, the Tax Ruling, the Tax Opinion, or other Transaction Agreements, including any misrepresentation or omission by Sara Lee, CoffeeCo or DutchCo contained in any such document with respect to any period prior to the Distribution, but excluding in each case for this purpose any statement concerning a party’s plan or intention with respect to actions or operations after the Distribution Date,

(B) 100% of all Separation Taxes arising out of, based upon or relating or attributable to any breach by CoffeeCo or DutchCo of any representation, warranty, covenant or obligation contained in this Agreement, any other Transaction Agreement, the Ruling Request, the Ruling Documents, the Tax Opinion, any CoffeeCo Representation Letter, or otherwise made by CoffeeCo or DutchCo in connection with the Separation, but excluding for this purpose the breach of any representations (including those described in Section 4.01(a)(i)) not concerning a party’s plan or intention with respect to actions or operations after the Distribution Date, and

(C) 100% of all Separation Taxes arising from any event post-Distribution involving the stock or assets of DutchCo or CoffeeCo or any of their Affiliates which causes the Distribution to be a Taxable event to Sara Lee as a result of the application of Section 355(e) of the Code or a similar provision of state or local Tax law.

2.03     Other Taxes.

(a) Sara Lee shall be responsible for and shall pay, or cause the appropriate member of the Sara Lee Group to pay, any Other Taxes attributable to members of the Sara Lee Group for all taxable periods.

(b) CoffeeCo shall be liable for and shall pay, or cause the appropriate member of the CoffeeCo Group to pay, any Other Taxes attributable to members of the CoffeeCo Group for all taxable periods.

2.04     Allocation of Certain Income Taxes and Income Tax Items.

(a) If Sara Lee, CoffeeCo or any of their respective Affiliates is permitted but not required under applicable U.S. federal, state, local or foreign Tax laws to treat the Distribution Date as the last day of a taxable period, then the parties shall treat such day as the last day of a taxable period under such applicable Tax law, and shall file any elections necessary or appropriate to such treatment; provided that this Section 2.4(a) shall not be construed to require Sara Lee to change its taxable year.

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(b) Subject to section 2.04(c), below, Sara Lee in its sole discretion shall allocate Tax attributes determined on a consolidated or combined basis for taxable periods ending before or including the Distribution Date between the Sara Lee Group and the CoffeeCo Group. Sara Lee and CoffeeCo shall to compute their Tax liabilities for taxable periods beginning after the Distribution Date consistent with such determination, and shall treat the Tax Assets and Tax Items as reflected on any federal (or applicable state, local or foreign) Income Tax Return filed by the parties as presumptively correct.

(c) The Parties agree that, in connection with the Distribution, Sara Lee’s current and accumulated earnings and profits will be allocated between Sara Lee and CoffeeCo based on their relative fair market values at the time of the Distribution in accordance with Treasury Regulation § 1.312-10.

2.05     Treatment of Restricted Stock, Stock Options, and Deferred Compensation.

(a) To the extent permitted by law, Sara Lee (or the appropriate Sara Lee Affiliate) shall be entitled to and shall claim all U.S. Tax deductions or other U.S. Tax benefits resulting from the grant of any Equity Awards prior to the Distribution.

(b) To the extent permitted by law, with respect to Equity Awards granted after the Distribution Date, the Party that grants the award shall be entitled to claim any Tax deduction or other benefit resulting from the grant and/or vesting of the award.

(c) If, pursuant to a Final Determination, all or any part of a Tax deduction claimed by Sara Lee pursuant to Section 2.05(a) is disallowed, then, to the extent permitted by law, the other party (or Affiliate thereof) shall claim such Tax deduction. If such other party (or Affiliate thereof) realizes a Tax Benefit from the claiming of such Tax deduction, such other Party (or Affiliate) shall pay the amount of such Tax Benefit (net of any Tax Detriment suffered by the payor) to the party that originally claimed the Tax deduction.

(d) Sara Lee shall withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to the taxation of the Equity Awards referred to in Section 2.05(a). The Party granting the award and claiming the deduction shall withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to the taxation of the Equity Awards referred to in Section 2.05(b). The Parties to this Agreement shall cooperate so as to permit the party initially claiming such deduction to discharge any applicable Tax withholding and Tax reporting obligations.

2.06 Tax Refunds. Except as provided in Section 2.05(c), the benefit of any Tax credits, Tax attributes and any refund or credit of any overpayment of Taxes or estimated Tax liabilities, including any corresponding benefit arising out of or related to any Tax liability that is the subject of this Agreement, will remain with the party entitled to the benefit under applicable Tax law, as modified by any applicable audit agreements or past practice of Sara Lee and its Affiliates. No payments shall be made between the parties to account for such adjustment.

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ARTICLE III. TAX RETURNS AND INFORMATION EXCHANGE

3.01     Tax Return Preparation Responsibility; Payment of Taxes Shown Thereon.

(a) Sara Lee shall prepare and file all (i) U.S. federal, state and foreign consolidated, combined, affiliated, unitary or similar Income Tax Returns required to be filed by any member of the Sara Lee Group or the CoffeeCo Group for all Pre-Distribution Periods and Straddle Periods (and including any such combined Returns or informational reporting forms, such as Form 5471) required to be filed for periods that begin prior to the Distribution; (ii) all separate state, local and foreign Income Tax Returns and all Other Tax Returns for all members of the Sara Lee Group for all tax periods; and (iii) all Tax Returns for all members of the Sara Lee Group for all Post–Distribution Tax Periods.

(b) CoffeeCo or its Affiliates shall timely prepare, or cause to be prepared, at its sole cost, and forward to Sara Lee for review, comment, and, where applicable, filing, pro forma Tax Returns for all members of the CoffeeCo Group for Pre-Distribution Periods in such form and at such times as Sara Lee may reasonably request, including Form 5471 and other applicable informational reporting forms with respect to Pre-Distribution Periods.

(c) To the extent that there are separate state, local or foreign Tax Returns attributable to a member of the Sara Lee Group required to be filed by members of the CoffeeCo group with respect to Pre-Distribution Periods, CoffeeCo and Sara Lee shall cooperate to ensure that such returns are correctly filed by the party required by law.

(d) CoffeeCo or its Affiliates shall prepare and file (i) all Other Tax Returns for all members of the CoffeeCo Group for all tax periods; (ii) all non-U.S. Income Tax Returns for all members of the CoffeeCo Group for all tax periods, and (iii) all Tax Returns for all members of the CoffeeCo Group for all Post-Distribution Periods.

(e) Subject to the written direction of Sara Lee, after the date of the Distribution, CoffeeCo shall not file (or allow any CoffeeCo Affiliate to file) any amended Tax Return or refund claim for any Pre–Distribution Tax Period.

(f) Sara Lee and its Affiliates shall be responsible for the remitting of payment of any Taxes shown on a Tax Return for which it is responsible for the filing thereof. CoffeeCo and its Affiliates shall be responsible for the remitting of payment of any Taxes shown on a Tax Return for which it is responsible for the filing thereof.

(g) If Sara Lee remits a Tax payment pursuant to Section 3.01(f), but CoffeeCo is responsible pursuant to Article II for all or a portion of the Tax shown on the applicable Tax Return, then CoffeeCo shall pay to Sara Lee that portion of the Tax for which CoffeeCo is responsible. If CoffeeCo remits a Tax payment pursuant to Section 3.01(f), but Sara Lee is responsible pursuant to Article II for all or a portion of the Tax shown on the applicable Tax Return, then Sara Lee shall pay to CoffeeCo that portion of the Tax for which Sara Lee is responsible. Such payments shall be requested and made in accordance with the notice and payment provisions contained in Article VI. Nothing in this Section 3.01 shall affect the allocation of responsibility for Taxes as set forth in Article II.

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3.02     Certain Items Related to Tax Return Preparation.

(a) All Tax Returns related a Pre–Distribution Tax Period shall be prepared and filed by the specified party in a manner consistent with past Tax reporting practices with respect to the CoffeeCo Business.

(b) Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement, the Transition Services Agreement and the Master Separation Agreement, applicable law, the Tax Ruling, Ruling Documents, the Ruling Request, the Tax Opinion, and any Representation Letter. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such Tax Returns under this Agreement; provided, that if a Tax Return is to be signed by an officer of a company different from the party responsible for filing such Tax Return, each party hereto shall have (or cause its Affiliate to have) the appropriate officer sign such Tax Return promptly after presentation thereof for signature.

(c) Except as otherwise specifically provided for in this Agreement, Sara Lee shall have the exclusive right, in its reasonable discretion, with respect to any Tax Return for which it is (or has elected to become) responsible for the filing thereof pursuant to this Agreement, to determine (i) the manner in which such Tax Return shall be prepared and filed, including the accounting methods, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported; (ii) whether any extensions may be requested; (iii) the election(s) that will be made by Sara Lee, any Sara Lee Affiliate, CoffeeCo, or any CoffeeCo Affiliate on such Tax Return; (iv) whether any amended Tax Return(s) shall be filed; (v) whether any claim(s) for refund shall be made; (vi) whether any refund shall be paid by way of refund or credited against any liability for the related Tax; and (vii) whether to retain outside firms to prepare or review such Tax Returns; provided, that Sara Lee shall prepare all Tax Returns for which it has (or has assumed) filing responsibility, to the extent such Tax Returns reflect activities of the CoffeeCo Business, in a manner consistent with past Tax reporting practices with respect to the CoffeeCo Business, except as required by law or regulation.

(d) Within 90 calendar days after filing the U.S. federal Income Tax Return for the Sara Lee Consolidated Group for the tax year that includes the Distribution Date, at the written request of CoffeeCo, Sara Lee shall notify CoffeeCo of the Tax attributes associated with CoffeeCo and each of its Affiliates, and the Tax bases of the assets and liabilities, transferred to CoffeeCo in connection with the CoffeeCo Contribution and the Distribution. Sara Lee shall advise CoffeeCo with respect to any Final Determination of Tax adjustments relating to the Sara Lee Consolidated Group if such Final Determination of Tax adjustments may affect any Tax attribute of any member of the CoffeeCo Group after the Distribution Date within 90 calendar days after such change is made or there is a Final Determination of such change.

(e) Nothing in this Agreement shall be construed as a guarantee or representation of the existence or amount of any loss, credit, carryforward, basis or other Tax Item or Tax Asset, whether past, present or future, of Sara Lee, CoffeeCo, or their respective Affiliates.

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ARTICLE IV. TAX TREATMENT OF THE DISTRIBUTION

4.01     Representations.

(a)	CoffeeCo and DutchCo.

(i) Ruling Documents. CoffeeCo and DutchCo hereby represent and warrant that (i) they have examined the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of CoffeeCo, the CoffeeCo Group, or the CoffeeCo Business, including the Australia Coffee Business), and (ii) to the extent in reference to DutchCo, CoffeeCo, the CoffeeCo Group, or the CoffeeCo Business, including the Australia Coffee Business, the facts presented and the representations made therein are true, correct, and complete.

(ii) Tax–Free Status. CoffeeCo hereby represents and warrants that it has no plan or intention of taking any action, or failing or omitting to take any action, or knows of any circumstance, that could reasonably be expected to (i) cause the CoffeeCo Contribution, the Distribution and the Debt Exchange to fail to qualify as a reorganization within the meaning of Sections 355, 368 and 361 of the Code, (ii) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code that is taxable to U.S. stockholders under Section 367 of the Code, or (iii) cause any representation or factual statement made in this Agreement, the Separation Agreement and the other Transaction Agreements, the Ruling Request, the Ruling Documents, the Tax Ruling, the Tax Opinion, or any CoffeeCo Representation Letter, as applicable, to be untrue in a manner that would have an adverse effect on the qualification of the CoffeeCo Contribution, the Distribution and the Debt Exchange as a reorganization within the meaning of Sections 355, 368 and 361 of the Code, the qualification Merger as a reorganization within the meaning of Section 368 of the Code that is taxable to U.S. stockholders under Section 367 of the Code, or the tax treatment described in the Tax Opinion of certain aspects of the Internal Restructuring and the CoffeeCo Special Dividend.

(iii)	Plan or Series of Related Transactions.

(A) CoffeeCo hereby represents and warrants that, to the knowledge of CoffeeCo and the management of CoffeeCo, neither the Distribution nor any related transactions are part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a fifty-percent or greater interest (within the meaning of Sections 355(d) and (e) of the Code) in CoffeeCo or any successor to CoffeeCo, with the exception of the acquisition of the stock of CoffeeCo by DutchCo pursuant to the Merger.

(B) CoffeeCo and DutchCo have no plan or intention to participate in, facilitate, undertake or otherwise permit any acquisition of DutchCo or CoffeeCo after the Distribution and the Merger (other than the acquisition of CoffeeCo by DutchCo or the acquisition of DutchCo by CoffeeCo’s public shareholders pursuant to the Merger), pursuant to which a direct or indirect acquisition of stock of DutchCo or CoffeeCo would occur, which would result in a direct or indirect acquisition of stock representing a 50 percent or greater interest (within the meaning of Sections 355(e) and 355(d)(4) of the Code) in DutchCo or CoffeeCo (including any predecessor or successor of any such corporation).

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(iv) CoffeeCo and its Affiliates have no plan or intention to redeem, purchase or otherwise reacquire more than 20% of the capital stock of CoffeeCo or DutchCo in one or more transactions following the Distribution Date.

(v) CoffeeCo and its Affiliates have no plan or intention to (i) sell, exchange, distribute or otherwise dispose of, other than in the ordinary course of business, all or a substantial part of the assets of any of the trades or businesses relied upon in the Tax Ruling or Tax Opinion to satisfy Section 355(b) of the Code; (ii) discontinue or cause to be discontinued the active conduct of any of the trades or businesses relied upon in the Tax Ruling or Tax Opinion to satisfy Section 355(b) of the Code; or (iii) cause the occurrence of any restructuring pursuant to which CoffeeCo ceases to be treated as conducting the trade or businesses relied upon in the Tax Ruling or Tax Opinion to satisfy Section 355(b) of the Code.

(vi) DutchCo and its Affiliates have no plan or intention to (i) liquidate CoffeeCo; (ii) merge CoffeeCo with any other corporation; or (iii) sell or otherwise dispose of any assets of CoffeeCo and its subsidiaries except in the ordinary course of business and in connection with the Post-Exchange Restructuring.

(vii) CoffeeCo and its Affiliates have no plan or intention to, and CoffeeCo does not expect that it or any of its affiliates (including DutchCo) will, directly or indirectly, modify, reprice, repay, pre-pay, pay down, redeem, retire, defease or otherwise acquire, however effected, any of the Controlled Securities, as defined in the Ruling Request, including those held by CoffeeCo affiliates, prior to their stated maturity date.

(b)	Sara Lee.

(i) Ruling Documents. Sara Lee hereby represents and warrants that (i) it has examined the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of Sara Lee, the Sara Lee Group, or the Sara Lee Business), and (ii) to the extent in reference to Sara Lee, the Sara Lee Group, or the Sara Lee Business, the facts presented and the representations made therein are true, correct, and complete.

(ii) Tax–Free Status. Sara Lee hereby represents and warrants that it has no plan or intention of taking any action, or failing or omitting to take any action, or knows of any circumstance, that could reasonably be expected to (i) cause the CoffeeCo Contribution, the Distribution and the Debt Exchange to fail to qualify as a reorganization within the meaning of Sections 355, 368 and 361 of the Code, (ii) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code that is taxable to U.S. stockholders under Section 367 of the Code, or (iii) cause any representation or factual statement made in this Agreement, the Separation Agreement and the other Transaction Agreements, the Ruling Request, the Ruling Documents, the Tax Ruling, the Tax Opinion, or any CoffeeCo Representation Letter, as applicable, to be

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untrue in a manner that would have an adverse effect on the qualification of the CoffeeCo Contribution, the Distribution and the Debt Exchange as a reorganization within the meaning of Sections 355, 368 and 361 of the Code, the qualification of the Merger as a reorganization within the meaning of Section 368 of the Code that is taxable to U.S. stockholders under Section 367 of the Code, or the tax treatment described in the Tax Opinion of certain aspects of the Internal Restructuring and the CoffeeCo Special Dividend.

(iii)	Plan or Series of Related Transactions.

(A) Sara Lee hereby represents and warrants that, to the knowledge of Sara Lee and the management of Sara Lee, neither the Distribution nor any related transactions are part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a fifty-percent or greater interest (within the meaning of Sections 355(d) and (e) of the Code) in Sara Lee or any successor to Sara Lee.

(B) Sara Lee has no plan or intention to participate in, facilitate, undertake or otherwise permit any acquisition of Sara Lee after the Distribution and the Merger, pursuant to which a direct or indirect acquisition of stock of Sara Lee would occur, which would result in a direct or indirect acquisition of stock representing a 50 percent or greater interest (within the meaning of Sections 355(e) and 355(d)(4) of the Code) in Sara Lee (including any predecessor or successor of any such corporation).

(iv) Sara Lee and its Affiliates have no plan or intention to redeem, purchase or otherwise reacquire more than 20% of its capital stock in one or more transactions following the Distribution Date.

(v) Sara Lee and its Affiliates have no plan or intention to (i) sell, exchange, distribute or otherwise dispose of, other than in the ordinary course of business, all or a substantial part of the assets of any of the trades or businesses relied upon in the Tax Ruling to satisfy Section 355(b) of the Code; or (ii) discontinue or cause to be discontinued the active conduct of any of the trades or businesses relied upon in the Tax Ruling to satisfy Section 355(b) of the Code.

4.02     Covenants.

(a) The parties shall not, and shall cause their Affiliates not to take any action that, or fail to take any action the failure of which, would be inconsistent with or have an adverse effect on the qualification of the CoffeeCo Contribution, the Distribution and the Debt Exchange as a reorganization within the meaning of Sections 355, 368 and 361 of the Code, the qualification of the Merger as a reorganization within the meaning of Section 368 of the Code that is taxable to U.S. stockholders under Section 367 of the Code or the tax treatment described in the Tax Opinion of certain aspects of the Internal Restructuring and the CoffeeCo Special Dividend.

(b) Unless otherwise required by a Taxing authority or applicable law, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with past practice.

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(c) Unless otherwise required by a Taxing authority or applicable law, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with the characterization of the Separation as described in the Ruling Request, the Ruling Documents, the Tax Ruling, the Tax Opinion(s) and the Transaction Agreements.

(d) Actions Consistent with Representations and Covenants.

(i) CoffeeCo shall not (and shall not permit any of its Affiliates or grant or permit any of its Affiliates to grant implicit or explicit permission to any other person to) take any action, and CoffeeCo shall not (and shall not permit any of its Affiliates or grant or permit any of its Affiliates to grant implicit or explicit permission to any other person to) fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant, or representation in this Agreement, the Master Separation Agreement and the other Transaction Agreements, the Tax Ruling, the Ruling Request, the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of CoffeeCo, CoffeeCo Affiliates, or the CoffeeCo Business), the Tax Opinions, or any CoffeeCo Representation Letter.

(ii) Sara Lee shall not (and shall not permit any of its Affiliates or grant or permit any of its Affiliates to grant implicit or explicit permission to any other person to) take any action, and Sara Lee shall not (and shall not permit any of its Affiliates or grant or permit any of its Affiliates to grant implicit or explicit permission to any other person to) fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant, or representation in this Agreement, the Master Separation Agreement and the other Transaction Agreements, the Tax Ruling, the Ruling Request, the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of Sara Lee, Sara Lee Affiliates, or the Sara Lee Business), the Tax Opinions, or any Sara Lee Representation Letter.

(e) CoffeeCo shall cause Sara Lee/DE BV (Netherlands) to distribute the SL/DE BV Top-Up Dividend.

4.03     IRS Submissions.

(a) No IRS Submission shall be filed by Sara Lee, with the IRS unless, prior to such filing, CoffeeCo has agreed as to the contents of such IRS Submission; provided, however, that if the IRS requests same-day filing of an IRS Submission that does not include any material issue or statement, then Sara Lee is required only to make a good faith effort to notify DutchCo’s representatives and to give such representatives an opportunity to review and comment on such IRS Submission prior to filing it with the IRS.

(b) No IRS Submission shall be filed by DutchCo or CoffeeCo, with the IRS unless, prior to such filing, Sara Lee has agreed as to the contents of such IRS Submission; provided, however, that if the IRS requests same-day filing of an IRS Submission that does not include any material issue or statement, then DutchCo or CoffeeCo is required only to make a good faith effort to notify Sara Lee’s representatives and to give such representatives an opportunity to review and comment on such IRS Submission prior to filing it with the IRS.

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(c) Each party shall provide the other party with copies of each IRS Submission filed with the IRS promptly following the filing thereof. Neither party nor their representatives shall conduct any substantive communications with the IRS regarding any material issue arising with respect to an IRS Submission, including meetings or conferences with IRS personnel, whether telephonically, in person or otherwise, without first notifying the other party (or their representatives) and giving the latter party (or their representatives) a reasonable opportunity to participate, and a reasonable number of each party’s representatives shall have an opportunity to participate in all conferences or meetings with IRS personnel that take place in person, regardless of the nature of the issues expected to be discussed. Each party shall copy the other party (or their representatives) on all written correspondence of such party (or their representatives) to the IRS, and shall promptly provide the other party (or their representatives) with copies of any correspondence received by such party (or their representatives) from the IRS, in each case, relating to an IRS Submission.

4.04 Enforcement. The parties hereto acknowledge that irreparable harm would occur in the event that any of the provisions of this Article IV were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that, in order to preserve the qualification of (A) the CoffeeCo Contribution, the Distribution and the Debt Exchange as a reorganization within the meaning of Sections 355, 368 and 361 of the Code, and (B) the Merger as a reorganization within the meaning of Section 368 of the Code that is taxable to U.S. stockholders under Section 367 of the Code, injunctive relief is appropriate to prevent any violation of the foregoing covenants; provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

ARTICLE V. COOPERATION AND EXCHANGE OF INFORMATION

5.01     Cooperation.

(a) Notwithstanding anything to the contrary in the Master Separation Agreement and the Transaction Agreements, Sara Lee and CoffeeCo shall cooperate (and shall cause each of their respective Affiliates to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with the preparation and filing of any Tax Return or the conduct of any Tax controversy, including (without limitation) any audit, protest, or claim for refund to the Appeals Division of the IRS, competent authority proceeding and litigation in Tax Court or any other court of competent jurisdiction (a “Tax Controversy”), (including providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement or otherwise as reasonably requested by the other party. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(b) Notwithstanding anything to the contrary in this Agreement, if a party materially fails to comply with any of its obligations set forth in this Section 5.01, upon reasonable request and notice by the other party, the non-performing party shall (i) reimburse the other party for any internal or incremental costs incurred by such other party in having its employees or agents view or obtain such material, and (ii) to the extent such failure results in the imposition of additional Taxes be liable in full for such additional Taxes.

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5.02     Retention of Records.

(a) The Parties shall retain and provide to one another on demand books, records, documentation, information, or other materials (including computer data) relating to any Tax Return, or any supplemental information necessary or reasonably helpful to support any position taken therein until the later of (x) the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof), (y) in the event any claim has been made under this Agreement for which such information is relevant, the occurrence of a Final Determination with respect to such claim, and (z) seven (7) years after the Distribution Date.

(b) The Parties shall retain and provide to one another on demand books, records, documentation, information, or other materials (including computer data) necessary or reasonably helpful in sustaining any position (including, without limitation, any transfer pricing position) taken with any Taxing Authority including, without limitation, materials regarding accounting, income and expense, costs and cost production, background, research and development, comparables, marketing, suppliers and customers, and other information regarding the CoffeeCo Business related to the Tax treatment of such business until the other party provides written notice that such retention is no longer required

(c) At any time after the Distribution Date that a Party proposes to destroy materials or information required to be retained pursuant to Section 5.02(a) and (b), it shall first notify the other Party in writing and such other Party shall be entitled to receive such materials or information proposed to be destroyed that relate to any member of such other Party’s Group or any assets held by any member of such other Party’s Group.

5.03 Confidentiality. Any materials contemplated to be shared under Section 5.01, Section 5.04 and Section 3.01 shall be provided whether or not such material is or may be confidential or proprietary. If, however, the providing party determines in good faith that any materials are confidential or proprietary, the providing party may require the requesting party to enter into a confidentiality agreement with respect to such materials, not inconsistent with the purposes for which the party made the request for information. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentially for its own similar information.

5.04 Contest Provisions.

(a) Except as provided elsewhere in this Section 5.05(b)(ii) and 5.05(c) with respect to “reasonable participation”, the party responsible for Taxes under Article II (the “Responsible Party”) shall, with respect to a Tax return, have the exclusive right at its own cost, to control, contest and represent the interests of Sara Lee, CoffeeCo, DutchCo and their respective affiliates in any Tax Controversy related to such Tax Return. Subject to Section 5.04(b) and Section 5.04(c) hereof, such right to control shall include the right, in the

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Responsible Party’s reasonable discretion, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Controversy. Such right to control shall extend to any matter pertaining to the management and control of a Tax Controversy, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

(b) Notwithstanding anything to the contrary in Section 5.04(a), Sara Lee shall be the Responsible Party with respect to (i) any Tax Controversy that arises with respect to a U.S. federal Income Tax Return of the Sara Lee Group (including for this purpose, members of the CoffeeCo Group) for fiscal years 2009, 2010 and 2011 and (ii) any Tax Controversy that arises with respect to a U.S. federal Income Tax Return of the Sara Lee Group for fiscal year 2012, provided, however, that at the request of Sara Lee or at CoffeeCo’s option CoffeeCo shall reasonably participate as described in Section 5.05 in the contest of such Tax Controversy described in clause (ii) of this Section 5.04(b).

(c) Notwithstanding anything to the contrary in Section 5.04(a) and Section (b), CoffeeCo shall be the Responsible Party with respect to any Tax Controversy that arises with respect to a U.S. federal Income Tax Return of the CoffeeCo Group for fiscal year 2012 or 2013, provided, however, that at the request of CoffeeCo or at Sara Lee’s option, Sara Lee shall reasonably participate as described in Section 5.05 in the contest of such Tax Controversy.

(d) Sara Lee shall use reasonable efforts to keep CoffeeCo advised as to the status of Tax audits and litigation involving any issue that relates to a Tax of CoffeeCo or any CoffeeCo Affiliate or that could reasonably be expected to give rise to a liability of CoffeeCo or any CoffeeCo Affiliate under this Agreement, and CoffeeCo shall use reasonable efforts to keep Sara Lee advised as to the status of Tax audits and litigation involving any issue that relates to a Tax of Sara Lee or any Sara Lee Affiliate or could reasonably be expected to give rise to a liability of Sara Lee or any Sara Lee Affiliate under this Agreement (in each case, a “Liability Issue”). Sara Lee and CoffeeCo shall promptly furnish each other copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial, or other governmental authority concerning any Liability Issue pertaining to the other party. Without limiting the foregoing, Sara Lee and CoffeeCo, as the case may be, shall each promptly furnish to the other within 30 calendar days of receipt a copy of the relevant section of the revenue agent’s report or similar report, notice of proposed adjustment, or notice of deficiency received by Sara Lee or its Affiliate or by CoffeeCo or its Affiliate, as the case may be, relating to any known or potential Liability Issue or any similar adjustment.

(e) With respect to Tax Controversies relating to a U.S. federal Income Tax Return of the Sara Lee Group for fiscal years 2009-2013, all costs incurred in connection with a Party’s control of or participation in a Tax Controversy shall be borne by the incurring party.

5.05     Reasonable Participation.

(a) In the event that the non-controlling party elects or is required to participate in the defense of a Tax Controversy pursuant to Section 5.04(b)(ii) or (c), the Responsible Party shall (i) provide the non-controlling party with notice reasonably in advance of any proceeding relating to such Tax Controversy and (ii) consult in good faith with the non-controlling party on the resolution of the Tax Controversy and on any written submissions in connection with such Tax Controversy, including providing the non-controlling party with an opportunity to review and provide comments on any written submission.

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(b) The non-controlling party shall have the right, at its expense, to be present at, and participate in, any proceeding relating to such Tax Controversy to the extent allowed by Law.

(c) The Responsible Party shall not settle, either administratively or after the commencement of litigation, such Tax Controversy without the prior written consent of the non-controlling party which shall not be unreasonably withheld, conditioned or delayed. If the non-controlling party withholds, conditions or delays consent in a manner deemed “unreasonable” by the Responsible Party, Article VII shall govern the determination of unreasonable.

5.06     Information for Shareholders.

(a) Sara Lee shall provide each shareholder that receives stock of CoffeeCo and/or DutchCo pursuant to the Distribution and the Merger with the information necessary for such shareholder to comply with the requirements of Section 355 of the Code and the Treasury regulations thereunder with respect to statements that such shareholders must file with their federal income tax returns demonstrating the applicability of Section 355 of the Code to the Distribution.

(b) Sara Lee shall make available on its website the information required by Section 6045B with respect to the effect of the Distribution on the basis of Sara Lee and CoffeeCo stock in the hands of a U.S. taxpayer.

ARTICLE VI. INDEMNITY OBLIGATIONS AND PAYMENTS

6.01 Indemnity Obligations. In addition to the obligations set forth in Article II,

(a) The Sara Lee Group shall indemnify and hold harmless CoffeeCo and any member of the CoffeeCo Group from and against any liability, cost or expense, including, without limitation, any fine, penalty, interest, charge or accountant’s fee, arising out of fraudulent or negligent preparation of any Tax Return or claim for refund filed by Sara Lee or a Sara Lee Affiliate for any period during which CoffeeCo or any member of the CoffeeCo Group was or has been a member of the Sara Lee Consolidated Group, or arising out of the untimely provision of information required to provided under this Agreement.

(b) The CoffeeCo Group shall indemnify and hold harmless Sara Lee and any member of the Sara Lee Group from and against any liability, cost or expenses, including, without limitation, any fine, penalty, interest, charge or accountant’s fee, arising out of fraudulent or negligent information, workpapers, documents and other items prepared by CoffeeCo or any CoffeeCo Affiliate used in the preparation of any Tax Return or claim for refund filed by Sara Lee or any Sara Lee Affiliate for any period during which CoffeeCo or any CoffeeCo Affiliate was or has been a member of the Sara Lee Consolidated Group, or arising out of the untimely provision of information required to provided under this Agreement.

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6.02 Notice. A Party making a claim for indemnification under this Agreement (the “Indemnified Party”) shall provide the Party from whom such indemnification is sought (the “Indemnifying Party”) with written notice of such claim describing such claim in reasonable detail and accompanied by reasonable documentation supporting such claim (the “Claim”) no later than twenty (20) calendar days after the Indemnified Party (i) files a Tax Return reporting Taxes due which are subject to reimbursement or (ii) receives written notice from any Taxing Authority with respect to a Final Determination of Taxes that may be subject to indemnification under this Agreement; provided, however, that in the event that timely notice is not provided, the Indemnifying Party shall be relieved of its obligation to indemnify the Indemnified Party only to the extent that such delay results in actual increased costs or actual prejudice.

6.03 In the event that the Indemnifying Party is required to make a payment the Indemnified Party pursuant to this Agreement, then to the extent not otherwise provided for in this Agreement or the Master Separation Agreement, such payment shall be made according to this Section 6.03.

(a) All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for the payment in this Agreement, or if no period is prescribed, within 20 calendar days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Unless otherwise required by any Final Determination, the Parties agree that any payment made by one party to another party (other than payments of interest and payment of After Tax Amounts pursuant to Section 6.03(d)) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as payments with respect to stock (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution.

(c) All actions required to be taken by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d) If, pursuant to a Final Determination, it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest) is subject to any Tax, the party making such payment shall be liable for (i) the After Tax Amount with respect to such payment, and (ii) interest at the rate described in 6.03(e) on the amount of such tax from the date such Tax is due through the date of payment of such After Tax Amount. A party making a demand for payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

(e) Any payment that is required to be made pursuant to this Agreement (i) by CoffeeCo (or an CoffeeCo Affiliate) to Sara Lee (or a Sara Lee Affiliate) or (ii) by Sara Lee (or a Sara Lee Affiliate) to CoffeeCo (or an CoffeeCo Affiliate), that is not made on or prior to the date that such payment is required to be made pursuant to this Agreement shall thereafter bear interest at the rate established for underpayments pursuant to Section 6621(a)(2) of the Code.

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(f) Any payment that is required to be made pursuant to this Agreement (i) by CoffeeCo (or an CoffeeCo Affiliate) to Sara Lee (or a Sara Lee Affiliate) or (ii) by Sara Lee (or a Sara Lee Affiliate) to CoffeeCo (or an CoffeeCo Affiliate), shall be made by wire transfer of immediately available funds, provided that if the amount of any payment is less than $10,000, such payment may be made in a form other than a wire transfer.

ARTICLE VII. DISPUTE RESOLUTION

7.01 All disputes, controversies or claim arising under or in connection with this Agreement (including any dispute, controversy, or claim relating to the breach, termination, or validity thereof) (whether sounding in contract, tort or otherwise) between or among any of the Sara Lee Parties and the CoffeeCo Parties shall be governed by Article XII of the Master Separation Agreement. Each of the Sara Lee Parties and the CoffeeCo Parties agrees that the procedures set forth in Article XII of the Master Separation Agreement shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters.

ARTICLE VIII. MISCELLANEOUS

8.01 Section 1.2 (Interpretation) and Article XIII (Miscellaneous) of the Master Separation Agreement are incorporated by reference to the extent not inconsistent with any of the provisions set forth in this Agreement.

8.02 Effectiveness. This Agreement shall become effective on the Distribution Date.

8.03 Disclaimers.

(a) Sara Lee disclaims all knowledge of or responsibility for the content or accuracy of any separate returns or filings made by or on behalf of CoffeeCo or any CoffeeCo Affiliate for any taxable period during which such company was not a member of the Sara Lee Consolidated Group.

(b) CoffeeCo disclaims all knowledge of or responsibility for the content or accuracy of any Tax Returns or filings made by or on behalf of the Sara Lee Consolidated Group or any member thereof for any period except to the extent such Tax Returns or filings reflect items of the CoffeeCo Business.

8.04 Changes in Law. Any reference to a provision of the Code, Treasury Regulations, or a law of another jurisdiction shall include a reference to any applicable successor provision or law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date specified in the preamble to this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

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8.05 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by facsimile when confirmation of transmission is received during the business hours of the recipient or, if after such business hours, on the next business day, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (d) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

If to Sara Lee, at:

Sara Lee Corporation

3500 Lacey Road,

Downers Grove, Illinois 60515

Facsimile:

Attention: Senior Vice–President – Taxes

If to CoffeeCo, at:

DE US, Inc.

Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Facsimile:

Attention: Senior Vice–President – Taxes

8.06 Joint and Several Liability. CoffeeCo and each CoffeeCo Affiliate shall have joint and several liability for any obligation of CoffeeCo or an CoffeeCo Affiliate arising pursuant to this Agreement. Sara Lee and each Sara Lee Affiliate shall have joint and several liability for any obligation of Sara Lee or a Sara Lee Affiliate arising pursuant to this Agreement.

8.07 Expenses. Unless otherwise expressly provided in this Agreement or the Master Separation Agreement, each party shall bear any and all expenses that arise from their respective obligations under this Agreement.

8.08 Confidentiality.

(a) Each party shall hold and cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information written or oral concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 8.08(a). Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if its exercises the same care as it takes to preserve confidentiality for its own similar information.

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(b) Notwithstanding Section 8.08(a), the provisions regarding confidentiality set forth in Section 5.1 shall govern information required to be provided pursuant to Article III and Article V.

8.09 Limitation on Damages. Each party irrevocably waives, and no party shall be entitled to seek or receive, consequential, special, indirect or incidental damages (including without limitation damages for loss of profits) or punitive damages, regardless of how such damages were caused and regardless of the theory of liability; provided that the foregoing shall not limit each party’s indemnification obligations set forth in the Master Separation Agreement and the Transaction Agreements

8.10 Consent by Affiliates. Each of Sara Lee and CoffeeCo shall cause each of its respective Affiliates (including any entity that becomes an Affiliate after the date hereof) to consent to, and be bound by, the terms, conditions, covenants, and provisions of this Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Tax Sharing Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

SARA LEE CORPORATION

By:
Name:
Title:

DE US, INC.

By:
Name:
Title:

D.E MASTER BLENDERS 1753 B.V.

By:
Name:
Title:

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Exhibit F

FORM OF

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of                     , is by and among Sara Lee Corporation, a Maryland corporation (“Sara Lee”), on the one hand, and D.E MASTER BLENDERS 1753 B.V., a private company with limited liability with corporate seat in Joure (Skarsterlân), The Netherlands (“DutchCo”), and DE US, Inc., a Delaware corporation (“CoffeeCo” and together with DutchCo, the “CoffeeCo Parties”), on the other hand (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to that certain Master Separation Agreement, dated on or about the date hereof (the “Master Separation Agreement”), CoffeeCo will separate from Sara Lee, as more fully described therein;

WHEREAS, pursuant to that certain Merger Agreement, entered into on or about the date hereof, CoffeeCo will merge with a wholly-owned subsidiary of DutchCo, with CoffeeCo continuing as the surviving corporation and a wholly-owned subsidiary of DutchCo;

WHEREAS, in order to provide for an orderly transition under the Master Separation Agreement and as a condition to consummating the transactions contemplated by the Master Separation Agreement, Sara Lee and the CoffeeCo Parties have agreed to enter into this Agreement, pursuant to which Sara Lee will provide, or cause its Affiliates to provide, certain information technology and tax support services to the CoffeeCo Parties, on a transitional basis subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 1.1, except that capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Master Separation Agreement.

(a) “Additional IT Services” has the meaning set forth in Section 2.1(c)(ii).

(b) “Additional TSS Payment” means, for any given Fiscal Year, an amount equal to the excess of (x) the Aggregate Employee Allocated Costs, over (y) Annual Fixed Employee Costs.

(c) “Aggregate Employee Allocated Costs” means an amount equal to the sum of all Employee Allocated Costs for the Tax Support Services Employees.

(d) “Agreement” has the meaning set forth in the Preamble.

(e) “Allocation Percentage” means the percentage assigned to each Tax Support Services Employee for a given Fiscal Year, as set forth on Schedule 3.

(f) “Annual Fixed Employee Costs” means the aggregate charges assessed to the CoffeeCo Parties for all Tax Support Services Employees over a given Fiscal Year, as set forth in Schedule 2.

(g) “CoffeeCo” has the meaning set forth in the Preamble.

(h) “CoffeeCo Parties” has the meaning set forth in the Preamble.

(i) “Core Tax Support Services Employees” means the employees identified on Schedule 3 and such other persons as may be substituted for such employees in accordance with Section 2.2(c).

(j) “Designated Employee Costs” has the meaning set forth in Schedule 3.

(k) “DutchCo” has the meaning set forth in the Preamble.

(l) “Employee Allocated Costs” means an amount, equal to (x) the sum of the Designated Employee Costs for each Tax Support Services Employee, multiplied by (y) the Allocation Percentage associated with such Tax Support Services Employee.

(m) “Fiscal Year” means the fiscal year of Sara Lee.

(n) “Information System Additions” has the meaning set forth in Section 2.7(c).

(o) “Invoice” has the meaning set forth in Section 3.2.

(p) “IT Enhancements” has the meaning set forth in Section 2.1(b).

(q) “IT Service Termination Costs” means any costs that are incurred or that continue to be incurred by Sara Lee in connection with the CoffeeCo Parties’ termination of any IT Service.

(r) “IT Service Change” has the meaning set forth in Section 2.1(c)(i).

(s) “IT Services” means the information technology services provided hereunder as set forth on Schedule 1.

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(t) “IT Services Committee” has the meaning set forth in Section 2.1(c)(i).

(u) “Master Separation Agreement” has the meaning set forth in the Recitals.

(v) “Non-Core Tax Support Services Employees” means the employees identified on Schedule 3 and such other persons as may be substituted for such employees in accordance with Section 2.2(c).

(w) “Out-of-Pocket Costs” means, with respect to each Service and Additional IT Service, all documented out-of-pocket costs and expenses incurred by or on behalf of Sara Lee, its Affiliates and Third Party service providers in connection with providing such Service (including costs and expenses associated with travel and entertainment (in accordance with Sara Lee’s travel and expense reimbursement policy), delivery, telecommunications, internet services, Third Party service providers and contract termination fees).

(x) “Party” and “Parties” have the meaning set forth in the Preamble.

(y) “Sales Taxes” has the meaning set forth in Section 3.6(a).

(z) “Sara Lee” has the meaning set forth in the Preamble.

(aa) “Services” means the IT Services and Tax Support Services, collectively.

(bb) “Tax Support Service Termination Costs” means any costs related to severance, termination, separation and similar payments or benefits that may be payable or owed to any of the Core Tax Support Services Employees upon or in connection with the termination of their employment in connection with the expiration or termination of any Tax Support Service, including any administrative costs relating to such termination of employment or expiration or termination of such Tax Support Service.

(cc) “Tax Sharing Agreement” means that certain Tax Sharing Agreement, entered into between Sara Lee, CoffeeCo and DutchCo, on or about the date hereof.

(dd) “Tax Support Services” means the tax support services provided hereunder as set forth on Schedule 2.

(ee) “Tax Support Services Employees” means the Core Tax Support Services Employees and Non-Core Tax Support Services Employees.

(ff) “Term” has the meaning set forth in Section 6.1(a).

(gg) “Third Party” means any Person other than Sara Lee, the CoffeeCo Parties and their respective Affiliates.

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(hh) “Third Party Consents” means licenses, permits, consents and authorizations required for Sara Lee or any of its Affiliates or Third Party service providers to provide the Services to the CoffeeCo Parties in accordance with the terms hereof.

ARTICLE II

SERVICES

Section 2.1 IT Services.

(a) Services. Subject to the terms and conditions of this Agreement, including the CoffeeCo Parties’ compliance herewith, Sara Lee shall, or shall cause one of its Affiliates to, provide each IT Service to the CoffeeCo Parties in accordance with Schedule 1. Sara Lee may use its Affiliates or Third Party service providers to provide the IT Services to the CoffeeCo Parties hereunder; provided that Sara Lee shall cause such Affiliates and Third Party service providers to comply with the terms hereof.

(b) Standard. Subject to the terms and conditions of this Agreement, including the CoffeeCo Parties’ compliance herewith, Sara Lee shall provide the IT Services in a manner that is generally consistent with Sara Lee’s business practices as of the Effective Time, except to the extent otherwise specified on Schedule 1. Any modifications or upgrades, code changes, significant bug fixes, or enhancements made by Sara Lee to Sara Lee’s information technology environment as it concerns the IT Services (“IT Enhancements”) shall be generally consistent with current practices and shall be subject to Sara Lee’s change control process. Sara Lee shall use commercially reasonable efforts to maintain all existing inbound and outbound interfaces as they concern the IT Services in a manner generally consistent with that in effect as of the Effective Time.

(c) IT Services Committee.

(i) The Parties shall establish a committee (the “IT Services Committee”) which shall meet monthly at a mutually convenient time (whether in person or telephonically or by videoconference) to discuss the current state of Sara Lee’s provision of IT Services and any proposed change to the term and/or scope of any IT Service (“IT Service Change”). The IT Services Committee shall consist of two (2) representatives from each Party, each of whom is reasonably familiar with his or her respective Party’s information technology systems. The initial representatives of the IT Services Committee are set forth on Schedule 4. A Party may replace either of its IT Services Committee members at any time upon written notice to the other Party. Either Party may propose an IT Service Change by submitting a proposal in writing to the IT Services Committee, which proposal (and any change to the monthly payments and/or Out-of-Pocket Costs due by the CoffeeCo Parties under Section 3.1(a) and Section 3.1(b) that may result from the acceptance of such proposal) shall be discussed by the IT Services Committee at its next monthly meeting. Any IT Service Change may only be implemented upon the mutual written consent of both Parties (including, if applicable, an agreement in writing by both Parties of the increase or decrease in costs for such IT Service Change).

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(ii) The IT Services Committee may also review potential set-up services, migration support or other additional transition activities not included in the IT Services and for which the CoffeeCo Parties cannot reasonably provide or procure from a Third Party (“Additional IT Services”) and that could be reasonably performed by Sara Lee or its Affiliates for the CoffeeCo Parties; provided that Sara Lee will not be obligated to perform any such Additional IT Services unless the Parties agree in writing with respect thereto, which writing includes all material terms thereof (including the costs for such Additional IT Services, which will be in addition to the costs for the IT Services). Additional IT Services may include projects for set-up tasks, system improvements, data migration, the creation of a separate instance of all or any portion of Sara Lee’s information technology systems, the creation or installation of a new system or software, the facilitation of the termination of Services (including training and knowledge transfer to the CoffeeCo Parties), the facilitation of the CoffeeCo Parties’ use of Sara Lee’s systems and the facilitation of the transition of Services, infrastructure, processes and capabilities. The IT Services Committee must unanimously agree prior to recommending any Additional IT Services for the Parties to consider.

(d) Personnel. As between the Parties, Sara Lee shall have sole discretion and authority with respect to designating, employing, assigning, compensating and discharging personnel in connection with performance of the IT Services.

(e) Escalation to Third Party Service Providers. Sara Lee will maintain formal event reporting and escalation procedures consistent with its general practices regarding the escalation to Third Party service providers of any material issues relating to the IT Services that Sara Lee cannot reasonably resolve without such Third Party assistance.

Section 2.2 Tax Support Services.

(a) Services. Subject to the terms and conditions of this Agreement, including the CoffeeCo Parties’ compliance herewith, Sara Lee shall, or shall cause one of its Affiliates to, provide each Tax Support Service to the CoffeeCo Parties in accordance with Schedule 2. Sara Lee may use its Affiliates or Third Party service providers to provide the Tax Support Services to the CoffeeCo Parties hereunder; provided that Sara Lee shall cause such Affiliates and Third Party service providers to comply with the terms hereof.

(b) Standard. Subject to the terms and conditions of this Agreement, including the CoffeeCo Parties’ compliance herewith, Sara Lee shall provide the Tax Support Services in a manner that is generally consistent with Sara Lee’s business practices as of the Effective Time, except to the extent otherwise specified on Schedule 2. Notwithstanding anything to the contrary herein, Sara Lee shall have no liability to the CoffeeCo Parties in respect of any positions taken by CoffeeCo on a Tax return, including a U.S. Tax return prepared as part of the Tax Support Services, or otherwise in respect of Taxes, except as set forth in the Tax Sharing Agreement.

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(c) Personnel. Sara Lee shall (i) provide the CoffeeCo Parties with as much advance notice as is reasonably practicable of any Tax Support Services Employee whose employment is terminated prior to the expiration or termination of the applicable Term and (ii) use commercially reasonable efforts to replace with internal personnel, if available, such Tax Support Services Employee whose employment is so terminated. If Sara Lee is unable to replace such individual with internal personnel, Sara Lee and the CoffeeCo Parties shall use commercially reasonable efforts to develop a mutually satisfactory plan to provide the applicable Tax Support Services for the remainder of the applicable Term, and Sara Lee and the CoffeeCo Parties shall agree on the revised monthly cost for such Tax Support Service. As between the Parties, Sara Lee shall have sole discretion and authority with respect to employing, compensating and discharging Tax Support Service Employees in connection with performance of the Tax Support Services.

Section 2.3 Change in Services. Sara Lee may, from time to time, reasonably supplement, modify, substitute or otherwise alter the Services; provided that any such supplements, modifications, substitutions or other alterations do not materially adversely affect the quality or scope of such Services.

Section 2.4 Third Party Consents. The Parties shall use commercially reasonable efforts to obtain and maintain the Third Party Consents; provided that Sara Lee shall not be obligated to offer to pay, or pay, any money or offer to incur, or incur, any obligations to obtain the Third Party Consents. If the Third Party Consents required for a Service, or any portion thereof, are not obtained or maintained, Sara Lee shall not be obligated to provide such Service or portion thereof (as applicable); provided that the Parties shall reasonably cooperate to identify and implement (at the CoffeeCo Parties’ cost and expense) alternative means of providing the CoffeeCo Parties with the benefits attributable to such Service or portion thereof (as applicable) to the extent that Sara Lee may provide such benefits without (a) violating any agreement or other arrangement with any Third Party or (b) incurring material costs, expenses or obligations. Without limiting the foregoing, the CoffeeCo Parties shall be responsible for paying, and shall promptly reimburse Sara Lee for, the costs associated with any Third Party Consents or implementing alternative means to provide the Services in the absence of required Third Party Consents.

Section 2.5 Cooperation. The CoffeeCo Parties shall, and shall cause their applicable Affiliates to, promptly take such actions, and provide such cooperation and assistance, including by providing access to its and their books, records, and other materials (whether in tangible or electronic form), as reasonably requested by Sara Lee to enable or assist Sara Lee with its obligation to provide the Services to the CoffeeCo Parties. Each Party shall use commercially reasonable efforts to minimize the expense, distraction and disturbance to the other Party in connection with its provision or receipt (as applicable) of Services hereunder.

Section 2.6 Transition. Except as otherwise provided in this Agreement, the CoffeeCo Parties shall transition from the IT Services to their own internal organization or a Third Party service provider as promptly as reasonably practicable following the Effective Time, but in no event later than the expiration or termination of the applicable Term and, upon such transition, Sara Lee shall have no further obligations with respect to such IT Service.

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Section 2.7 Access to Premises and Information Systems.

(a) The CoffeeCo Parties shall provide Sara Lee, its Affiliates and Third Party service providers (as applicable) with access to the CoffeeCo Parties’ and their Affiliates’ facilities and information systems to the extent reasonably necessary for Sara Lee, its Affiliates and Third Party service providers (as applicable) to provide the Services hereunder.

(b) If Sara Lee determines that a Service requires the CoffeeCo Parties to access information systems owned, licensed, leased or used by Sara Lee or any of its Affiliates or Third Party service providers, the CoffeeCo Parties shall be provided with access thereto to the extent both reasonably practicable and reasonably necessary for the CoffeeCo Parties to receive the Services hereunder; provided that (i) the CoffeeCo Parties comply with Sara Lee’s, its Affiliates’ and Third Party service providers’ (as applicable) standard written policies and procedures that are provided to the CoffeeCo Parties reasonably in advance regarding security guidelines and procedures (including all amendments thereto) and (ii) the CoffeeCo Parties shall not, and shall ensure that their Affiliates do not, tamper with, compromise or circumvent any security or audit measure employed by Sara Lee, its Affiliates or Third Party service providers.

(c) If, in connection with the provision of any Services under this Agreement, Sara Lee implements any information technology connections, firewalls or the like specifically in connection with the provision of such Services (“Information System Additions”), the costs of implementing Information System Additions shall be borne by the CoffeeCo Parties; provided that the foregoing in this clause (c) shall not apply to Information System Additions that are implemented on or immediately following the Separation to the extent directed generally at separating information technology assets as part of the Separation.

Section 2.8 No Obligation to Make Capital Expenditures or Expend Resources. Notwithstanding anything to the contrary herein, Sara Lee and its Affiliates shall not be required to expand or modify any facilities, incur any capital expenditures, acquire any additional equipment or software or retain any specific personnel or Third Party service providers in connection with its obligation to provide Services hereunder.

Section 2.9 Service by the CoffeeCo Parties to Sara Lee. CoffeeCo shall, and shall cause its Affiliates to, provide to Sara Lee that IT Service as indicated on and in accordance with Schedule 1, and all of the provisions of this Agreement shall apply, mutatis mutandis, to such provision by the CoffeeCo Parties to Sara Lee, and receipt by Sara Lee from the CoffeeCo Parties, of such Service.

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ARTICLE III

COSTS AND PAYMENT

Section 3.1 Payments.

(a) Monthly Payments. The CoffeeCo Parties shall pay to Sara Lee each month, with respect to (i) IT Services, the amount set forth on Schedule 1 (and, with respect to an IT Service Change pursuant to Section 2.1(c)(i), any amount agreed with respect to such IT Service Change pursuant to Section 2.1(c)(i); with respect to an IT Enhancement pursuant to Section 2.1(b), any additional one-time cost generated in connection with such IT Enhancement; and with respect to an Information System Addition pursuant to Section 2.7(c), any cost incurred in connection with the implementation of such Information System Addition), (ii) Tax Support Services, the sum of monthly costs for each Tax Support Services Employee, as specified on Schedule 2 and (iii) any Additional IT Services, the amounts agreed pursuant to Section 2.1(c)(ii), in each case including any Sales Taxes associated with such Services or Additional IT Services pursuant to Section 3.6, for each month during the applicable Terms; provided that in the event that any Service or Additional IT Service is terminated pursuant to Sections 6.2 or 6.4 prior to a month end, the CoffeeCo Parties shall make payment on a prorated basis based on the number of days elapsed in such month for which such terminated Service or Additional IT Service was provided.

(b) Out-of-Pocket Costs. The CoffeeCo Parties shall pay to Sara Lee all Out-of-Pocket Costs in connection with the Services and any Additional IT Services.

(c) Additional TSS Payment. The CoffeeCo Parties shall pay to Sara Lee the Additional TSS Payment, and any associated Sales Tax pursuant to Section 3.6, for each Fiscal Year during which Tax Support Services are provided hereunder; provided that if the Term of any Tax Support Service expires or is terminated pursuant to Sections 6.2 or 6.4 prior to the end of a Fiscal Year, then the Additional TSS Payment associated with such Tax Support Service shall be calculated on a prorated basis based on the number of days elapsed in such Fiscal Year for which such terminated Tax Support Services were provided.

Section 3.2 Invoicing. Sara Lee shall submit an invoice (“Invoice”) to the CoffeeCo Parties for the amounts owed pursuant to Sections 3.1(a) and 3.1(b) on a monthly basis, which shall set forth in reasonable detail the calculation thereof. Sara Lee shall provide an Invoice to the CoffeeCo Parties for the amounts owed pursuant to Section 3.1(c) for any Additional TSS Payment within 90 days after the end of each Fiscal Year, which shall set forth in reasonable detail the calculation thereof. The CoffeeCo Parties shall pay Sara Lee the amount specified in each Invoice no later than 60 days from the date of each such Invoice.

Section 3.3 Currency and Mode of Payment. The CoffeeCo Parties shall make all payments to Sara Lee required under this Agreement by electronic transfer of immediately available United States currency to a bank account designated from time to time in writing by Sara Lee.

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Section 3.4 Late Payments. Without limitation to Sara Lee’s other rights and remedies, any amount not paid by the CoffeeCo Parties when due pursuant to this Agreement shall accrue interest at a rate equal to the Prime Rate on the date of the Invoice plus 1.5%.

Section 3.5 No Set-Off. The CoffeeCo Parties’ obligation to make payments hereunder shall not be subject to any right of offset, set-off, deduction or counterclaim, however arising, including pursuant to the Master Separation Agreement or any other Transaction Agreement.

Section 3.6 Taxes.

(a) All consideration under this Agreement is exclusive of any sales, transfer, value-added, goods or services tax or similar gross receipts based tax (including any such taxes that are required to be withheld, but excluding all other taxes including taxes based upon or calculated by reference to income, receipts or capital) imposed against or on Services provided by Sara Lee hereunder (“Sales Taxes”), and such Sales Taxes will be added to the consideration in the manner set forth below, where applicable.

(b) All Sales Taxes shall be separately stated on the relevant invoice to the CoffeeCo Parties hereunder. All taxable Services (and goods, if any) for which the CoffeeCo Parties are compensating, or reimbursing, Sara Lee hereunder shall be set out separately from non-taxable Services (and goods, if any), if practicable. The CoffeeCo Parties shall be responsible for any such Sales Taxes and shall either (i) promptly remit such Sales Taxes to Sara Lee (and Sara Lee shall remit such amounts to the applicable Governmental Authority as required) or (ii) provide Sara Lee with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes. Sara Lee agrees to pay any penalty, interest or other such fee that may be assessed against the CoffeeCo Parties arising from Sara Lee’s failure to remit Sales Taxes paid by the CoffeeCo Parties to Sara Lee in accordance with this Section 3.6(b).

(c) Notwithstanding the procedures set forth in Section 3.6(b), if Sara Lee is not legally obligated to collect or remit Sales Taxes or otherwise does not invoice and collect Sales Taxes on taxable Services (or goods, if any), it shall be the obligation of the CoffeeCo Parties to self assess such Sales Tax as required by law and remit such Sales Tax to the relevant Governmental Authority, as applicable. The CoffeeCo Parties shall be responsible for the payment of any additions to such Sales Taxes, including penalties and interest imposed due to a failure by the CoffeeCo Parties to remit or cause to be remitted such Sales Taxes in a timely manner to the appropriate Governmental Authority in accordance with this Section 3.6(c).

(d) Each Party shall, and shall use commercially reasonable efforts to cause its respective Affiliates to, cooperate and reach mutual agreement with the other Party in all matters relating to (i) identification of the jurisdiction(s) in which each Service provided under this Agreement is performed or received, (ii) any allocation required by applicable law between the site of performance and the site of receipt with respect to each such Service and (iii) timely notifying the other Party with respect to any changes to such jurisdiction(s) with respect to each such Service. Further, Sara Lee and the CoffeeCo Parties will use commercially reasonable efforts to cooperate with one another to reduce any applicable withholding Tax to the extent allowed under applicable law.

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ARTICLE IV

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 4.1 Indemnification. For the avoidance of doubt, the Parties’ indemnification obligations hereunder shall be governed by ARTICLE X of the Master Separation Agreement.

Section 4.2 Limitation of Liability.

(a) Notwithstanding anything to the contrary contained herein, in no event shall Sara Lee’s liability under or in connection with this Agreement or the Services or Additional IT Services (if any) exceed in the aggregate the amount of fees paid by the CoffeeCo Parties to Sara Lee under Section 3.1 hereof.

(b) TO THE MAXIMUM EXTENT ALLOWED UNDER APPLICABLE LAW, IN NO EVENT WILL SARA LEE BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING DAMAGES FOR LOST DATA, LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STATUTE OR OTHERWISE, AND WHETHER OR NOT SARA LEE WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Section 4.3 No Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE MASTER SEPARATION AGREEMENT, ANY OTHER TRANSACTION AGREEMENT OR THE TAX REPRESENTATIONS, NEITHER SARA LEE NOR THE COFFEECO PARTIES MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO SARA LEE OR THE COFFEECO PARTIES, AS APPLICABLE, OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF SARA LEE AND THE COFFEECO PARTIES SHALL TAKE ANY TRANSACTION CONTEMPLATED HEREBY ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

CONFIDENTIALITY

Section 5.1 Confidentiality. The confidentiality obligations of the Parties and their Affiliates and Representatives hereunder shall be governed, mutatis mutandis, by Section 11.8 of the Master Separation Agreement.

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ARTICLE VI

TERM AND TERMINATION

Section 6.1 Term.

(a) Unless this Agreement has been terminated pursuant to Section 6.2(c) or Section 6.4, this Agreement shall expire at the expiration or earlier termination of the Services as set forth on Schedule 1 and Schedule 2, as may be extended in accordance with this Section 6.1 (with respect to each Service, the “Term”).

(b) The CoffeeCo Parties may extend the Term of any IT Service for up to two additional three month periods by providing, for each additional period, written notice thereof to Sara Lee at least two months prior to the end of the Term of such IT Service.

(c) At least six months prior to the end of the Term of a Tax Support Service, the CoffeeCo Parties may request to extend the Term of such Tax Support Service; provided that Sara Lee will have no obligation to extend the Term of such Tax Support Service and any extension thereof must be in writing signed by Sara Lee.

Section 6.2 Termination.

(a) Any IT Service (i) may be terminated by the mutual written consent of the Parties, (ii) may be terminated by the CoffeeCo Parties providing two months prior written notice to Sara Lee, and (iii) shall be terminated if a transition has occurred pursuant to Section 2.6. The CoffeeCo Parties shall not be responsible for paying costs resulting from the termination of any IT Service as permitted herein, except to the extent Sara Lee has any payment obligations in connection with such termination or applicable IT Service under an agreement with a Third Party, and the Parties shall mutually cooperate to identify and minimize any such payment obligations.

(b) Any Tax Support Service may be terminated (i) by the mutual written consent of the Parties or (ii) by the CoffeeCo Parties providing six months prior written notice to Sara Lee.

(c) In the event that a Party has failed to perform any of its material obligations under this Agreement relating to a Service, and such failure shall have continued without cure for a period of 15 days after receipt by the breaching Party of a written notice of such failure from the other Party, the other Party may terminate such Service upon prior written notice to the breaching Party. For the avoidance of doubt, non-payment by the CoffeeCo Parties for a Service provided by Sara Lee in accordance with this Agreement shall be deemed a breach for purposes of this Section 6.2(c).

Section 6.3 Tax Support Service Termination Costs. The CoffeeCo Parties shall be responsible for paying, and shall promptly reimburse Sara Lee for, all Tax Support Service Termination Costs in connection with the expiration or termination of any Tax Support Service.

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Section 6.4 Insolvency. In the event that either Party (a) files a petition in bankruptcy, (b) becomes or is declared insolvent, or becomes the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver, (c) makes an assignment on behalf of all or substantially all of its creditors or (d) takes any corporate action for its winding up or dissolution, then the other Party shall have the right to terminate this Agreement by providing prior written notice.

Section 6.5 Effect of Expiration and Termination.

(a) Accrued Rights. Expiration and termination of this Agreement, in part or in its entirety, shall not extinguish any rights or obligations that have accrued to the benefit of either Party prior to such expiration and termination (as applicable), including any rights of Sara Lee to receive payment under Section 3.1 hereof.

(b) Surviving Obligations. The following provisions of this Agreement, together with all other provisions of this Agreement that expressly specify that they survive, shall survive expiration and termination of this Agreement, in part or in its entirety: ARTICLE I (and any other definition required for the interpretation of the surviving provisions), ARTICLE IV, ARTICLE V, this ARTICLE VI, and ARTICLE VII.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Conflict with Master Separation Agreement. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Master Separation Agreement, the terms and conditions of this Agreement shall control.

Section 7.2 Entire Agreement. This Agreement, the Master Separation Agreement and the other Transaction Agreements, including the Schedules and Exhibits referred to herein and therein, and the documents delivered pursuant hereto and thereto, contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between Sara Lee or any of the Sara Lee Parties, on the one hand, and any of the CoffeeCo Parties, on the other hand, with respect to such subject matter hereof or thereof.

Section 7.3 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Sara Lee and the CoffeeCo Parties.

Section 7.4 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

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Section 7.5 Partial Invalidity. Wherever possible, each provision hereof shall be construed in a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective but only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

Section 7.6 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when the counterparts have been signed by and delivered to each of the Parties.

Section 7.7 Successors and Assigns. Except with respect to Sara Lee’s right to use its Affiliates or Third Party service providers to provide the Services as set forth herein, the Parties may not assign any of its rights or obligations under this Agreement to another Person without the consent of the other Party. Subject to the foregoing, this Agreement and all the terms and provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 7.8 Third-Party Beneficiaries. Except for ARTICLE IV, this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

Section 7.9 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (c) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

If to the CoffeeCo Parties, to:

D.E MASTER BLENDERS 1753 B.V.

Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Attention: Onno van Klinken

If to Sara Lee, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: General Counsel

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or to such other address as such Party may indicate by a notice delivered to the other Parties in accordance herewith.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of law principles thereof.

Section 7.11 Force Majeure. Neither Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 7.12 Dispute Resolution. For the avoidance of doubt, the Parties’ dispute resolution obligations hereunder shall be governed by ARTICLE XII of the Master Separation Agreement.

Section 7.13 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.14 Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

Section 7.15 Relationship of the Parties. Nothing contained herein shall be deemed to create a partnership, joint venture, or similar relationship between the Parties. Neither Party is the agent, employee, joint venturer, partner, franchisee, or representative of the other Party. Each Party specifically acknowledges that it does not have the authority to, and shall not, incur any obligations or responsibilities on behalf of the other Party. Notwithstanding anything to the contrary in this Agreement, each Party (and its officers, directors, agents, employees, and members) shall not hold themselves out as employees, agents, representatives, or franchisees of the other Party or enter into any agreements on such Party’s behalf.

Section 7.16 Language. The English version of this Agreement shall be the official version. To the extent there is any inconsistency between the English version of this Agreement and any version in another language, the English version shall be controlling.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be executed by their respective duly authorized representatives as of the date first above written.

SARA LEE CORPORATION

By:
Name:
Title:

D.E MASTER BLENDERS 1753 B.V.

By:
Name:
Title:

DE US, INC.

By:
Name:
Title:

[Transition Services Agreement]

Exhibit G

FORM OF

INTELLECTUAL PROPERTY SEPARATION AGREEMENT

This Intellectual Property Separation Agreement (this “Agreement”), dated as of             , is by and among Sara Lee Corporation, a Maryland corporation (“Sara Lee”), on the one hand, and D.E MASTER BLENDERS 1753 B.V., a private company with limited liability with corporate seat in Joure (Skarsterlân), The Netherlands (“DutchCo”), and DE US, Inc., a Delaware corporation (“CoffeeCo” and together with DutchCo, the “CoffeeCo Parties”), on the other hand (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the board of directors of Sara Lee has determined that it is appropriate and desirable to separate the CoffeeCo Business of Sara Lee from its other businesses;

WHEREAS, in order to effectuate the foregoing, Sara Lee and the CoffeeCo Parties have entered into a Master Separation Agreement dated on or around the date hereof (as amended, modified and/or restated from time to time, the “Separation Agreement”), which provides, among other things, subject to the terms and conditions set forth therein, for the Separation and the Contribution, and for the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

WHEREAS, under the Separation Agreement, Sara Lee shall transfer and assign certain Sara Lee coffee trademarks, copyrights, patents and design rights to the CoffeeCo Party designated by CoffeeCo, including such trademarks, copyrights, patents and design rights listed in a schedule to the Separation Agreement; and

WHEREAS, the Parties desire to set forth in this Agreement certain rights and obligations related to intellectual property matters necessary in order to ensure an orderly transition under the Separation Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereby agree as follows:

ARTICLE I

LIMITED LICENSE

Section 1.1 Trademark License Grant. Subject to the terms and conditions of this Agreement, Sara Lee hereby grants to the CoffeeCo Parties a fully-paid-up, royalty-free, non-exclusive and non-transferable license, without the right to sublicense (except as expressly permitted in this Section 1.1), to use the Sara Lee Marks, as set forth on Schedule 1 attached hereto, in the Territory solely in connection with the Licensed Materials. The CoffeeCo Parties may sublicense the Sara Lee Marks to their Affiliates, and the CoffeeCo Parties and their Affiliates may sublicense the Sara Lee Marks to agents and contractors of the CoffeeCo Parties and their Affiliates to the extent such agents and contractors provide services to the CoffeeCo Parties or their Affiliates, in each case solely in connection with the Licensed Materials. The CoffeeCo Parties shall cause any of their Affiliates and any such third parties so sublicensed hereunder to comply with the terms and conditions of the Trademark License Agreement.

Section 1.2 Obligation to Discontinue Use. The CoffeeCo Parties shall use their reasonable best efforts to discontinue use of the Sara Lee Marks by January 1, 2014. Upon expiration or termination of the Trademark License Agreement, all rights of the CoffeeCo Parties to use the Sara Lee Marks shall terminate immediately and shall revert to Sara Lee, and the CoffeeCo Parties shall discontinue all use of the Licensed Materials and the Sara Lee Marks in connection with the Licensed Materials; provided that, notwithstanding the foregoing, nothing contained in this Agreement shall prevent the CoffeeCo Parties or their Affiliates from using the name of Sara Lee or its Affiliates as and to the extent reasonably necessary or appropriate in public filings with Governmental Authorities, Materials intended for distribution to either Party’s or its Affiliates’ stockholders, or other communications that accurately describe the relationship between the Parties and their respective Affiliates. In connection with the foregoing, upon Sara Lee’s written request, a corporate officer of the CoffeeCo Parties shall certify that, based upon a reasonable investigation, the CoffeeCo Parties have either: (i) destroyed the Licensed Materials as of the effective date of such termination or expiration; or (ii) removed the Sara Lee Marks from the Licensed Materials. The obligation to discontinue use described in this Section 1.2 shall not apply to Licensed Materials that, as of the date of expiration or termination of the Trademark License Agreement, the CoffeeCo Parties or any of their Affiliates have released into the stream of commerce and that are no longer under the CoffeeCo Parties’ or their Affiliates’ control.

Section 1.3 Obligation to Cease Ordering Materials. The CoffeeCo Parties shall cease creating and ordering any Licensed Materials bearing the Sara Lee Marks prior to, and shall cease all use of the Licensed Materials by, January 1, 2014.

Section 1.4 Corporate Name. Subject to the terms and conditions of this Agreement, Sara Lee grants to the CoffeeCo Parties a fully-paid-up, royalty-free, non-exclusive and non-transferable license, without the right to sublicense (except as expressly permitted in this Section 1.4), to use, and to permit its Affiliates to use, the Sara Lee Marks solely as part of the CoffeeCo corporate names set forth on Schedule 2 attached hereto in the same manner such corporate names were used immediately prior to the Effective Time, provided, however, that the CoffeeCo Parties and their Affiliates shall diligently pursue discontinuation of the use of such corporate names by completing the name change process by January 1, 2014; provided further, however, that (i) with respect to any packaging for products that reference such corporate names, the CoffeeCo Parties and their Affiliates shall cease such use as soon as reasonably practicable and in any event shall cease such use no later than July 31, 2015, and (ii) with respect to any CoffeeCo Party undergoing liquidation prior to January 1, 2014, the CoffeeCo Parties and their Affiliates shall diligently pursue implementation and execution of the liquidation process by January 1, 2014 but if such liquidation process has not been completed by such time notwithstanding such efforts then they shall continue to diligently pursue such completion of such liquidation as soon as is possible.

ARTICLE II

OWNERSHIP AND PROTECTION OF THE SARA LEE MARKS.

Section 2.1 Sara Lee’s Ownership. The Parties hereby acknowledge that, as between the Parties, Sara Lee is the sole and exclusive owner of all right, title and interest in and to the Sara Lee Marks. The CoffeeCo Parties shall not directly or indirectly challenge Sara Lee’s sole and exclusive ownership of all right, title and interest in and to the Sara Lee Marks. All goodwill arising from the CoffeeCo Parties' or their permitted sublicensees’ use of the Sara Lee Marks shall be considered to have inured solely to the benefit of Sara Lee. Neither the CoffeeCo Parties nor their Affiliates shall acquire any ownership rights in the Sara Lee Marks, variations thereon, or marks confusingly similar thereto, as a result of exercise of any rights under this Agreement.

Section 2.2 Prohibited Actions. The CoffeeCo Parties shall not after January 1, 2014, and shall cause their Affiliates to not after January 1, 2014, adopt, use, register or apply for registrations anywhere in the world for the Sara Lee Marks or any other Trademarks that: (i) are confusingly similar to the Sara Lee Marks; (ii) are variations of the Sara Lee Marks; or (iii) incorporate the Sara Lee Marks. In using the Sara Lee Marks pursuant to this Agreement, the CoffeeCo Parties shall in no way represent that they have any rights, title or interest in the Sara Lee Marks other than those expressly granted under this Agreement.

Section 2.3 Infringement. Sara Lee shall have the sole and exclusive right to enforce any rights in the Sara Lee Marks with respect to potential infringement, dilution or other violation. The CoffeeCo Parties shall provide Sara Lee, at Sara Lee’s written request and expense for reasonable out-of-pocket costs, all reasonable assistance that may be required in any action to enforce Sara Lee’s rights in the Sara Lee Marks.

Section 2.4 Protection of Rights in Sara Lee Marks. The CoffeeCo Parties shall assist Sara Lee, at Sara Lee’s written request and expense for reasonable out-of-pocket costs, to the extent reasonably necessary to protect any of Sara Lee’s rights in the Sara Lee Marks.

Section 2.5 Sublicense Agreements. If and to the extent that the CoffeeCo Parties are party to or bound by a Contract pursuant to which the CoffeeCo Parties grant to a Third Party a sublicense or any other right with respect to a Sara Lee Mark (a “Sublicense Agreement”), the CoffeeCo Parties shall enforce all of the obligations of such Third Party with respect to the Sara Lee Marks thereunder, and cooperate with Sara Lee in connection therewith. In addition, the CoffeeCo Parties shall not waive any right, or renew or extend the term of, or modify or amend, such Contract with respect to the Sara Lee Marks without the prior written consent of Sara Lee.

Section 2.6 Reservation of Rights. Any rights not expressly granted to the CoffeeCo Parties with respect to the Sara Lee Marks under this Agreement are expressly reserved by Sara Lee.

ARTICLE III

QUALITY CONTROL AND USE OF THE SARA LEE MARKS.

Section 3.1 Quality Control. The CoffeeCo Parties shall use the Sara Lee Marks only as expressly permitted in Sections 1.1 and 1.4 of this Agreement. The CoffeeCo Parties shall use the Sara Lee Marks only in connection with goods or services of a high quality in keeping with the reputation and goodwill of Sara Lee as of the Effective Time. The CoffeeCo Parties shall not, by any act or omission, tarnish, disparage or injure the reputation of the Sara Lee Marks or Sara Lee, and the goodwill associated therewith.

Section 3.2 Inspection. The CoffeeCo Parties shall reasonably cooperate with Sara Lee in facilitating Sara Lee’s ability to determine the nature and quality of the activities of the CoffeeCo Parties and their Affiliates in connection with the Sara Lee Marks. Upon reasonable advance notice (which shall not be less than three (3) Business Days) and during regular business hours, the CoffeeCo Parties shall permit Sara Lee to inspect the relevant facilities and records related to the CoffeeCo Parties' or their Affiliates’ use of the Sara Lee Marks.

Section 3.3 Required Notices. In using the Sara Lee Marks in connection with the Licensed Materials, the CoffeeCo Parties shall duly include all notices and legends with respect to the Sara Lee Marks as are or may be reasonably requested in writing by Sara Lee or required by applicable laws.

Section 3.4 Compliance. The CoffeeCo Parties shall comply with all applicable laws and regulations pertaining to its activities in connection with the Sara Lee Marks.

ARTICLE IV

TERM AND TERMINATION OF LICENSE GRANTS.

Section 4.1 Term. Unless earlier terminated in accordance with Section 4.2 of this Agreement, the Trademark License shall be in effect from the Effective Time until January 1, 2014, and the Corporate Name License shall be in effect until January 1, 2014 (except as and to the extent the Corporate Name License is permitted to be extended as set forth in Section 1.4).

Section 4.2 Termination. The Trademark License and the Corporate Name License shall each automatically terminate with respect to the CoffeeCo Parties and their rights to use the Sara Lee Marks upon the CoffeeCo Parties’ failure to cure any material breach of this Agreement within thirty (30) days after the receipt of written notice of such material breach from Sara Lee.

ARTICLE V

TRADEMARK DATABASE.

Section 5.1 Trademark Database Copies. It is the intention of the Parties that, on or before the Effective Time, the CoffeeCo Parties shall possess for their use a copy of the Trademark Database as it concerns Trademarks owned by the CoffeeCo Parties or Trademarks that were used in the Former Business for which use the CoffeeCo Parties have indemnification obligations under the Separation Agreement (“CoffeeCo Database Marks”). To the extent the CoffeeCo Parties do not have such a copy, the Parties shall reasonably cooperate to ensure that the CoffeeCo Parties are able to obtain the copy of the Trademark Database. The CoffeeCo Parties shall be responsible for ensuring that their copy of the Trademark Database and software relating thereto is properly licensed to the CoffeeCo Parties by CPi, and Sara Lee shall reasonably cooperate with the CoffeeCo Parties in connection therewith. Sara Lee shall be entitled to possess and use complete copies of the Trademark Database.

Section 5.2 CoffeeCo Data Inactivation. At such time as the Parties deem appropriate in writing, but in any event within ninety (90) days from the Effective Time, the CoffeeCo Parties shall use their reasonable best efforts to inactivate (or, at Sara Lee's reasonable request, delete) all data relating to the Sara Lee Trademarks (other than CoffeeCo Database Marks) that exists in the CoffeeCo Parties' copy of the Trademark Database and all such data relating to such Sara Lee Trademarks (other than CoffeeCo Database Marks) that is otherwise in the CoffeeCo Parties' or their Affiliates’ possession or control. Within thirty (30) days after such deletion, the CoffeeCo Parties shall use reasonable best efforts to require CPi to certify to Sara Lee that such deletion has occurred, and the CoffeeCo Parties shall take all necessary actions to enable CPi to certify such inactivation (or deletion).

Section 5.3 Confidentiality. The CoffeeCo Parties shall hold, and shall cause its Subsidiaries, Affiliates, and Representatives to hold, the Trademark Database and all contents thereof and information contained therein (other than the contents as and to the extent concerning Trademarks owned by the CoffeeCo Parties) in strict confidence in accordance with the confidentiality and privilege provisions of Sections 11.8 and 11.9 of the Separation Agreement mutatis mutandis. Without limitation to the foregoing, the CoffeeCo Parties shall not access or use any contents of or information contained in the Trademark Database except (i) with respect to Trademarks owned by the CoffeeCo Parties, or (ii) to the extent reasonably necessary to operate the CoffeeCo Business and fulfill its obligations under this Agreement, the Separation Agreement and the other Transaction Agreements.

ARTICLE VI

FURTHER ASSURANCES AND COOPERATION.

Section 6.1 CoffeeCo Assurances. The CoffeeCo Parties, upon the written request and at the expense of Sara Lee, shall provide such reasonable cooperation, shall perform such further reasonable acts, and shall execute and deliver such reasonable documents and affidavits that may be necessary to: (i) maintain the registration of the Sara Lee Marks that are registered or applied-for as of the Effective Time, (ii) document and record their rights in the Sara Lee Marks that they own as of the Effective Time; and (iii) prosecute, enforce or defend the Sara Lee Marks that they own as of the Effective Time. The CoffeeCo Parties shall reasonably cooperate with Sara Lee at Sara Lee’s expense, in connection with written requests made pursuant to and in accordance with this Agreement relating to Sara Lee’s Marks as of the Effective Time, portions of the Trademark Database relating to Sara Lee’s Trademarks as of the Effective Time, and Sara Lee’s obligations to any Person as of the Effective Time, which shall include: (x) locating and/or providing Trademark-related records pertaining to the Sara Lee Marks; (y) ensuring appropriate personnel are available to respond to Sara Lee’s requests; and (z) producing information that is reasonably requested on a timely basis with respect to Sara Lee’s Marks as of the Effective Time.

Section 6.2 Sara Lee Assurances. The above Section 6.1 shall apply to Sara Lee, mutatis mutandis, with respect to the assignment and transfer by Sara Lee to the CoffeeCo Party designated by CoffeeCo of the Trademark registrations and applications assigned by Sara Lee to such CoffeeCo Party pursuant to the Separation Agreement.

Section 6.3 Transfer of Registration or Application for Registration. In the event that at any time and from time to time after the Effective Time, any Party or its Affiliate shall have registered in its name, or applied for registration in its name, a Trademark that is owned by the other Party or its Affiliate, such Party or its Affiliate shall promptly transfer such registration or application for registration to the appropriate Party or its Affiliate. Each Party shall cooperate with the other Parties and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Survival. Section 1.2, Section 2.1, Section 2.2, Section 2.4, Article IV, Article V, Article VI, this Section 7.1, and Sections 7.2 through 7.19 shall survive any expiration or termination of this Agreement in part or in whole.

Section 7.2 Disclaimer of Warranties. THE SARA LEE MARKS ARE PROVIDED “AS IS.” SARA LEE DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER ORAL OR WRITTEN, WHETHER EXPRESS, IMPLIED, OR ARISING BY STATUTE, CUSTOM, COURSE OF DEALING OR TRADE USAGE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, IN CONNECTION WITH THIS AGREEMENT OR THE SARA LEE MARKS. SARA LEE SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT IN CONNECTION WITH THIS AGREEMENT OR THE SARA LEE MARKS.

Section 7.3 Limitation of Liability. TO THE MAXIMUM EXTENT ALLOWED UNDER APPLICABLE LAW, IN NO EVENT WILL SARA LEE BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING DAMAGES FOR LOST DATA, LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STATUTE OR OTHERWISE, AND WHETHER OR NOT SARA LEE WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Section 7.4 Independent Contractors. The Parties each acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, employer/employee, partnership or any other relationship.

Section 7.5 Compliance with Laws. Each Party, in its exercise of the rights licensed to such Party hereunder, shall comply with all applicable laws, rules, regulations and orders of the United States, all other jurisdictions and any agency or court thereof.

Section 7.6 Entire Agreement. This Agreement, the Separation Agreement, and the other Transaction Agreements, including the schedules and exhibits referred to herein and therein, and the documents delivered pursuant hereto and thereto, contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between any of the Sara Lee Parties, on the one hand, and any of the CoffeeCo Parties, on the other hand, with respect to such subject matter hereof or thereof.

Section 7.7 Conflict with Separation Agreement. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Separation Agreement, the terms and conditions of this Agreement shall control. For clarity, the indemnification provisions in Article X of the Separation Agreement shall govern any indemnification obligations hereunder.

Section 7.8 Amendments. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Sara Lee and the CoffeeCo Parties.

Section 7.9 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 7.10 Partial Invalidity. Wherever possible, each provision hereof shall be construed in a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

Section 7.11 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when the counterparts have been signed by and delivered to each of the Parties.

Section 7.12 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

Section 7.13 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (c) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

If to the CoffeeCo Parties, to:

D.E MASTER BLENDERS 1753 B.V.

Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Attention: Onno van Klinken

If to Sara Lee, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: General Counsel

or to such other address as such Party may indicate by a notice delivered to the other Parties in accordance herewith.

Section 7.14 Force Majeure. Neither Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 7.15 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of the Sara Lee Board without the prior approval of any Person. In the event of such termination, this Agreement shall forthwith become void, and no Party shall have any liability to any Person by reason of this Agreement.

Section 7.16 Successors and Assigns. The CoffeeCo Parties may not assign any of their rights or obligations under this Agreement to another Person without the consent of Sara Lee. Subject to the foregoing, (a) this Agreement and all the terms and provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and (b) each Party shall require any Person or Persons that, as a result of any merger, purchase of assets, reorganization or other transaction, acquires or succeeds to all or substantially all of its business or assets to assume its obligations under this Agreement pursuant to a written assumption agreement in form and substance reasonably satisfactory to each other Party.

Section 7.17 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. The words “hereby,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules, Attachments and Exhibits) and not merely to the specific section, paragraph or clause in which any such word appears. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the Parties hereto with respect hereto.

Section 7.18 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of law principles thereof.

Section 7.19 Amicable Resolution. The Parties desire that friendly collaboration will develop between them. Accordingly, they will try to resolve in an amicable manner all disputes and disagreements connected with their respective rights and obligations under this Agreement in accordance with Article XII of the Separation Agreement mutatis mutandis.

Section 7.20 Arbitration. Except for suits seeking injunctive relief or specific performance, in the event of any dispute, controversy or claim arising under or in connection with this Agreement (including any dispute, controversy or claim relating to the breach, termination or validity thereof), the Parties agree to submit any such dispute, controversy or claim to binding arbitration in accordance with Article XII of the Separation Agreement mutatis mutandis.

ARTICLE VIII

DEFINITIONS

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Separation Agreement. In addition, for purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person. For purposes of this Agreement, Sara Lee and its Subsidiaries, on the one hand, and the CoffeeCo Parties and their Subsidiaries, on the other, shall be deemed to not be under common Control and accordingly shall not be Affiliates of the other for purposes hereof as of the Effective Time.

“Business Day” shall mean each weekday (Monday, Tuesday, Wednesday, Thursday and Friday), excluding all federally mandated holidays in the United States.

“CPi” shall mean Computer Packages, Inc.

“CoffeeCo Materials” shall mean all materials (whether printed, electronic, or otherwise), including packaging, catalogs, brochures, circulars, advertising materials, point of sale materials, sampling materials, sales collateral materials, publicity and public relations, signage, websites, website content, social media content, stationery, business cards, business forms and similar organizational items, that are produced by or on behalf of the CoffeeCo Parties or any of their Affiliates and used to identify, operate, market, promote, publicize, or advertise the CoffeeCo Parties, any of their Affiliates, or any of their respective products or services, or the CoffeeCo Business.

“Corporate Name License” shall mean the rights and obligations hereunder in connection with the license to the CoffeeCo Parties to use the Sara Lee Marks in corporate names that is set forth in Section 1.4.

“Licensed Materials” shall mean any CoffeeCo Materials bearing, displaying or otherwise using the Sara Lee Marks that are in the possession or under the control of, the CoffeeCo Parties or any of their Affiliates as of the Effective Time.

“Materials” shall mean all materials (whether printed, electronic, or otherwise), including packaging, catalogs, brochures, circulars, advertising materials, point of sale materials, sampling materials, sales collateral materials, publicity and public relations, signage, websites, website content, social media content, stationery, business cards, business forms and similar organizational items.

“Sara Lee Marks” shall mean the Trademarks set forth on Schedule 1.

“Sara Lee Materials” shall mean all materials (whether printed, electronic, or otherwise), including packaging, catalogs, brochures, circulars, advertising materials, point of sale materials, sampling materials, sales collateral materials, publicity and public relations, signage, websites, website content, social media content, stationery, business cards, business forms and similar organizational items, that are produced by or on behalf of Sara Lee or any of its Affiliates and used to identify, operate, market, promote, publicize, or advertise Sara Lee, any of its Affiliates, or any of their respective products or services, or the Sara Lee Business.

“Sara Lee Trademarks” shall mean all Trademarks owned by Sara Lee including the Sara Lee Marks.

“Territory” shall mean all territory throughout the world.

“Trademark Database” shall mean CPi SQL Server 2000 R-4 Combined System for Patents, Trademarks and General Matters (system version EU.R4.2000.2003.008.036 (December 29, 2011), upgraded to CPi SQL Server 2005) and the data contained therein.

“Trademarks” shall mean trademarks, service marks, trade names, logos and slogans (and all applications for registration, translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, including the goodwill relating to each of the foregoing.

“Trademark License” shall mean the rights and obligations hereunder in connection with the license to the CoffeeCo Parties to use the Sara Lee Marks that is set forth in Section 1.1 of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

SARA LEE CORPORATION

By:
Name:
Title:

D.E MASTER BLENDERS 1753 B.V.

By:
Name:
Title:

DE US, INC.

By:
Name:
Title:

12

Exhibit H

FORM OF

AGREEMENT AND PLAN OF MERGER

DATED AS OF             , 2012

BY AND AMONG

SARA LEE CORPORATION,

DE US, INC.,

D.E MASTER BLENDERS 1753 B.V.

AND

DEMB MERGER COMPANY

FORM OF

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of             , 2012 (this “Agreement”), is by and among Sara Lee Corporation, a Maryland corporation (“Sara Lee”), DE US, Inc., a Delaware corporation (“CoffeeCo”), and, as of the date hereof, a wholly-owned subsidiary of Sara Lee, D.E MASTER BLENDERS 1753 B.V., a private company with limited liability with a corporate seat in Joure (Skarsterlân), The Netherlands (“DutchCo”), and, as of the date hereof, a wholly-owned subsidiary of CoffeeCo, and DEMB Merger Company, a Delaware corporation and wholly-owned subsidiary of DutchCo (“Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Master Separation Agreement, entered into by and between Sara Lee, CoffeeCo and DutchCo, on or around the date hereof (the “Master Separation Agreement”).

WHEREAS, CoffeeCo, through the CoffeeCo Business, is engaged in the business of producing and selling high-quality, innovative coffee and tea products and the Sara Lee Board has determined that it would be advisable and in the best interests of Sara Lee and its stockholders for Sara Lee to distribute, on a pro rata basis to the holders of Sara Lee Shares without any consideration being paid by the holders thereof, all of the outstanding CoffeeCo Shares;

WHEREAS, upon the terms and subject to the conditions set forth in the Master Separation Agreement, Sara Lee shall, among other things, on the Distribution Date, effect the Distribution and distribute all of the outstanding CoffeeCo Shares to the Exchange Agent to hold for the benefit of the holders of outstanding Sara Lee Shares;

WHEREAS, after the Distribution and payment of the CoffeeCo Special Dividend but prior to any CoffeeCo Shares being released by the Exchange Agent and physically distributed to holders of Sara Lee Shares, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), CoffeeCo will merge with Merger Sub, with CoffeeCo continuing as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”);

WHEREAS, the CoffeeCo Board has (i) determined that the Merger and this Agreement are advisable and in the best interests of CoffeeCo and Sara Lee, its sole stockholder, and has approved this Agreement and the transactions contemplated hereby, including the Merger, and (ii) recommended the adoption by Sara Lee, as the sole stockholder of CoffeeCo, of this Agreement;

WHEREAS, the board of directors of Merger Sub has (i) determined that the Merger and this Agreement are advisable and in the best interests of Merger Sub and DutchCo, its sole stockholder, and has approved this Agreement and the transactions contemplated hereby, including the Merger, and (ii) recommended the adoption by DutchCo, as the sole stockholder of Merger Sub, of this Agreement;

WHEREAS, the Sara Lee Board and DutchCo Board have each approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

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WHEREAS, Sara Lee, as the sole stockholder of CoffeeCo, and DutchCo, as the sole stockholder of Merger Sub, have each executed a written consent approving this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is the intention of the parties hereto that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, (the “Code”), and it is the expectation of the parties hereto that the Merger is taxable to U.S. holders of CoffeeCo Shares under Section 367 of the Code;

WHEREAS, this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-3(a); and

WHEREAS, the Merger is expected to accomplish certain substantial business purposes of CoffeeCo and its Affiliates (which business purposes are substantially unrelated to federal tax matters).

NOW, THEREFORE, in consideration of these premises, the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“ABN AMRO” has the meaning set forth in Section 2.6(d).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in the Recitals.

“CoffeeCo” has the meaning set forth in the first paragraph of this Agreement.

“DGCL” has the meaning set forth in the Recitals.

“Distribution Fund” has the meaning set forth in Section 2.4(b).

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“DutchCo” has the meaning set forth in the first paragraph of this Agreement.

“Excess Merger Shares” has the meaning set forth in Section 2.6(d).

“Excluded Share” has the meaning set forth in Section 2.5(a)(i).

“Fractional Interests Trust” has the meaning set forth in Section 2.6(d).

“Instruction Form” has the meaning set forth in Section 2.6(a).

“Master Separation Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.5(a)(i).

“Merger Effective Time” has the meaning set forth in Section 2.3.

“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

“Sara Lee” has the meaning set forth in the first paragraph of this Agreement.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Surviving Corporation Shares” has the meaning set forth in Section 2.4(a).

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Merger Effective Time, the Merger shall occur pursuant to which Merger Sub shall merge with and into CoffeeCo, with CoffeeCo as the Surviving Corporation and the separate corporate existence of Merger Sub shall thereupon cease. The Surviving Corporation shall continue to exist under the laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises, unaffected by the Merger except as set forth in this Article II. After the Merger, but subject to Section 2.4, the Surviving Corporation shall be a wholly owned subsidiary of DutchCo. The Merger shall have the effects specified in the DGCL.

2.2 Closing. Upon the terms and subject to the conditions set forth herein, including the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article V, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place on the day following the payment of the CoffeeCo Special Dividend (which payment is effected by the delivery of irrevocable instructions to the lenders of the Special Dividend Financing) (the “Closing Date”), unless this Agreement has been terminated pursuant to Section 6.1 or unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois or such other location as may be agreed upon by the parties.

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2.3 Effective Time.

(a) On the Closing Date, CoffeeCo shall effect the filing of a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of Delaware, in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL.

(b) The Merger shall become effective at (i) the date and time on which the Certificate of Merger is duly filed with the Secretary of State of Delaware as required to effect the Merger, or (ii) such subsequent date and time as specified in the Certificate of Merger (such time that the Merger shall become effective being the “Merger Effective Time”).

2.4 Merger Exchange. Upon the terms and subject to the conditions of this Agreement and the Exchange Agent Agreement and in accordance with provisions of Section 2:94b of the Dutch Civil Code, as soon as possible after the Merger Effective Time, on the Closing Date:

(a) The Exchange Agent, acting solely for the account of the former stockholders of CoffeeCo, shall contribute, for the account of such holders, all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Shares”) that were issued to the Exchange Agent solely for the account and benefit of the former stockholders of CoffeeCo pursuant to Section 2.5(b) to DutchCo as a contribution in kind (inbreng op aandelen anders dan in geld).

(b) In consideration of the contribution pursuant to Section 2.4(a), DutchCo shall issue to the Exchange Agent (through certificates or book-entry authorizations) solely for the account and benefit of the former stockholders of CoffeeCo, the maximum number of DutchCo Shares that has become issuable pursuant to Section 2.5(a)(i) for delivery to the Merger Consideration recipients entitled thereto (such DutchCo Shares being the “Distribution Fund”). At the Merger Effective Time, the obligations of DutchCo and the Exchange Agent under this Section 2.4 shall be unconditional.

2.5 Effect of the Merger on Shares.

(a) As a result of the Merger and without any further action on the part of the holder of any capital stock of CoffeeCo, DutchCo or Merger Sub, at the Merger Effective Time:

(i) each CoffeeCo Share issued and outstanding immediately prior to the Merger Effective Time (other than shares cancelled in accordance with Section 2.5(a)(ii) (each, an “Excluded Share”)) shall automatically be converted into the right to receive one fully paid and non-assessable DutchCo Share (such number of DutchCo Shares, the “Merger Consideration”).

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(ii) each CoffeeCo Share held by CoffeeCo as treasury stock, if any, immediately prior to the Merger Effective Time shall be cancelled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.

(iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding, be cancelled and retired.

(iv) Any DutchCo Shares that are held by CoffeeCo immediately prior to the Merger Effective Time shall be cancelled and extinguished and cease to exist.

(b) Immediately following the Merger Effective Time, the Surviving Corporation shall issue to the Exchange Agent, solely for the account and benefit of the former stockholders of CoffeeCo, a number of Surviving Corporation Shares equal to the total number of CoffeeCo Shares outstanding immediately prior to the Merger.

(c) From and after the Merger Effective Time, no CoffeeCo Shares shall remain outstanding and all CoffeeCo Shares shall be cancelled and retired and shall cease to exist. Each entry in the records of CoffeeCo or its transfer agent formerly representing CoffeeCo Shares shall thereafter represent only the right to receive the Merger Consideration and any distribution or dividend pursuant to Section 2.6(c). From and after the Merger Effective Time, there shall be no registration of transfers on the stock transfer books of the Surviving Corporation of CoffeeCo Shares that were issued prior to the Merger Effective Time.

(d) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of CoffeeCo Shares in connection with the Merger.

2.6 Merger Consideration Mechanics. At the Merger Effective Time, the CoffeeCo Shares shall be converted into the right to receive the Merger Consideration pursuant to, and in accordance with the terms of, this Agreement, immediately following which the Exchange Agent shall distribute on the same basis as the CoffeeCo Shares would have been distributed in the Distribution and to the persons entitled to receive CoffeeCo Shares in the Distribution, in respect of the outstanding Sara Lee Shares held by holders of record of Sara Lee Shares on the Record Date, the Merger Consideration into which the CoffeeCo Shares that otherwise would have been distributed in the Distribution have been converted pursuant to the Merger (and cash in lieu of fractional shares as provided by Section 2.6(d)). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to DutchCo Shares held by it from time to time hereunder, other than to the extent necessary to effectuate the Distribution. DutchCo agrees that, from and after the Merger Effective Time, those holders of record of Sara Lee Shares who have become holders of record of DutchCo Shares by virtue of the Distribution and the Merger shall be holders of record of DutchCo Shares for all purposes for so long as they hold such DutchCo Shares.

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(a) Instruction Forms. In accordance with the terms and conditions of the Exchange Agent Agreement, the parties shall cause appropriate instruction materials (the “Instruction Form”) to be provided by the Exchange Agent to holders of record of Sara Lee Shares as of the Record Date, advising such holders of the Distribution and the Merger and the procedure for providing instructions to the Exchange Agent to effect the crediting or the transfer of their DutchCo Shares to Euroclear Nederland-eligible securities accounts. Such holders that do not provide a valid Instruction Form to the Exchange Agent shall have their DutchCo shares entered into the DutchCo stockholder register maintained on behalf of DutchCo by the Exchange Agent. Any stockholder that does not properly complete and return the Instruction Form will not be eligible to sell such stockholder’s DutchCo Shares over or through Euroclear Nederland.

(b) Delivery of Merger Consideration. After the Merger Effective Time, the Exchange Agent shall be required to deliver to each former stockholder of CoffeeCo (subject to Section 2.6(f)), (i) the number of DutchCo Shares in respect of the aggregate Merger Consideration that each holder is entitled to receive pursuant to Section 2.5, provided that such delivery shall be made by book-entry to the DutchCo stockholder register maintained by the Exchange Agent, and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.6(d) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.6(c). The DutchCo Shares issued and paid in accordance with the terms of this Section 2.6(b) upon conversion of any CoffeeCo Shares (including any cash paid in lieu of fractional shares pursuant to Section 2.6(d)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such CoffeeCo Shares.

(c) Distribution with Respect to Undistributed Shares. All DutchCo Shares to be issued to the Exchange Agent pursuant to Section 2.4(b) shall be deemed issued and outstanding as of the Merger Effective Time and whenever a dividend or other distribution is declared by DutchCo in respect of DutchCo Shares, the record date for which is at or after the Merger Effective Time, that declaration shall include dividends or other distributions in respect of all DutchCo Shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the DutchCo Shares shall be paid with respect to any DutchCo Shares that have not been distributed by the Exchange Agent promptly after the Merger Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable Laws, following the distribution of any such previously undistributed DutchCo Shares, there shall be paid to the record holder of such DutchCo Shares, without interest, (A) at the time of such distribution, the amount of cash payable in lieu of fractional DutchCo Shares to which such holder is entitled pursuant to Section 2.6(d) and the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore payable with respect to such DutchCo Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such DutchCo Shares with a record date after the Merger Effective Time but with a payment date subsequent to the distribution of such DutchCo Shares.

(d) Fractional Shares. No fractional DutchCo Shares will be issued in the Merger. Notwithstanding any other provision of this Agreement, each holder of CoffeeCo Shares converted pursuant to Section 2.5(a) who would otherwise have been entitled to receive a fraction of a DutchCo Share shall receive from the Exchange Agent, in lieu thereof, cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by ABN AMRO Bank N.V. (“ABN AMRO”) on behalf of all such holders of DutchCo Shares which would otherwise be issued (the “Excess Merger Shares”). The sale of the Excess Merger Shares by ABN AMRO shall be executed on NYSE Euronext

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Amsterdam as promptly as practicable after the Merger Effective Time (consistent with obtaining the best execution of such sales in light of prevailing market conditions) and shall be executed in round lots to the extent practicable. ABN AMRO shall promptly transfer the proceeds of such sale or sales, net of brokerage fees, transfer taxes and other out-of-pocket transaction costs, to the Exchange Agent. Until the net proceeds of such sale or sales have been distributed to such holders of CoffeeCo Shares, the Exchange Agent shall hold such net proceeds in trust for such holders (the “Fractional Interests Trust”). The Exchange Agent shall determine the portion of the Fractional Interests Trust to which each holder of CoffeeCo Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Fractional Interests Trust by a fraction, the numerator of which is the amount of fractional interests to which such holder of CoffeeCo Shares is entitled and the denominator of which is the aggregate amount of fractional interests to which all holders of CoffeeCo Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of CoffeeCo Shares in lieu of fractional interests, the Exchange Agent shall use all reasonable efforts to make available such amounts to such holders of CoffeeCo Shares as promptly following the Merger Effective Time as is practicable.

(e) Withholding Rights. Each of Sara Lee, DutchCo, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Article II to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so deducted and withheld by or on behalf of Sara Lee, DutchCo, the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the relevant Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

(f) Termination of Distribution Fund and Fractional Interests Trust. Any portion of the Distribution Fund and Fractional Interests Trust that remains unclaimed by the former stockholders of CoffeeCo for one year after the Merger Effective Time shall be delivered to DutchCo and any former stockholders of CoffeeCo who have not received DutchCo Shares in accordance with this Article II shall thereafter look only to DutchCo for payment of their claim for DutchCo Shares and any dividends, distributions or cash in lieu of fractional shares with respect to such DutchCo Shares. Notwithstanding the foregoing, none of DutchCo, CoffeeCo, Sara Lee, Merger Sub and the Exchange Agent or any other Person shall be liable to any former holder of CoffeeCo Shares or Sara Lee Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

2.7 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Merger Effective Time, the certificate of incorporation of CoffeeCo as in effect immediately prior to the Merger Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with such certificate of incorporation and applicable law.

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(b) At the Merger Effective Time, the bylaws of CoffeeCo as in effect immediately prior to the Merger Effective Time shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws and applicable law.

2.8 Directors and Officers of the Surviving Corporation. The directors of CoffeeCo at the Merger Effective Time shall, from and after the Merger Effective Time, be the initial directors of the Surviving Corporation. The officers of CoffeeCo at the Merger Effective Time shall, from and after the Merger Effective Time, be the initial officers of the Surviving Corporation. Such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

2.9 Qualification as Reorganization. The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. It is the expectation of the parties that the Merger is taxable to U.S. stockholders under Section 367 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Sara Lee and CoffeeCo. Sara Lee and CoffeeCo represent and warrant to DutchCo and Merger Sub, as of the date hereof, as follows:

(a) Organization; Corporate Authority; Validity of Agreement. Each of Sara Lee and CoffeeCo is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization. Each of Sara Lee and CoffeeCo has all requisite corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Sara Lee and CoffeeCo of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action, subject to receipt of the written consent of Sara Lee, as the sole stockholder of CoffeeCo. This Agreement has been duly executed and delivered by each of Sara Lee and CoffeeCo and (assuming due and valid authorization, execution and delivery hereof by DutchCo and Merger Sub) is a valid and binding obligation of each of Sara Lee and CoffeeCo enforceable against each of them in accordance with its terms.

(b) No Other Representations. Except for the representations and warranties contained in this Section 3.1, the Master Separation Agreement, or any other Transaction Agreements, including the Tax Representations, Sara Lee and CoffeeCo make no representation or warranty, express or implied, as to any matter whatsoever.

3.2 Representations and Warranties of DutchCo and Merger Sub. DutchCo and Merger Sub represent and warrant to Sara Lee and CoffeeCo, as of the date hereof, as follows:

(a) Organization; Corporate Authority; Validity of Agreement. DutchCo is a public company with limited liability, duly organized and existing under the laws of the Netherlands. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of DutchCo and Merger Sub has all

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requisite corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of DutchCo and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each of DutchCo and Merger Sub and (assuming due and valid authorization, execution and delivery hereof by Sara Lee and CoffeeCo) is a valid and binding obligation of each of DutchCo and Merger Sub enforceable against each of them in accordance with its terms.

(b) DutchCo Shares. All outstanding DutchCo Shares are, and, at the time of issuance, all DutchCo Shares issued pursuant to this Agreement will be, duly authorized, validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any other similar right.

(c) No Other Representations. Except for the representations and warranties contained in this Section 3.2, the Master Separation Agreement or any other Transaction Agreements, including the Tax Representations, DutchCo and Merger Sub make no representation or warranty, express or implied, as to any matter whatsoever.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1 Required Actions. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible and after the Distribution and payment of the CoffeeCo Special Dividend, the Merger and the other transactions contemplated by this Agreement, including obtaining the written consent of the sole stockholders of CoffeeCo and Merger Sub, approving this Agreement and the transaction contemplated hereby.

ARTICLE V

CONDITIONS TO THE MERGER

5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction (or waiver) at or prior to the Merger Effective Time of the following conditions:

(a) The Distribution shall have been effected in accordance with the terms and conditions of the Master Separation Agreement.

(b) The CoffeeCo Special Dividend shall have been paid.

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5.2 Additional Conditions to the Obligations of Sara Lee and CoffeeCo. The obligation of Sara Lee and CoffeeCo to consummate the Merger shall be subject to the satisfaction (or waiver by Sara Lee) at or prior to the Merger Effective Time of the following conditions:

(a) Each of the representations and warranties of DutchCo and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

5.3 Additional Conditions to the Obligations of DutchCo and Merger Sub. The obligation of DutchCo and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by DutchCo) at or prior to the Merger Effective Time of the following condition:

(a) Each of the representations and warranties of Sara Lee and CoffeeCo set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

ARTICLE VI

GENERAL PROVISIONS

6.1 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the Merger abandoned at any time prior to the Merger Effective Time by and in the sole discretion of the Sara Lee Board without the prior approval of any Person. In the event of such termination, this Agreement shall forthwith become void, and no party shall have any liability to any Person by reason of this Agreement.

6.2 Entire Agreement. This Agreement, the Master Separation Agreement and the Transaction Agreements, including the schedules and exhibits referred to therein, and the documents delivered pursuant hereto and thereto, contain the entire understanding of the parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between any of the Sara Lee Parties, on the one hand, and any of the CoffeeCo Parties, on the other hand, with respect to such subject matter hereof or thereof.

6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of law principles thereof.

6.4 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Sara Lee, CoffeeCo, DutchCo and Merger Sub.

6.5 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party. The failure of

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any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

6.6 Partial Invalidity. Wherever possible, each provision hereof shall be construed in a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

6.7 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when the counterparts have been signed by and delivered to each of the parties.

6.8 Successors and Assigns. No party may assign any of its rights or obligations under this Agreement to another Person without the consent of each of the other parties to this Agreement. Subject to the foregoing, (a) this Agreement and all the terms and provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and (b) each party shall require any Person or Persons that, as a result of any merger, purchase of assets, reorganization or other transaction, acquires or succeeds to all or substantially all of its business or assets to assume its obligations under this Agreement pursuant to a written assumption agreement in form and substance reasonably satisfactory to each other party.

6.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

6.10 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (c) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

If to CoffeeCo (prior to the Merger Effective Time) or Sara Lee, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: General Counsel

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If to DutchCo, Merger Sub or CoffeeCo (after the Merger Effective Time), to:

D.E MASTER BLENDERS 1753 B.V.

Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Attention: Onno van Klinken

or to such other address as such party may indicate by a notice delivered to the other party in accordance herewith.

6.11 Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

6.12 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of Sara Lee, CoffeeCo, DutchCo or Merger Sub, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Sara Lee, CoffeeCo, DutchCo or Merger Sub, as applicable, under this Agreement or any other Transaction Agreement or in respect of any certificate delivered with respect hereto or thereto, and, to the fullest extent legally permissible, each of Sara Lee, CoffeeCo, DutchCo and Merger Sub, for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such individual otherwise might have pursuant to applicable law.

6.13 Plan of Reorganization. For U.S. federal income tax purposes, this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

6.14 Dispute Resolution. All disputes, controversies or claims arising under or in connection with this Agreement shall be governed by Article XII of the Master Separation Agreement. Each of the parties agrees that the procedures set forth in Article XII of the Master Separation Agreement shall be the sole and exclusive remedy in connection with any dispute, controversy or claim arising under or in connection with this Agreement.

6.15 Interpretation. The terms and conditions of Section 1.2 of the Master Separation Agreement are hereby incorporated by reference and made a part of this Agreement.

6.16 Survival. None of the representations, warranties, covenants or agreements of the parties hereto contained in this Agreement shall survive the Closing Date. Effective upon Closing, each of the parties hereto shall be deemed to have waived any breaches of representations and warranties contained in this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SARA LEE CORPORATION

By:
Name:
Title:

DE US, INC.

By:
Name:
Title:

D.E MASTER BLENDERS 1753 B.V.

By:
Name:
Title:

DEMB MERGER COMPANY

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

Exhibit J

FORM OF

CERTIFICATIONS

With reference to 5:25c Wft,

1.	the annual financial statements give a true and fair view of the assets, liabilities, financial position and profit or loss of the issuer and the companies jointly included in the consolidation; and

2.	the annual report gives a true and fair review of the situation on the balance sheet date, the developments during the financial year at the issuer and its related companies whose details have been included in its annual financial statements, and that the annual report describes the principal risks which the issuer faces.

With reference to 5:25d Wft,

1.	the half-yearly financial statements give a true and fair view of the assets, liabilities, financial position and profit or loss of the issuer and the companies jointly included in the consolidation; and

2.	the half-yearly report gives a true and fair overview of the situation on the balance sheet date, the developments during the half financial year of the issuer and its related companies whose details have been included in its half-yearly financial statements and of the principal risks and uncertainties for the remaining six months of the relevant financial year and, if applicable, of the major related party transactions

With reference to 5:25e Wft,

1.	the interim financial statements give a true and fair description of material events and transactions between the start of the period and the date of the interim report and their impact on the financial position of the issuer and its controlled undertakings and a general descriptions of the financial position and performance of the issuer and its controlled undertakings during the relevant period